   As filed with the Securities and Exchange Commission on September 20, 2000

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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                               ----------------

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement           [_]Confidential, For Use of the
[X]Definitive Proxy Statement               Commission Only (as permitted by
[_]Definitive Additional Materials          Rule 14a-6(e)(2))
[_]Soliciting Material Pursuant to
   Rule 14a-12

                             US Airways Group, Inc.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[_]No fee required.
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies: ________

  (2) Aggregate number of securities to which transaction applies: ___________

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _____________
    _________________________________________________________________________

  (4) Proposed maximum aggregate value of transaction: _______________________

  (5) Total fee paid: ________________________________________________________

[X]Fee paid previously with preliminary materials.
[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid: ________________________________________________

  (2) Form, Schedule or Registration Statement No.: __________________________

  (3) Filing Party: __________________________________________________________

  (4) Date Filed: ____________________________________________________________

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

                          [LOGO OF US AIRWAYS GROUP]

                            US Airways Group, Inc.

                   Notice of Special Meeting of Stockholders


                               October 12, 2000





                                PROXY STATEMENT




                                          Contains Important Information
                                          About The Merger With UAL Corporation.

                       [LOGO OF US AIRWAYS GROUP, INC.]

                            US AIRWAYS GROUP, INC.
                              2345 Crystal Drive
                           Arlington, Virginia 22227

                                                             September 20, 2000

Dear Stockholder:

  We invite you to attend a special meeting of stockholders of US Airways Group, Inc. ("US Airways") to be held at 9:30 a.m., local time, on October 12, 2000, at the Capital Hilton Hotel, 16th & K Streets, N.W., Washington, D.C.

  At the special meeting, we will ask you to adopt the merger agreement that we entered into on May 23, 2000 with UAL Corporation pursuant to which our company will be merged with a wholly-owned subsidiary of UAL Corporation. If we complete the merger, you will receive $60.00 in cash for each share of US Airways common stock you own and US Airways will become a 100% owned subsidiary of UAL Corporation. The $60.00 per share being paid in the merger represents a premium of approximately 130% over the $26.31 closing price of US Airways common stock on May 23, 2000, the last trading day before we announced the signing of the merger agreement.

  We cannot complete the merger unless the conditions to closing are satisfied, including the adoption of the merger agreement by holders of a majority of the outstanding shares of US Airways common stock and satisfying various regulatory requirements. We believe that efforts sufficient to satisfy the requisite regulatory requirements can be concluded on or before January 1, 2001 and, assuming the merger agreement is adopted by the holders of a majority of the outstanding shares of US Airways common stock, the transaction will be consummated promptly following satisfaction of such regulatory requirements. However, we cannot assure you that such requirements will be satisfied or, if satisfied, when they will be satisfied.

  The Board of Directors carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the Board of Directors has determined that the terms of the merger agreement and the merger are advisable and are fair to and in the best interests of US Airways and its stockholders. In making this determination, the Board of Directors considered, among other things, an oral opinion (which was subsequently confirmed in writing) dated May 23, 2000 of Salomon Smith Barney Inc., the company's financial advisors, to the effect that, as of that date and on the basis of and subject to the matters reviewed with the Board of Directors, the $60.00 per share to be received by you in the merger was fair to you from a financial point of view.

  The Board of Directors of US Airways, based on its determination that the merger agreement and the merger are advisable and are fair to and in the best interests of US Airways and its stockholders, has approved the merger agreement and the merger. Accordingly, the Board recommends that you vote "FOR" adoption of the merger agreement.

  The attached notice of special meeting and proxy statement explain the proposed merger and merger agreement and provide specific information concerning the special meeting. Please read these materials (including the appendices) carefully.

  Your vote is important. Whether or not you plan to attend the special meeting, you should complete, sign, date and promptly return the enclosed proxy card to ensure that your shares will be represented at the meeting. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and do so.

  If you have any questions regarding the proposed transaction, please call D.F. King & Co. Inc., our proxy solicitors, toll-free at 1-800-359-5559 or our investor relations department at (703) 872-7000.

                                          Very truly yours,

                                          /s/ Stephen M. Wolf

                                          Stephen M. Wolf
                                          Chairman

  This proxy statement is dated September 20, 2000 and was first mailed to US Airways stockholders on or about September 20, 2000.

                            US AIRWAYS GROUP, INC.
                              2345 Crystal Drive
                           Arlington, Virginia 22227

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON OCTOBER 12, 2000

                               ----------------

To the Stockholders of US Airways Group, Inc.:

  A special meeting of stockholders of US Airways Group, Inc. will be held at 9:30 a.m., local time, on October 12, 2000, at the Capital Hilton Hotel, 16th & K Streets, N.W., Washington, D.C., for the purpose of considering and voting upon a proposal to adopt an Agreement and Plan of Merger, dated as of May 23, 2000, among US Airways Group, Inc., UAL Corporation and Yellow Jacket Acquisition Corp., as described in the attached proxy statement. No other matters, except upon appropriate motion a stockholder vote to adjourn the special meeting, may be brought before the special meeting.

  The US Airways Board of Directors has fixed the close of business on August 21, 2000 as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the meeting. A list of stockholders entitled to vote at the special meeting will be available for examination at US Airways' principal executive offices, during ordinary business hours, from October 1, 2000 until the meeting.

  If you do not vote to adopt the merger agreement and you follow the procedural requirements of the Delaware General Corporation Law, you may receive the fair cash value of your shares as appraised by the Delaware Court of Chancery. See "Special Factors--Appraisal Rights of Stockholders" in the attached proxy statement.

  You should not send any certificates representing common stock with your proxy card.

  Whether or not you plan to attend the special meeting, you should complete, sign, date and promptly return the enclosed proxy card to ensure that your shares will be represented at the meeting. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                          By Order of the Board Directors

                                          Jennifer C. McGarey
                                          Secretary

Dated: September 20, 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY TERM SHEET........................................................   1
  The Parties.............................................................   1
  The Special Meeting of Stockholders.....................................   1
  The Merger..............................................................   3

INFORMATION CONCERNING THE SPECIAL MEETING................................   7
  Date, Time and Place of the Special Meeting.............................   7
  Purpose of the Special Meeting..........................................   7
  Record Date; Quorum; Outstanding Common Stock Entitled to Vote..........   7
  Voting Rights...........................................................   7
  Voting and Revocation of Proxies........................................   7
  Solicitation of Proxies.................................................   8
  Other Matters...........................................................   8

SPECIAL FACTORS...........................................................   9
  Background of the Merger................................................   9
  Purpose of the Merger; Certain Effects of the Merger....................  13
  Recommendations of the Board of Directors; Reasons for the Merger.......  13
  Opinion of Financial Advisor............................................  16
  Certain Estimates Provided to UAL Corporation...........................  21
  Interests of Certain Persons in the Merger..............................  23
  Merger Financing; Source of Funds.......................................  25
  Certain United States Federal Income Tax Consequences...................  25
  Accounting Treatment....................................................  26
  Appraisal Rights of Stockholders........................................  26

THE MERGER AGREEMENT......................................................  28
  The Merger..............................................................  28
  Representations and Warranties..........................................  29
  Certain Covenants.......................................................  30
  Other Agreements of US Airways, UAL Corporation and Yellow Jacket
   Acquisition Corp. .....................................................  32
  No Solicitation of Transactions.........................................  33
  Employee Benefit Matters................................................  34
  Conditions to the Merger................................................  34
  Termination of the Merger Agreement.....................................  35
  Termination Fees........................................................  36
  Expenses................................................................  36
  Amendment; Waiver.......................................................  37

SUMMARY OF DC AIR.........................................................  38
  Competitive Presence in Washington, D.C. ...............................  38
  DC Air Asset Configuration and Transition Plan..........................  38

REGULATORY MATTERS........................................................  40
  Antitrust Considerations................................................  40
  Department of Transportation............................................  40
  Federal Aviation Administration.........................................  41
  European Communities Filing.............................................  41
  Other Regulatory Matters................................................  41

CERTAIN LITIGATION........................................................  41

PARTIES TO THE MERGER.....................................................  42

                                                                            Page
                                                                            ----
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............  43

PRICE RANGE OF COMMON STOCK AND DIVIDENDS..................................  45

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS..................  45

OTHER INFORMATION..........................................................  46
  Proposals by Stockholders of US Airways..................................  46
  Where You Can Find More Information......................................  46

APPENDIX A: Agreement and Plan of Merger................................... A-1
APPENDIX B: Opinion of Salomon Smith Barney Inc. .......................... B-1
APPENDIX C: Appraisal Rights Under Delaware Law............................ C-1

                              SUMMARY TERM SHEET

  This summary term sheet does not contain all of the information that is important to you. You should carefully read the entire proxy statement to fully understand the merger agreement. The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

The Parties

US Airways Group, Inc.

 . We are incorporated under the laws of the State of Delaware. Our executive offices are located at 2345 Crystal Drive, Arlington, Virginia 22227. Our telephone number is (703) 872-7000.

 .  We are a holding company and our principal operating subsidiary is US
   Airways, Inc., a Delaware corporation, which is wholly owned. US Airways, Inc. accounted for approximately 88% of our operating revenues on a consolidated basis in 1999. US Airways, Inc. is a certified air carrier engaged primarily in the business of transporting passengers, property and mail.

 .  Our common stock is traded on the New York Stock Exchange under the symbol
   "U."

UAL Corporation

 .  UAL Corporation is incorporated under the laws of the State of Delaware.
   The world headquarters of UAL Corporation are located at 1200 East Algonquin Road, Elk Grove Township, Illinois 60007. UAL Corporation's mailing address is P.O. Box 66919, Chicago, Illinois 60666. The telephone number for UAL Corporation is (847) 700-4000.

 .  UAL Corporation is a holding company and its principal subsidiary is United
   Air Lines, Inc., a Delaware corporation, which is wholly owned. United Air Lines accounted for virtually all of UAL Corporation's revenues and expenses in 1999. United Air Lines is a major commercial air transportation company, engaged in the transportation of passengers, property and mail throughout the United States and abroad.

 . UAL Corporation's common stock is traded on the New York Stock Exchange under the symbol "UAL."

Yellow Jacket Acquisition Corp.

 .  Yellow Jacket Acquisition Corp. was formed as a Delaware Corporation on May
   17, 2000 by UAL Corporation for the purpose of entering into the merger agreement. Yellow Jacket Acquisition Corp. has not engaged in any business activity other than in connection with the merger and the related transactions.

The Special Meeting of Stockholders

Date, Time and Place and Matters to be Considered (page 7)

 . The special meeting will be held at 9:30 a.m., local time, on October 12, 2000, at the Capital Hilton Hotel, 16th & K Streets, N.W., Washington, D.C. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement, a copy of which is attached hereto as Appendix A.

Record Date for Voting (page 7)

 . The close of business on August 21, 2000 is the record date for determining holders of shares of our common stock entitled to vote at the special meeting. Each share of common stock will be entitled to one vote. On the record date, there were 67,062,027 shares entitled to vote at the special meeting.

The Procedures Relating to Your Vote at the Meeting; Appraisal Rights (pages 7-8, 26-27):

 . You should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting, even if you plan to attend the meeting in person. Unless contrary instructions are indicated on your proxy, all of your shares represented by valid proxies will be voted FOR the adoption of the merger agreement.

 .  For those participants who hold shares in the US Airways, Inc. Employee
   Stock Ownership Plan, the US Airways, Inc. Employee Savings Plan, the US Airways, Inc. 401(k) Savings Plan or the Supplemental Retirement Plan of Piedmont Aviation, Inc., you should fill in and sign your proxy card and mail it in time to be received no later than October 10, 2000 in order to be voted in a timely manner by the administrator of these plans. In accordance with these plans, you may not vote these shares in person at the special meeting.

 . If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

 . You are entitled to exercise appraisal rights in connection with the merger. If you elect to exercise appraisal rights, you must deliver to us, before the stockholder vote to adopt the merger agreement is taken, written notice of your intent to demand appraisal of your shares if the merger is completed, and you must not vote to adopt the merger agreement. Neither a failure to vote on the merger agreement, nor an abstention from voting on the merger agreement, will be construed as a vote to adopt the merger agreement. However, if you return your signed proxy left blank, your vote will be counted in favor of the merger agreement, and you will waive your appraisal right.

 . In order for the merger to be consummated the merger agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. If you do not send in your proxy or do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against the merger.

 . You can revoke your proxy and change your vote in any of the following ways:

  . deliver to our Secretary at our executive offices, 2345 Crystal Drive, Arlington, Virginia 22227, on or before the business day prior to the special meeting, a later-dated, signed proxy card or a written revocation.

  . deliver a later-dated, signed proxy card or a written revocation to us at the special meeting.

  . attend the special meeting and vote in person. Your attendance at the meeting will not, by itself, revoke your proxy.

  . if you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

  . if you hold your shares in the employee plans of our company or our subsidiaries, instructions cannot be revoked after October 10, 2000.

 . Please do not send us any of your stock certificates at this time. If the merger is completed, we will send you written instructions for exchanging your stock certificates for the merger consideration.

The Merger

What You will Receive in the Merger

 . You will receive $60.00 per share in cash in exchange for each share of our common stock that you own. The merger price represents a 130% premium over the $26.31 per share closing price of our common stock on May 23, 2000, the last trading day before we announced the signing of the merger agreement.

Background of the Merger (pages 9-15)

 . For a description of the events leading to the approval of the merger by the Board and the reasons for such approval, you should refer to "Special Factors--Background of the Merger" and "--Recommendations of the Board of Directors; Reasons for the Merger."

Purpose of the Merger; Certain Effects of the Merger (page 13)

 . The principal purpose of the merger is to enable UAL Corporation, the parent corporation of United Air Lines, Inc., to own all of the equity interests in our company and provide you the opportunity to receive a cash price for your shares at a significant premium over the market prices at which the common stock traded before announcement of the merger agreement.

 . The merger will terminate all equity interests in our company held by public stockholders, and UAL Corporation will be the sole beneficiary of any earnings and growth of our company following the merger.

 . Upon completion of the merger, our common stock will be delisted from the New York Stock Exchange and will no longer be publicly traded.

Recommendations of the Board; Reasons for the Merger (pages 13-15)

 . The Board has determined that the merger agreement and the merger are advisable and are fair to you and in your and our best interests and recommends that you vote "FOR" adoption of the merger agreement. In making this determination, the Board took into account, among other things, the oral opinion (which was subsequently confirmed in writing) dated May 23, 2000 of our financial advisor Salomon Smith Barney Inc. that, as of that date and on the basis of and subject to the matters reviewed with the Board, the $60.00 per share to be received by you in the merger was fair to you from a financial point of view.

Opinions of Salomon Smith Barney Inc. (pages 16-21)

 . Salomon Smith Barney Inc. delivered an oral opinion (which was subsequently confirmed in writing) dated May 23, 2000 to the Board that, as of that date and on the basis of and subject to the matters reviewed with the Board, the consideration to be received by you in the merger was fair to you from a financial point of view. We have attached a copy of the opinion as Appendix B to this proxy statement.

 . The opinion of Salomon Smith Barney Inc. is addressed to the Board, does not address any other aspect of the merger and does not constitute a recommendation as to how you should vote at the special meeting.

Interests of Certain Persons in the Merger (pages 23-25)

 . In considering the recommendation of the Board of Directors with respect to the merger, stockholders should be aware that the executive officers and directors of the Company have some interests in the merger that may be different from, or in addition to, the interests of stockholders generally. Specifically, (1) each of our executive officers is party to an employment or severance agreement with us which provides for certain benefits upon certain terminations of employment following the date of our stockholders' adoption of the merger agreement (the value of the severance potentially payable to all executive officers in the aggregate being approximately $33.9 million), (2) upon consummation of the merger, each executive officer will receive a cash payment with respect to each three-year performance cycle then outstanding under our Long Term Incentive Plan (the value of such payments to all executive officers in the aggregate being approximately $13.8 million), (3) the annual retirement benefit payable pursuant to supplemental pension agreements we have entered into with certain of our executive officers will increase if the merger is consummated (the increase in such benefits to all executive officers in the aggregate being approximately $1 million), (4) unvested stock options held by our executive officers will become vested and exercisable upon our stockholders' adoption of the merger agreement
   (the value of all such options in the aggregate (based upon a share price of $60.00 less the applicable exercise price per share) being approximately $15.3 million) and (5) certain shares of restricted stock held by executive officers will vest at various times at or prior to consummation of the merger (the aggregate value of all such shares held by all executive officers (based upon a share price of $60.00) being approximately $56.3 million). The Board of Directors was aware of these interests and considered them, among other matters, in making its recommendation. See "Interests of Certain Persons in the Merger."

Merger Financing; Source of Funds (page 25)

 . UAL Corporation has informed us that the aggregate merger consideration of approximately $4.28 billion to be paid to our stockholders (assuming that no stockholders perfect their appraisal rights under Delaware law) will be financed through existing and new debt facilities and cash on hand. UAL Corporation believes that it will be able to obtain any new debt facilities needed to finance the merger.

Conditions to the Merger (pages 34-35)

 . Each party's obligation to complete the merger is subject to a number of conditions, including the following:

  .  adoption by our stockholders of the merger agreement;

  .  the absence of any law, order or injunction prohibiting the merger; and

  . the expiration or termination of the waiting period under the Hart-Scott-Rodino Act and the receipt of any other necessary approvals or clearances under applicable competition, merger control, antitrust or similar law or regulation.

 . The obligations of UAL Corporation and Yellow Jacket Acquisition Corp. to complete the merger are subject to certain additional conditions, including the following:

  . the absence of any legal restraint that has the effect of (i) prohibiting or limiting in any material respect the ownership or operation of a material portion of our or UAL Corporation's business,
     (ii) prohibiting UAL Corporation from controlling in any material respect a substantial portion of our business or operations or (iii) imposing material limitations on UAL Corporation's ability to acquire, hold or exercise full rights of ownership of shares of our common stock; and

  . we or UAL Corporation having obtained (i) all material consents, approvals or authorizations of governmental entities legally required in connection with the merger agreement or the transactions contemplated by the merger agreement and (ii) all other governmental or third party consents, approvals or authorizations required in connection with the merger agreement, except, in the case of clause (ii), for those the failure of which to be obtained would not be expected to have a material adverse effect on us or prevent or materially impede or delay consummation of the merger.

 . The obligations of UAL Corporation and Yellow Jacket Acquisition Corp. to complete the merger are not subject to a financing condition or any additional corporate proceedings by UAL Corporation or Yellow Jacket Acquisition Corp., including the approval of their stockholders.

Regulatory Filings and Approvals (pages 40-41)

 . We must make filings with and receive approvals of various federal and foreign regulatory agencies before the merger can be completed. At the federal level, filings must be made with, and approvals must be obtained from, the Department of Transportation and the Federal Aviation Administration and the waiting period under the Hart-Scott-Rodino Act must have either expired or been terminated. The parties are also required to obtain approval of the transaction from the European Commission.

 . Both we and UAL Corporation have received inquiries from a number of state antitrust authorities and are cooperating with their investigations. While no formal state approvals are required, as is the case with other private litigants, the state authorities have the capacity to seek judicial injunctions under the federal antitrust laws.

 . We believe that efforts sufficient to satisfy the requisite regulatory requirements can be concluded on or before January 1, 2001 and, assuming the merger agreement is adopted by the holders of a majority of our outstanding shares of common stock, the transaction will be consummated promptly following satisfaction of such regulatory requirements. However, we cannot assure you that such requirements will be satisfied or, if satisfied, the date by which they will be satisfied.

Termination of the Merger Agreement (pages 35-36)

 . The merger agreement may be terminated, whether before or after receiving stockholder approval, without completing the merger, under certain circumstances, including the following:

  .  by mutual consent of the parties;

  . by us or UAL Corporation if the merger is not consummated by December 31, 2000; provided, however, that either party may extend this deadline to August 1, 2001 if, by December 31, 2000, all conditions to consummation of the merger are fulfilled, except the adoption of the merger agreement by our stockholders, the receipt of regulatory approvals or consents or the absence of a legal restraint;

  . by us or UAL Corporation if any law or court order prohibiting the merger becomes final and cannot be appealed, so long as a breach by the party seeking to terminate is not the principal reason for such event having occurred;

  . by us or UAL Corporation if our stockholders do not adopt the merger agreement;

  . by UAL Corporation if our Board withdraws or modifies, in a manner adverse to UAL Corporation, the Board's recommendation or declaration of the advisability of the merger agreement or the merger or recommends an alternative transaction;

  . by UAL Corporation if (A) any legal restraint shall have become final and nonappealable that has the effect of (i) prohibiting or limiting in any material respect the ownership or operation of a material portion of the business of US Airways or UAL Corporation, (ii) prohibiting UAL Corporation from controlling in any material respect a substantial portion of the business or operations of US Airways or (iii) imposing material limitations on UAL Corporation's ability to acquire, hold or exercise full rights of ownership of shares of our common stock and (B) a breach by UAL Corporation is not the primary reason that such event occurred; or

  . by us, at any time prior to obtaining stockholder approval, in response to an unsolicited bona fide binding written offer made by a third party to acquire more than 50% of our common stock or all or substantially all our assets for consideration that our Board determines in its good faith judgment to be superior for our stockholders, provided that we have complied in all material respects with the no solicitation covenant of the merger agreement and we have paid the applicable termination fee and expense reimbursement amount to UAL Corporation and we concurrently enter into an acquisition agreement with a third party.

Termination Fee Payable to UAL Corporation (page 36)

 . We are required to pay to UAL Corporation a termination fee of $150 million, plus up to a maximum of $10 million for reimbursement of UAL Corporation's expenses, if:

  .  the merger agreement is terminated under circumstances where:

    --the termination was due to (i) our stockholders failing to adopt the merger or (ii) the merger agreement failing to be completed by the applicable termination date;

    --prior to such termination, a third party made a proposal to acquire
     20% or more of our common stock or a business constituting 20% or more of our total revenue, operating income, earnings before interest, taxes, depreciation and amortization (EBITDA) or assets; and

    --within 12 months of such termination, we consummate or enter into an agreement with a third party providing for the acquisition of 40% or more of our common stock or a business constituting 40% or more of our total revenue, operating income, earnings before interest, taxes, depreciation and amortization (EBITDA) or assets;

  . the merger agreement is terminated by UAL Corporation because our Board withdraws or modifies, in a manner adverse to UAL Corporation, its recommendation or declaration of the advisability of the merger agreement or the merger or recommends any alternative transaction; or

  . the merger agreement is terminated by us in response to an unsolicited bona fide binding written offer made by a third party to acquire more than 50% of our common stock or all or substantially all our assets for consideration that our Board determines in its good faith judgment to be superior for our stockholders.

Termination Fee Payable to US Airways (page 36)

 . UAL Corporation is required to pay us a termination fee of $50 million in the event the merger agreement is terminated for any reason other than (i) our Board's withdrawal or modification, in a manner adverse to UAL Corporation, of its recommendation or declaration of the advisability of the merger agreement or the merger or recommendation of an alternative transaction, (ii) our material breach of our representations, warranties, or covenants, or (iii) our termination in response to an unsolicited binding written offer made by a third party for consideration that our Board determines in its good faith judgment to be superior to our stockholders. This fee will have to be repaid by us to UAL Corporation if subsequent to such termination, UAL Corporation becomes entitled to receive a termination fee as described above under "--Termination Fee Payable to UAL Corporation."

Certain United States Federal Income Tax Consequences (pages 25-26)

 . The receipt of cash for shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who receives cash in exchange for shares pursuant to the proposed merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares exchanged for cash pursuant to the merger. If the shares exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. You should consult your tax advisor as to the tax consequences to you of the merger in your particular circumstances.

Additional Information

 . If you have additional questions about the merger or would like additional copies of the proxy statement, you should call our proxy solicitors, D.F. King & Co. Inc., toll-free at (800) 359-5559 or our investor relations department at (703) 872-7000.

                  INFORMATION CONCERNING THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

  This proxy statement is furnished to you in connection with the solicitation of proxies by our Board of Directors for the meeting of stockholders to be held at 9:30 a.m., local time, on October 12, 2000, at the Capital Hilton Hotel, 16th & K Streets, N.W., Washington, D.C. or any postponement or adjournment of the meeting. This proxy statement, the Notice of Special Meeting and the accompanying form of proxy card are first being mailed to stockholders on or about September 20, 2000.

Purpose of the Special Meeting

  At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

Record Date; Quorum; Outstanding Common Stock Entitled to Vote

  All record holders of shares of our common stock at the close of business on August 21, 2000 are entitled to notice of, and to vote at, the special meeting. The presence, in person or by proxy, of holders of a majority of the outstanding shares of common stock is required to constitute a quorum for the transaction of business. A list of record holders will be available for examination at our principal executive offices from October 1, 2000 until the special meeting. At the close of business on August 21, 2000 there were 67,062,027 shares of US Airways common stock outstanding.

Voting Rights

  You are entitled to one vote for each share of common stock that you held as of the close of business on the record date. The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to adopt the merger agreement. Under Delaware law, in determining whether adoption of the merger agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against adoption of the merger agreement.

Voting and Revocation of Proxies

  A form of proxy card for your use at the special meeting accompanies this proxy statement. Subject to the following sentence, all properly executed proxies that are received prior to or at the special meeting and not revoked will be voted at the special meeting in the manner specified. If you hold shares in the US Airways, Inc. Employee Stock Ownership Plan, the US Airways, Inc. Employee Savings Plan, the US Airways, Inc. 401(k) Savings Plan or the Supplemental Retirement Plan of Piedmont Aviation, Inc., your proxies must be received no later than October 10, 2000, in order to be voted in a timely manner by the administrator of these plans. If you execute and return a proxy and do not specify otherwise, the shares represented by your proxy will be voted "FOR" adoption of the merger agreement in accordance with the recommendation of the Board. In that event, you will not have the right to dissent from the merger and seek an appraisal of the fair value of your shares.

  If you have given a proxy pursuant to this solicitation, you may nonetheless revoke it by attending the special meeting and voting in person. In addition, you may revoke any proxy you give at any time before the special meeting by delivering to our Secretary at our executive offices, on or before the business day prior to the special meeting, or at the special meeting itself, a written statement revoking it or a duly executed proxy bearing a later date. If you hold your shares in the employee plans of our company or our subsidiaries, you may not vote these shares in person at the special meeting. In addition, if you hold your shares in these plans, after October 10, 2000, your instructions with respect to these shares may not be revoked. If you have executed and delivered a proxy to us, your attendance at the special meeting will not in and of itself constitute a revocation of your proxy. If you vote in favor of adopting the merger agreement, you will not have the right to dissent and seek appraisal of the fair value of your shares. If you do not send in your proxy or do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against the adoption of the merger agreement.

Solicitation of Proxies

  We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone or otherwise, but they will not be specifically compensated for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of common stock they hold of record. We have retained D.F. King & Co. Inc. to coordinate the solicitation of proxies for a fee of $17,500.

Other Matters

  Except for the vote on the merger agreement, and upon appropriate motion, an adjournment of the special meeting, no other matters may come before the special meeting.

  Your vote is important. Please return your marked proxy card promptly so your shares can be represented at the meeting, even if you plan to attend the meeting in person.

  You should not send any certificates representing common stock with your proxy card. If we complete the merger, the procedure for the exchange of certificates representing common stock will be as described on page 28 of this proxy statement.

                                SPECIAL FACTORS

Background of the Merger

  Representatives of US Airways have from time to time engaged in discussions with representatives of other airlines, including UAL Corporation, regarding possible strategic transactions. At a business meeting in the fall 1999, Mr. James E. Goodwin, Chairman and Chief Executive Officer of UAL Corporation, informed Mr. Stephen M. Wolf, our Chairman, that UAL Corporation might be interested in commencing discussions regarding the possible acquisition of our company by UAL Corporation. No further substantive communications occurred until early February 2000, when Mr. Goodwin informed Mr. Wolf that UAL Corporation was prepared to commence discussions regarding a potential acquisition of our company. Mr. Goodwin also indicated an interest in engaging in discussions with Tiger Management L.L.C., Tiger Performance L.L.C. and Mr. Julian H. Robertson (collectively, "Tiger Management"), each of whom is a stockholder of our company and collectively hold a substantial economic and voting interest in our company.

  On February 17, 2000, we entered into a confidentiality agreement with Tiger Management. Following execution of the confidentiality agreement, our representatives discussed with representatives of Tiger Management the content of our preliminary discussions with representatives of UAL Corporation regarding a potential acquisition of our company.

  On March 3, 2000, we entered into a confidentiality agreement with UAL Corporation which provided, among other things, that certain information disclosed by either party would be held by the other party and its representatives in strict confidence and that the parties would negotiate exclusively with each other for a period of up to six weeks with respect to a possible business combination transaction. The decision to engage in exclusive negotiations with UAL Corporation was based on our view that UAL Corporation was very interested in entering into a business combination transaction with us, that UAL Corporation would not have engaged in negotiations with us on other than an exclusive basis, that there were limited alternative prospects and that, if a definitive agreement was reached, the definitive agreement would provide that other interested parties would have an opportunity to make a superior proposal for a business combination transaction. Tiger Management agreed to be bound by the terms of the confidentiality agreement between us and UAL Corporation.

  On March 4, 2000, UAL Corporation delivered to us a transaction term sheet that outlined the preliminary terms and structure of the transaction contemplated by UAL Corporation. The term sheet contemplated, among other things, a one-step all cash merger at a price per share that was not identified and provisions with respect to the following:

  . efforts to be taken by UAL Corporation to obtain antitrust clearance for the merger, including the divestiture of certain of our assets located at Reagan Washington National Airport;

  . the grant of an option to UAL Corporation to acquire the US Airways Shuttle business and certain unspecified slots in the event the merger agreement was terminated under circumstances where UAL Corporation is entitled to receive a termination fee and a takeover proposal relating to our company made prior to the date that is 18 months after the termination of the merger agreement is consummated;

  . restrictions on our ability to solicit or negotiate with other potential acquirors unless we receive a third party proposal reasonably likely to lead to a proposal for the acquisition of our company for consideration consisting of cash and/or securities that the Board determined to be of higher value than the consideration to be paid in the merger;

  . our right to terminate an acquisition agreement with UAL Corporation, subject to certain restrictions, in order to enter into an acquisition transaction with a third party that provided for consideration of higher value than that payable in the merger;

  . a termination fee of 3.5% of the equity value of our company and expenses of up to $10,000,000 to be paid to UAL Corporation if (i) we terminated the agreement to enter into an acquisition proposal providing higher value, (ii) UAL Corporation terminated the agreement as a result of our Board's failure to confirm its recommendation or (iii) following the making of a third party acquisition proposal, the agreement was terminated for failure to obtain stockholder approval or failure to close by September 30, 2001, and we entered into an agreement for, or consummated, an acquisition proposal within 18 months of such termination;

  . covenants with respect to the conduct of our business in the ordinary course and restricting our ability to issue or repurchase securities, make or exercise options with respect to new aircraft orders, acquire or dispose of assets, incur or repay debt or make changes to executive compensation;

  . the right of the parties to terminate (i) on or after September 30, 2001 if the merger had not been consummated, (ii) if stockholder approval is not obtained or (iii) if any permanent legal restraint prohibits the merger; and

  . conditions to each of the parties' obligations to proceed with the merger including, among others, termination of antitrust waiting periods, receipt of the approval of our stockholders and the absence of a material adverse effect.

  The term sheet also contemplated UAL Corporation entering into a stockholder agreement with Tiger Management pursuant to which Tiger Management would vote in favor of the proposed merger and agree to share with UAL Corporation its profits resulting from any consideration received by Tiger Management in a business combination transaction involving US Airways in excess of the consideration to be paid in the merger with UAL Corporation described in this proxy statement, including a transaction involving UAL Corporation at a higher price. Concurrent with its discussions with us, representatives of UAL Corporation also engaged in preliminary discussions with representatives of Tiger Management about the proposed transaction and the possibility of entering into a stockholder agreement with Tiger Management upon the terms described above. In addition to the matters identified in the transaction term sheet, UAL Corporation proposed a plan for integrating the pilot groups of both companies.

  In order to facilitate further discussions between the parties, beginning in mid-March 2000, we began providing UAL Corporation and its legal counsel with certain confidential information regarding our company for use in connection with its due diligence review.

  On March 30, 2000, UAL Corporation delivered drafts of the merger agreement, a stockholder agreement with Tiger Management and the option agreements involving the US Airways Shuttle and an unspecified group of slots. The merger agreement delivered on March 30, 2000 contained terms which were consistent in all material respects with the terms set forth in the transaction term sheet delivered to us by UAL Corporation on March 4, 2000, the terms of which are summarized on pages 9 and 10 above. In addition, the merger agreement delivered on such date contained representations and warranties, covenants and other provisions with respect to us and our subsidiaries similar to such provisions which are often included in transactions of this type.

  On March 31, 2000, we and UAL Corporation entered into an agreement to extend the term of the exclusivity provision of the confidentiality agreement from April 14, 2000, the scheduled termination date, through May 15, 2000.

  During March and April 2000, we and UAL Corporation held a number of meetings to discuss the terms of the proposed transaction documents and exchanged various drafts and redrafts of the proposed merger agreement. The negotiations during this period highlighted significant issues for both parties. In particular, the following issues were among those discussed and, in some cases, remained open up until a day or two before the merger agreement was signed:

  . the price per share that would be paid by UAL Corporation, which it was understood would be at a premium to the then current market price of our shares, but without reference to a specific amount;

  . the composition of the assets that UAL Corporation would agree to divest and the level of efforts that would have to be taken by UAL Corporation to obtain regulatory approval for the transaction;

  . the grant of an option to UAL Corporation to purchase assets relating to the US Airways Shuttle and certain unspecified slots if the merger is not consummated under certain circumstances, which option was not included in the final terms of the transaction documents;

  . restrictions on our ability to solicit or entertain competing proposals and the fiduciary exceptions applicable to such restrictions;

  . the amount of a termination fee to be paid to UAL Corporation in the event the transaction is not consummated under certain circumstances;

  . the payment of a termination fee to us in the event that the transaction is not consummated under certain circumstances;

  .  the pre-merger operating covenants applicable to us;

  . the outside termination date after which either party may terminate the merger agreement if the merger is not consummated;

  .  the integration of the pilot groups of both companies; and

  . provisions relating to the treatment of our employees during the period prior to, and following, the merger.

  In addition, during this period the parties discussed various other matters, including a public commitment by UAL Corporation that for a certain period following the merger it would not increase United States point-to-point structure fares (subject to certain exceptions) or reduce domestic standard base travel agency commission rates.

  Representatives of UAL Corporation also engaged in discussions with representatives of Tiger Management during this period.

  Our negotiations with UAL Corporation contemplated that UAL Corporation would pay a price based upon the value of our entire business. It was recognized that UAL Corporation would need to dispose of certain assets to secure regulatory approval and that UAL Corporation, rather than our stockholders, would receive any and all proceeds from such dispositions. During discussions among our senior management regarding the disposition of the assets contemplated to be divested by UAL Corporation upon consummation of the merger, it was suggested that Mr. Robert Johnson, who is a successful Washington business person, be approached to determine if he would be interested in purchasing these assets. Mr. Johnson also is a member of our Board. In mid-April 2000, Mr. Wolf inquired of Mr. Johnson as to whether he would consider acquiring certain of our assets associated with our operations at the Reagan Washington National Airport that would be divested by UAL Corporation if the proposed acquisition of our company by UAL Corporation is consummated. Mr. Johnson agreed to consider the acquisition and informed Mr. Wolf that he would engage his advisors to review the feasibility of such an acquisition. Shortly thereafter, we informed UAL Corporation of Mr. Johnson's interest. Mr. Johnson was suggested as the purchaser of these assets because we and UAL Corporation believed that he would be able to establish a successful, independent operation using the assets to be divested as a result of his standing in the Washington, D.C. community and his record as a business person.

  On April 24, 2000, a meeting of our Board of Directors was held at which the Board was informed by management of the status of negotiations with UAL Corporation and the open issues that remained to be resolved between the parties and was apprised by its outside corporate counsel, Skadden, Arps, Slate, Meagher & Flom LLP, of its fiduciary duties with respect to its review of the proposed transaction. Previously, Mr. Wolf had held discussions concerning the merger with directors who are members of the Executive Committee of the Board.

  Commencing in early May, 2000, drafts of a memorandum of understanding among UAL Corporation, Mr. Johnson and us were provided that set forth the terms of a proposed sale, to an entity to be established by Mr. Johnson, of certain assets expected to be divested by UAL Corporation in connection with consummation of the merger, including a description of certain related matters. The parties engaged in extensive negotiations with respect to the terms of the memorandum of understanding over the course of the following weeks.

  Our representatives met with representatives of UAL Corporation on several occasions in early May 2000, to try to resolve the remaining open issues regarding the transaction documents. Also during this time, Mr. Wolf and other representatives of our company engaged in discussions with representatives of Tiger Management regarding the status of the stockholder agreement. Although Tiger Management and UAL Corporation had agreed that the stockholder agreement would not require Tiger Management to vote in favor of the proposed merger, the parties continued to negotiate a number of issues, including the portion of Tiger Management's profits resulting from any consideration received by Tiger Management in a business combination transaction involving US Airways in excess of the consideration to be paid in the merger by UAL Corporation that it would have to share with UAL Corporation, and the payment of a fee to Tiger Management by UAL Corporation in connection with the stockholder agreement.

  The final negotiations were scheduled for the weekend of May 20, 2000, at which time UAL Corporation was not able to reach an agreement with Tiger Management regarding the terms of the stockholder agreement, including the profit sharing provisions and the amount of the fee to be paid to Tiger Management by UAL Corporation in connection with the stockholder agreement. As a result, on May 22, 2000, UAL Corporation terminated discussions with Tiger Management and determined to proceed with the transaction with us without entering into a separate stockholder agreement with Tiger Management.

  One of the issues resolved on May 22, 2000 was the price per share that would be paid by UAL Corporation to our stockholders in connection with the merger. Although there had been earlier discussions between the parties that contemplated higher and lower per share prices to our stockholders, following the failure of UAL Corporation to secure a stockholder agreement with Tiger Management, the parties agreed to a per share transaction price of $60.00.

  Also during the weekend of May 20, 2000, we, UAL Corporation, and Mr. Johnson reached agreement on the terms of a memorandum of understanding with respect to the acquisition by an entity to be established by Mr. Johnson of certain assets located at Reagan Washington National Airport that are to be divested by UAL Corporation upon consummation of the merger.

  A meeting of our Board of Directors was held on Tuesday, May 23, 2000, to review the terms of the proposed transaction. At the meeting, the Board received presentations from management regarding the transaction and its effects on us, our stockholders, our employees and the communities and customers we serve, the advice of its legal counsel regarding the structure of the transaction and the Board's fiduciary duties, and an oral opinion (which was subsequently confirmed in writing) of Salomon Smith Barney Inc., our financial advisor, that, as of that date and on the basis of and subject to the matters reviewed with the Board, the $60.00 per share offer price was fair from a financial point of view to our stockholders. The Board, with the benefit of the foregoing presentations and advice, having deliberated regarding the terms of the proposed transaction, unanimously (with Mr. Johnson abstaining) determined that the merger agreement and the merger are advisable and are fair to and in the best interest of us and our stockholders and unanimously (with Mr. Johnson abstaining) approved the merger agreement, the merger and the transactions contemplated thereby. The Board also unanimously (with Mr. Johnson abstaining) approved the memorandum of understanding with Mr. Johnson. Mr. Johnson, having an interest in the disposition of certain assets at the Reagan Washington National Airport in connection with the merger and related transactions, abstained from voting on the merger, the merger agreement, the memorandum of understanding and related matters presented to the Board.

  On the evening of May 23, 2000, we and UAL Corporation executed the agreement and plan of merger and we, UAL Corporation, and Mr. Johnson executed the memorandum of understanding. We and UAL Corporation issued a press release regarding the execution of the transaction documents on the morning of May 24, 2000 and conducted a joint press conference regarding the transaction on the same morning.

 Subsequent Event

  During the summer of 2000, we engaged in communications with unions representing our employee groups concerning issues relating to the merger. In connection with these communications, the groups representing our pilots, flight attendants and passenger service workers asserted that UAL Corporation is obligated to assume the collective bargaining agreements relating to each of these unions as a condition in the merger agreement to the merger. UAL Corporation has informed us that it will ensure that all of the obligations under collective bargaining agreements will be complied with.

Purpose of the Merger; Certain Effects of the Merger

  The principal purpose of the merger is to enable UAL Corporation to own all of the equity interest in US Airways and afford our public stockholders the opportunity to receive a cash price for their shares that represents a significant premium over the market price at which the shares traded prior to the announcement of the merger. This will be accomplished by a merger of Yellow Jacket Acquisition Corp., a corporation formed by UAL Corporation, parent company of United Air Lines, Inc., with and into US Airways, with US Airways as the surviving corporation. In the merger, all of the shares of US Airways common stock held by our stockholders (other than US Airways, UAL Corporation and Yellow Jacket Acquisition Corp. and other than dissenting stockholders who perfect their appraisal rights) will be converted into the right to receive the cash merger consideration of $60.00 per share.

  The merger will terminate all equity interests in US Airways held by stockholders and UAL Corporation will be the sole beneficiary of any earnings and growth of US Airways following the merger. Our common stock is currently registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is listed for trading on the New York Stock Exchange under the symbol "U." Upon the completion of the merger, our common stock will be delisted from the exchange and registration of our common stock under the Exchange Act will be terminated.

Recommendations of the Board of Directors; Reasons for the Merger

 Recommendations of the Board of Directors

  On May 23, 2000, the Board determined that the terms of the merger agreement and the merger are advisable and are fair to and in the best interests of us and our stockholders and approved the merger agreement and the merger. Accordingly, the Board recommends that our stockholders vote "FOR" the adoption of the merger agreement.

 Reasons for the Merger

  In determining to approve and recommend the merger, and in reaching its determination that the merger agreement and the merger are advisable and are fair to and in the best interests of us and our stockholders, the Board of Directors consulted with US Airways' executive officers and our financial and legal advisors, and considered a number of favorable and unfavorable characteristics associated with the merger agreement and the transactions contemplated thereby. In reaching its decision, the Board of Directors considered the following potentially positive factors:

  . our knowledge of the current, and our beliefs about the prospective, environment in which we operate, including domestic and global economic conditions, volatility of and competition in the airline industries and the impact of these factors on our opportunities as a stand-alone entity and the uncertainty that we could achieve a greater value as an independent entity;

  . the strategic options available to us and the Board's assessment that none of these options were reasonably likely to present superior opportunities, or were reasonably likely to create greater value for our stockholders, than the prospects presented by the merger;

  . the fact that the merger consideration on a per share basis represented a significant premium over recently prevailing market prices of our common stock;

  . the oral opinion of Salomon Smith Barney Inc. given to the Board on May 23, 2000 (and subsequently confirmed in writing) that, as of that date and on the basis of and subject to the matters reviewed with the Board, the $60.00 per share merger consideration was fair from a financial point of view to our stockholders;

  . the terms of the merger and the merger agreement as negotiated, including:

     (1)  the $60.00 per share cash merger consideration;

     (2) the agreement by UAL Corporation to divest certain assets located at Reagan Washington National Airport and to make certain efforts to obtain antitrust approval, including all reasonable efforts to take all actions that are necessary, proper or advisable to consummate the merger;

     (3) the absence of any option in favor of UAL Corporation to acquire our shuttle business or any of our slots in the event the merger agreement is terminated;

     (4) the absence of a condition to the consummation of the merger relating to the integration of the pilot groups of both companies;

     (5) our ability to entertain other potential acquisition proposals if certain conditions are satisfied, including that the acquisition proposal is unsolicited and involves consideration that the Board determines in its good faith judgment to be superior from a financial view to stockholders than the consideration to be paid in the merger;

     (6) our right to terminate the merger agreement prior to obtaining stockholder approval in order to enter into an acquisition transaction with a third party that provides for consideration that the Board determines in its good faith judgment to be superior from a financial view to stockholders than that payable in the merger;

     (7) the ability of the Board to change its recommendation if it determines in good faith, based on such matters as it deems appropriate, after consulting with legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law;

     (8) the $50,000,000 termination fee payable by UAL Corporation if the merger agreement is terminated under certain circumstances more fully described in the section entitled "Summary of the Merger Agreement--Termination Fees" on page 36;

     (9) the provisions concerning attraction and retention of employees prior to the merger;

    (10) the right of the parties to terminate the merger agreement (a) on December 31, 2000 if the merger is not consummated, which deadline may be extended to August 1, 2001 by either party if all conditions other than the adoption of the merger agreement by our stockholders, the receipt of regulatory approval or consents or the absence of a legal restraint, have been fulfilled by December 31, 2000 or (b) if stockholder approval is not obtained or if any legal restraint prohibiting the merger becomes final and cannot be appealed;

    (11) the conditions of each of the parties obligations to complete the merger, including the expiration or termination of antitrust waiting periods, the receipt of the approval of our stockholders and the absence of a material adverse effect; and

    (12) the agreement by UAL Corporation to offer continued employment to all of our and our subsidiaries' employees (other than officers) for two years following the merger, subject to certain exceptions.

  . the fact that a stockholder agreement was not entered into between Tiger Management, our largest stockholder, and UAL Corporation creating a greater opportunity for a third party to present a proposal which is superior to our stockholders;

  . the terms of the memorandum of understanding among us, Mr. Johnson and UAL Corporation which the Board believes, based on the creation of a new air carrier by Mr. Johnson in connection with the acquisition by an entity to be formed by Mr. Johnson of certain assets located at Reagan Washington

     National Airport that are to be divested by UAL Corporation upon the consummation of the merger, would significantly enhance the probability that the merger would receive regulatory approval;

  . the decision by UAL Corporation to announce that it would not increase United States point-to-point structure fares for two years following the merger, with exceptions only for increases in fuel costs and consumer price index, and that it would not reduce domestic standard base travel agency commission rates for two years following the merger;

  . the likelihood that the merger would be approved by requisite regulatory authorities;

  . future career opportunities that our employees may have with UAL Corporation following the merger; and

  . the potential impact of the transaction on the communities and customers we serve, which the Board believed to be favorable.

  The Board of Directors weighed these positive factors against the following adverse considerations:

  . the covenant in the merger agreement restricting our ability to solicit or entertain other potential acquisition proposals unless certain conditions are satisfied;

  . the covenants in the merger agreement restricting the conduct of our business prior to the consummation of the merger only to conduct which is in the ordinary course consistent with past practice as well as various other operational restrictions on us prior to the consummation of the merger;

  . the provision in the merger agreement requiring us to pay a $150,000,000 termination fee, plus up to a maximum of $10,000,000 for reimbursement of expenses, if the merger agreement is terminated under certain circumstances more fully described in the section entitled "Summary of the Merger Agreement--Termination Fees" on page 36; and

  . the risks and costs to us if the transaction does not close, which risks and costs result from the extensive efforts that would be required to attempt to complete the transaction, the significant distractions which our employees will experience during the pendency of the transaction, the payments in connection with employee benefit matters we would make upon receipt of approval of the merger by our stockholders even if the merger is not consummated and the possibility that our stock price could decline below the pre-announcement level.

In addition, the Board considered the interests of certain directors and executive officers that are different from, or in addition to, the interests of our stockholders generally described under "Interests of Certain Persons in the Merger" on page 23. The Board did not believe that these interests should affect its decision to approve the merger in light of the fact that such interests are primarily based on contractual arrangements which were in place prior to the negotiation of the merger and the Board's assessment that the judgment and performance of the directors and executive officers would not be impaired by such interests.

  The above discussion concerning the information and factors considered by the Board is not intended to be exhaustive, but includes all of the material factors considered by the Board in making its determination. In view of the variety of factors considered in connection with its evaluation of the merger agreement and the proposed merger, the Board did not quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determination. In addition, individual members of the Board may have given different weight to different factors.

  Mr. Robert Johnson, having an interest in the disposition of certain assets at the Reagan Washington National Airport in connection with the merger and related transactions, abstained from voting on the merger, the merger agreement, the memorandum of understanding and related matters presented to the Board.

Opinion of Financial Advisor

  On April 27, 2000, Salomon Smith Barney was retained by us to act as our financial advisor in connection with the merger. In connection with this engagement, we requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, of the merger consideration to be received by our stockholders. At a meeting of our Board of Directors held on May 23, 2000 to consider the merger, Salomon Smith Barney delivered to the Board its oral opinion (which was subsequently confirmed in writing) that, as of that date and based upon and subject to the matters reviewed with the Board, the merger consideration to be received by our stockholders was fair from a financial point of view to such stockholders.

  The full text of the written opinion of Salomon Smith Barney dated May 23, 2000, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this proxy statement. You should read the opinion carefully in its entirety. The opinion of Salomon Smith Barney is directed to our Board of Directors and relates only to the fairness of the merger consideration from a financial point of view. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the merger agreement. In addition, the opinion does not address the underlying business decision by our Board of Directors to effect the merger. The summary of the opinion of Salomon Smith Barney set forth in this document is qualified in its entirety by reference to the full text of the opinion.

  In arriving at its opinion, Salomon Smith Barney:

  .  reviewed a draft dated May 23, 2000 of the merger agreement;

  . held discussions with certain of our senior officers concerning the business, operations, financial condition and prospects of our company;

  . examined certain publicly available business and financial information relating to, as well as certain financial forecasts and other information and data for, our company which were provided to or otherwise discussed with Salomon Smith Barney by our management;

  . reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices and trading volumes of our common stock; our historical and projected earnings and other operating data; and our capitalization and financial condition; and

  . considered, to the extent publicly available, the financial terms of other transactions recently effected which Salomon Smith Barney considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating the operations of our company.

  In addition to the foregoing, Salomon Smith Barney conducted such other analyses, studies and examinations and considered such other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion. Salomon Smith Barney noted that its opinion was necessarily based upon information available to Salomon Smith Barney, and financial, stock market and other conditions and circumstances as they existed, had been disclosed to Salomon Smith Barney and could be evaluated as of the date of its opinion.

  In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. With respect to financial forecasts provided to or otherwise reviewed by or discussed with Salomon Smith Barney, our management advised Salomon Smith Barney that such forecasts were reasonably prepared reflecting the best currently available estimates and judgments of our management as to the future financial performance of our company, and Salomon Smith Barney expressed no opinion as to such forecasts. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of our assets (including properties and facilities) or liabilities (contingent or otherwise) nor did Salomon Smith Barney make any physical inspection of our properties, facilities or assets. In connection with its engagement, Salomon Smith Barney was not requested to, and did not, solicit third party indications of interest in all or a part of our company. Salomon Smith Barney was not requested to consider, and its opinion did not address, the relative merits of the merger as compared to any alternative business strategies that might exist for our company or the effect of any other transaction in which we might engage.

  In connection with its opinion, Salomon Smith Barney performed various financial analyses which it presented to and discussed with our Board on May 23, 2000. All of the material analyses performed by Salomon Smith Barney in connection with rendering its opinion are described below. These descriptions of financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Salomon Smith Barney, the tables must be read together with the text of each description. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Salomon Smith Barney.

 Comparable Companies Analysis on a Non-Control Basis

  Using publicly available information, Salomon Smith Barney analyzed selected financial data for each of nine publicly traded airline carriers that Salomon Smith Barney considered comparable to our company (the "Selected Companies") and compared the data with comparable data for us. In performing this analysis, Salomon Smith Barney reviewed selected financial data for the following Selected Companies:

  .  Alaska Air Group, Inc.;

  .  America West Holdings Corporation;

  .  AMR Corporation;

  .  Continental Airlines, Inc.;

  .  Delta Air Lines, Inc.;

  .  Northwest Airlines Corporation;

  .  Southwest Airlines Company;

  .  Trans World Airlines, Inc.; and

  .  UAL Corporation.

  For each of the Selected Companies and for us, Salomon Smith Barney calculated multiples of the following:

  .  Market Price on May 19, 2000 ($25.31) to:

     .  Earnings per share ("EPS") for fiscal year 1998;

     .  EPS for the latest twelve-month period ended March 31, 2000;

     .  Estimated EPS for fiscal year 2000;

     .  Estimated EPS for fiscal year 2001.

  . Equity value (on a fully diluted basis at the current market price less any option proceeds) plus debt, capitalized operating leases, capitalized leases, minority interests, preferred stock and out of the money convertible securities, less investments in unconsolidated affiliates and cash ("Enterprise Value") to:

     . Earnings before interest, taxes, depreciation, amortization and total lease expense ("EBITDAR") for fiscal year 1998;

     .  EBITDAR for the latest twelve-month period ended March 31, 2000;

     .  Estimated EBITDAR for fiscal year 2000; and

     .  Estimated EBITDAR for fiscal year 2001.

  Salomon Smith Barney's analysis resulted in the following range of multiples:


                              1998          LTM        2000E         2001E
                           ------------ ----------- ------------- ------------
                           EPS  EBITDAR EPS EBITDAR EPS   EBITDAR EPS  EBITDAR
------------------------------------------------------------------------------
  US Airways--Management
   Case................... 4.5x   4.6x   NM   8.6x  14.5x   6.0x  5.3x   4.8x
  US Airways--First Call
   Case................... 4.5    4.6    NM   8.6   21.3    6.1   7.3     NA
  UAL Corporation......... 8.9    6.4   6.0   5.2    6.4    5.2   6.2    5.1
  Median Airline
   Comparables............ 6.8    6.5   8.0   5.6    7.5    5.4   6.2    5.1
  Mean Airline
   Comparables............ 9.3    7.1   9.7   6.7    9.1    6.2   7.7    5.6


  Financial data used to calculate market price to EPS multiples for the Selected Companies was based on consensus estimates published by First Call, and financial data used to calculate Enterprise Value to EBITDAR multiples for the Selected Companies was based on selected research reports. Financial data used to calculate the multiples for the US Airways--Management Case described in the first line of the preceding table was based on estimates prepared by our management and provided to Salomon Smith Barney, and financial data used to calculate the multiples for the US Airways--First Call Case described in the second line of the preceding table was based on consensus estimates published by First Call and selected research reports.

  Salomon Smith Barney compared the multiples for the Selected Companies with comparable data for us. Based on the analysis described above, Salomon Smith Barney derived an equity value reference range per share of our common stock of $22.00 to $36.00.

 Comparable Companies Analysis on a Control Basis

  Based upon publicly available information, Salomon Smith Barney analyzed selected financial data relating to public company transactions involving an enterprise value in excess of $10 billion that were consummated or announced during the period from January 1, 1997 through May 19, 2000 (the "Historical Transactions"). Salomon Smith Barney calculated that the average control premium paid or proposed to be paid to the acquired companies in the Historical Transactions was approximately 35%, based upon the closing stock prices of the acquired companies thirty days prior to the public announcement of each transaction.

  Based upon this analysis, Salomon Smith Barney applied a 35% control premium to the equity value reference range per share of our common stock derived in its "Comparable Companies Analysis on a Non-Control Basis" and thereby derived an equity value reference range per share of our common stock of $29.00 to $49.00.

 Discounted Cash Flow Analysis

  Salomon Smith Barney performed a discounted cash flow analysis of our projected after-tax unlevered free cash flows. After-tax unlevered free cash flow is defined as operating earnings before depreciation, amortization and interest expense, but after changes in working capital, net capital spending, and taxes. This analysis was based on forecasts prepared by our management for the period from March 31, 2000 through December 31, 2004.

  Salomon Smith Barney calculated implied equity values per share of our common stock by utilizing discount rates ranging from 9.0% to 10.0% and terminal value multiples of estimated 2004 EBITDAR for us ranging from 5.4 to
5.8. Salomon Smith Barney arrived at these discount rates based on its judgment of the weighted average cost of capital for the Selected Companies, and arrived at these terminal value multiples based upon the current values of the Selected Companies.

  Based upon this analysis, Salomon Smith Barney derived an equity value reference range per share of our common stock of $32.00 to $47.00.

 Precedent Transaction Analysis

  Using publicly available information, Salomon Smith Barney considered fourteen transactions within the airline industry that were announced and consummated during the period from July 10, 1997 to May 19, 2000.

  Of these transactions, twelve were partial acquisitions or minority investments, or transactions between carriers, including regional or international carriers, that Salomon Smith Barney did not consider comparable to the merger. Salomon Smith Barney did, however, analyze the implied purchase price multiples paid in the following two selected recent transactions that it considered to have somewhat similar factors to the merger (together, the "Selected Transactions"):

  .  Delta Air Lines, Inc.'s acquisition of Comair Holdings, Inc.; and

  .  Delta Air Lines, Inc.'s acquisition of ASA Holdings, Inc.

  For each of the Selected Transactions, Salomon Smith Barney

  . calculated a range of multiples of implied Enterprise Value to EBITDAR for the twelve-month period immediately preceding the announcement of the transaction, and

  . applied a range of selected multiples related to the Selected Transactions to estimated data derived for our company.

  Based upon this analysis, Salomon Smith Barney derived an equity value reference range per share of our common stock of $42.00 to $63.00. Salomon Smith Barney advised our Board, however, that, in light of the small number of transactions that it considered similar to the merger, this analysis was not a reliable indicator of value.

  Neither Selected Transaction was identical to the merger, nor are either of the acquired companies in the Selected Transactions identical to us. Moreover, an analysis of the results of such a comparison is not purely mathematical; rather it involves complex considerations and judgments, based upon the financial advisor's professional experience, concerning differences in the historical and projected financial and operating characteristics of the acquired companies and other factors that could affect the acquisition value of such companies and us.


 Market Price Analysis

  Salomon Smith Barney reviewed selected information regarding the historical stock price performance of our common stock as of May 19, 2000. The results of this review are as follows:

                       Average Closing Share Price During Last:
              5
            Years              1 Year                       6 Months                       1 Day
            -----              ------                       --------                       -----
            $35.15             $30.52                        $25.62                        $25.31

                                Low/High During Last:
                    5 Years                                            1 Year
            --------------------------                        -------------------------------------------------
            $8.00              $81.63                         $17.63                         $53.13

  Salomon Smith Barney also compared the historical stock price performance of our common stock with the merger consideration. The results of this review are as follows:

                                         Market           Offer
(Dollars In Millions,                    $25.31           Price
Except Per Share Data)            (as of May 19, 2000)   $60.00
------------------------------------------------------------------------
Market Price                      Premium (Discount) to Market
 Market..................  $25.31                   0.0%          137.0%
 52-Week High (5/20/99)..   53.13                 (52.4)           12.9
 52-Week Low (3/7/00)....   17.63                  43.6           240.4
 12 Month Average........   30.52                 (17.1)           96.6
 5 Year Average..........   35.15                 (28.0)           70.7
------------------------------------------------------------------------
 Net Equity Value........                $        1,715  $        4,190
 Enterprise Value........                         9,363          11,838
 (Enterprise Value is
 equal to equity value
 less $1.368 billion of
 cash plus $2.874 billion
 of debt and $6.142
 billion of capitalized
 operating leases as of
 March 31, 2000.)

-------------------------------------------------------------------------------

 Synergies Analysis

  Salomon Smith Barney analyzed potential synergies that could be achieved as a result of the merger. Assuming that revenue synergies for the combined company of 1% to 4% (based on estimated 2000 revenues) could be achieved as a result of the merger, Salomon Smith Barney estimated that the combined company could achieve an increase in annual revenues ranging from $290 million to $1.16 billion, and that the combined company could achieve an increase in annual pre-tax profits (relating to these revenues) ranging from $232 million to $929 million. Assuming that cost-savings synergies for the combined company of 1% to 4% (based on estimated 2000 operating costs) could be achieved as a result of the merger, Salomon Smith Barney estimated that the combined company could achieve annual cost savings ranging from $253 million to $1.01 billion. Salomon Smith Barney's assumption regarding the range of possible synergies (i.e., 1% to 4%) was based upon discussions with our management relating to possible realizable synergies and reflects a reasonable range of estimates as to the possible synergies that could be realized by the combined company following consummation of the merger.

  It is Salomon Smith Barney's view that, even if the combined company were to realize all of the potential synergies described in the preceding paragraph following consummation of the merger, this analysis would still support Salomon Smith Barney's opinion regarding the fairness of the merger consideration as described in the first paragraph of this section "Opinion of Financial Advisor." Salomon Smith Barney's analysis was based on estimated combined revenues for fiscal year 2000 of $29.03 billion and estimated combined operating (non-depreciation and amortization) costs of $25.26 billion. For purposes of its analysis, Salomon Smith Barney assumed that 20% of the synergies could be realized in first year of operations following the merger, 60% of the synergies could be realized in the second year and 100% of the synergies could be realized in the third year. Salomon Smith Barney also assumed that the one-time costs associated with achieving these synergies could be $250 million in the first year, $175 million in the second year and $50 million in the third year. Salomon Smith Barney noted that the potential synergies described above could be offset by costs associated with the combination of the two companies.

 Implied Valuation Multiples Analysis

  Salomon Smith Barney calculated the following implied valuation multiples for selected periods of time. The results of these calculations are as follows:

        Dollars in
         millions
       (except per         Market     Offer Price     Comparable      Precedent
       share data)         $25.31       $60.00        Companies      Transactions
    -----------------------------------------------------------------------------
         EBITDAR                      Enterprise Value /EBITDAR
     1998A    $ 2,053        4.6x         5.8x           6.5x              --
     LTM        1,088        8.6         10.9            5.6              7.8x
     2000E      1,571        6.0          7.5            5.4               --
     2001E      1,965        4.8          6.0            5.1               --
       Earnings per
     Share (Diluted)                   Price/Earnings per Share
    -----------------------------------------------------------------------------
     1998A    $  5.60        4.5x        10.7x           6.8x              --
     LTM        (1.81)        NM           NM            8.0             15.5x
     2000E       1.74       14.5         34.5            7.5               --
     2001E       4.73        5.3         12.7            6.2               --

  Based upon a review of this analysis, Salomon Smith Barney observed that the multiple of implied Enterprise Value (at an offer price of $60.00 per share) to EBITDAR compared favorably to the multiple of implied Enterprise Value (at a market price of $25.31 per share (our market price as of May 19, 2000)) to EBITDAR and to the median multiple of implied Enterprise Value to EBITDAR of the Comparable Companies (for each of LTM, 2000E and 2001E). Salomon Smith Barney also observed that the multiple of offer price (at $60.00 per share) to EPS compared favorably relative to the multiple of market price (at $25.31 per share) to EPS and to the median multiple of price per share to EPS of the Comparable Companies.

  EBITDAR and EPS estimates used in this analysis were provided to Salomon Smith Barney by our management. Data used in this analysis relating to Comparable Companies and Precedent Transactions was derived from Comparable Companies Analysis on a Non-Control Basis and the Precedent Transactions Analysis performed by Salomon Smith Barney and described above.

 Other

  No company, transaction or business used in Salomon Smith Barney's analyses as a comparison is identical to our company or the merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, transactions or business segments being analyzed. In its analyses, Salomon Smith Barney made numerous assumptions with respect to our company, UAL Corporation, industry performance, general business, economic, and financial market conditions and other matters, many of which are beyond UAL Corporation and our control. The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analysis. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The material assumptions underlying the opinion of Salomon Smith Barney vary with each of the valuation analyses performed by Salomon Smith Barney in rendering such opinion and, in each case, are disclosed in the summary of the applicable valuation analysis.

  Salomon Smith Barney's opinion and analyses were only one of many factors considered by our Board in its evaluation of the merger and should not be viewed as determinative of the views of our Board or our management with respect to the merger consideration or the merger.

  Pursuant to the terms of Salomon Smith Barney's engagement, we have agreed to pay Salomon Smith Barney a fee of $8,000,000 in consideration of its services in connection with the merger. In addition, we may elect to pay Salomon Smith Barney an additional fee in an amount not to exceed $2,000,000 upon consummation of the merger. This additional fee is not a contractual obligation of ours and would only be paid if our Board of Directors determines that Salomon Smith Barney performs services substantially in excess of the services expected to be performed at the commencement of the engagement. We have also agreed to reimburse Salomon Smith Barney for all reasonable expenses incurred in performing its services in connection with the merger, including the reasonable fees and expenses of its legal counsel, and have agreed to indemnify Salomon Smith Barney and certain related persons against various liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.

  Salomon Smith Barney has advised us that it and certain of its affiliates beneficially own approximately 2,869,001 shares of our common stock. In addition, Salomon Smith Barney has advised us that, in the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold our and UAL Corporation securities for their own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney has in the past provided investment banking services to us and UAL Corporation unrelated to the proposed merger, for which services Salomon Smith Barney has received customary compensation. In addition, Salomon Smith Barney and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with us, UAL Corporation, Inc. and their respective affiliates in the ordinary course of their respective businesses.

  Salomon Smith Barney is an internationally recognized investment banking firm and was selected by us based on its experience, expertise and familiarity with us and our business. Salomon Smith Barney regularly engages in the valuations of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Certain Estimates Provided to UAL Corporation

  In the normal course of business, our management prepares internal budgets, plans, estimates, forecasts or projections as to future revenues, earnings or other financial information in order to be able to anticipate the financial performance of our company. Except in limited circumstances, we do not, as a matter of course, publicly disclose these internal documents.

  In connection with the negotiation of the terms of the merger, we prepared and provided to UAL Corporation in late April 2000 certain nonpublic estimates for the fiscal years ending December 31, 2000 through 2004. These estimates were also provided to Salomon Smith Barney, our financial advisor for the merger, in connection with their evaluation of the fairness, from a financial point of view, of the merger consideration to be received by our stockholders. These estimates were prepared on the basis that we continue as a stand-alone entity. Accordingly, these estimates do not take into account the combination of our operations with UAL Corporation's operations which would result from the merger.

  The financial estimates were prepared on the basis of limitations, qualifications and assumptions, and involved judgments with respect to, among other things, future economic, competitive, regulatory and financial and market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. These uncertainties are described under "Cautionary Statement Regarding Forward-Looking Statements."

  There can be no assurance that the estimates would be accurate, and actual results could vary materially from those shown. In light of the uncertainties inherent in forward-looking information of any kind, the inclusion of these estimates should not be regarded as a representation by us or any other entity or person that the anticipated results would be achieved and investors are cautioned not to place undue reliance on such information.

  The material assumptions underlying these estimates are that:

  . we continue as a stand-alone carrier and do not participate as a member of a global alliance;

  . the current favorable economic conditions continue throughout the term of the estimates;

  . the competitive environment we currently experience will not change in any material way;

  . our flight attendants approve a new five year labor contract, which they did on May 1, 2000;

  . fuel prices (including taxes and service fees) per gallon are as follows:

            2000           2001                  2002                  2003                  2004
            ----           ----                  ----                  ----                  ----
            80.9c          76.3c                 65.4c                 65.4c                 65.4c

  . we do not experience any significant operational disruptions during the term of the estimates, including any of the types of significant disruptions experienced by us in 1999 and 2000; and

  . available seat miles (ASMs) for US Airways, Inc., our principal operating subsidiary, would increase during the term of the estimates as follows:

                                   ASM (Billions)
            -----------------------------------------------------------------------------------------
            2000            2001                   2002                   2003                   2004
            ----            ----                   ----                   ----                   ----
            67.4            74.0                   77.5                   79.2                   81.0

  These estimates are summarized as follows:

                                                        FORECAST
                                             Fiscal year ended December 31,
                                         --------------------------------------
                                          2000   2001    2002    2003    2004
                                         ------ ------- ------- ------- -------
   Total Operating Revenue*............. $9,401 $10,478 $11,195 $11,691 $12,106
   Total Operating Expense*............. $9,006 $ 9,719 $10,140 $10,635 $11,045
   Basic Earnings Per Share............. $ 1.77 $  4.95 $  7.90 $  8.21 $  8.61
   Diluted Earnings Per Share........... $ 1.74 $  4.73 $  7.42 $  7.60 $  7.74

  --------
  *  Amounts in millions

Interests of Certain Persons in the Merger

  In considering the recommendation of our Board with respect to the merger, stockholders should be aware that the executive officers and directors have some interests in the merger that may be different from, or in addition to, the interests of stockholders generally. The Board was aware of these interests and considered them, among other matters, in making its recommendation.

  Severance and Employment Agreements

  Each of our executive officers is party to an employment or severance agreement with us which provides for certain benefits upon a termination of employment by us without "cause" or by the executive officer for "good reason" (each as defined in the executive officer's employment or severance agreement) during the period beginning on the date of stockholder approval of the merger and ending on the third anniversary of the date of consummation of the merger (the fourth anniversary in the case of Mr. Stephen Wolf). In addition, pursuant to the terms of the merger agreement, UAL Corporation has agreed that
(a) with respect to Messrs. Stephen Wolf, Rakesh Gangwal and Lawrence Nagin, any termination of employment following the consummation of the merger and (b) with respect to the other executive officers, any termination of employment during the period commencing on the six-month anniversary of the date of consummation of the merger and ending on the nine-month anniversary of such date will, in each case, automatically be deemed to be a termination for "good reason" giving rise to the payment of severance benefits.

  Each agreement provides for (a) a severance payment equal to three times the sum of (i) the executive officer's base salary and (ii) (A) in the case of Messrs. Wolf and Gangwal, the highest of (1) the annual bonus paid in respect of the immediately preceding year, (2) the annual bonus paid during the immediately preceding year or (3) the current year's maximum bonus, or (B) in the case of the other executive officers, the highest of (1) the annual bonus paid in respect of the immediately preceding year, (2) the annual bonus paid during the immediately preceding year or (3) the annual bonus that would have been paid to the executive with respect to the last fiscal year if the applicable targets had been achieved and the current year's bonus percentage had been applied; (b) a pro rata bonus through the date of termination; and
(c) continued retirement, welfare and fringe benefits, including transportation benefits, for three years (four years in the case of Mr. Wolf) and that such executive officer is deemed to have retired from our company for purposes of such plans at the end of such period; provided, however, the executive officers receive transportation and certain welfare benefits for life following such period. In addition, a "gross-up" payment to compensate the executive officer for any "golden parachute" excise tax is also provided.

  Assuming current salary and bonus information remain in effect, if the merger is consummated on December 31, 2000 and the employment of each of the executive officers is immediately terminated, the approximate value of the severance payments due under the employment and severance agreements to each of the executive officers, including amounts attributable to continued retirement plan benefits but not including any payments that may be made with respect to any excise tax, would be: Mr. Stephen M. Wolf (Chairman), $7.6 million, Mr. Rakesh Gangwal (President and Chief Executive Officer), $8.3 million, Mr. Lawrence M. Nagin (Executive Vice President, Corporate Affairs and General Counsel), $3.4 million, Mr. N. Bruce Ashby (Senior Vice President, Corporate Development), $1.9 million, Mr. B. Ben Baldanza (Senior Vice President, Marketing), $2.4 million, Ms. Michelle V. Bryan (Senior Vice President, Human Resources), $2.0 million, Mr. Alan W. Crellin (Senior Vice President, Customer Service), $1.6 million, Mr. Christopher Doan (Senior Vice President, Maintenance), $1.7 million, Mr. Thomas A. Mutryn (Senior Vice President, Finance and Chief Financial Officer), $2.9 million and Mr. Gregory
T. Taylor (Senior Vice President, Planning) $2.0 million. The foregoing benefits are not dependent upon consummation of the merger. Accordingly, if the stockholders adopt the merger agreement, we could become obligated to pay as much as $33.8 million under the employment and severance agreements, even if the merger is not consummated.

  Long Term Incentive Awards

  Pursuant to the terms of our Long Term Incentive Plan and awards thereunder, upon consummation of the merger, each executive officer will receive a cash payment with respect to each then-outstanding three-year performance cycle equal to the executive officer's target percentage multiplied by the average rate of base salary in effect on the last day of each of the three years in the performance cycle. In calculating the average, the executive officer's rate of base salary upon consummation of the merger will be utilized for any years in the performance cycle which have not yet been completed. Based upon performance cycles currently outstanding under the Long Term Incentive Plan and assuming current salary and bonus information remain constant, the approximate value of the cash payments due under the Long Term Incentive Plan to each of the executive officers upon consummation of the merger would be: Mr. Wolf, $4.0 million, Mr. Gangwal, $4.5 million, Mr. Nagin, $1.0 million, Mr. Ashby, $0.5 million, Mr. Baldanza, $0.8 million, Ms. Bryan, $0.6 million, Mr. Crellin, $0.5 million, Mr. Doan, $0.6 million, Mr. Mutryn, $0.9 million and Mr. Taylor, $0.6 million. The foregoing benefits are dependent upon consummation of the merger. Accordingly, if the stockholders adopt the merger agreement but the merger is not consummated, we will not be obligated to pay the foregoing amounts under the Long Term Incentive Plan.

  Supplemental Pension Agreements

  Each of Messrs. Wolf, Gangwal, Nagin, Ashby, Baldanza, Mutryn and Taylor is party to a supplemental pension agreement with us. Assuming the merger is consummated on December 31, 2000 and that each such individual's employment is immediately terminated, the annual retirement benefit commencing immediately for each of Messrs. Wolf, Gangwal and Nagin would increase by approximately $87,000, $649,000 and $126,000, respectively, and the annual retirement benefit commencing upon attainment of age 55 for each of Messrs. Ashby, Baldanza, Mutryn and Taylor would increase by approximately $40,000, $40,000, $30,000 and $20,000, respectively. The foregoing benefits are dependent upon stockholder adoption of the merger agreement. Accordingly, if the stockholders adopt the merger agreement, we could become obligated to pay as much as an additional $992,000 per year under the supplemental pension agreements, even if the merger is not consummated.

  Equity-Based Awards

 Stock Options

  Pursuant to the terms of our equity-based compensation plans and awards thereunder, unvested stock options held by our executive officers will become vested and exercisable upon stockholder adoption of the merger agreement. Pursuant to the merger agreement, upon consummation of the merger, each executive officer will receive, with respect to each stock option then held by such executive officer, a cash payment equal to the amount by which $60.00 exceeds the exercise price of such stock option, multiplied by the number of shares subject to the option. The number of unvested stock options with an exercise price of less than $60.00 per share held by each of the executive officers as of September 15, 2000 (and the approximate amount such person will be entitled to receive in respect of those stock options upon consummation of the merger) is as follows: Mr. Wolf, 240,000 ($3.1 million), Mr. Gangwal, 500,000 ($6.4 million), Mr. Nagin, 18,000 ($0.6 million), Mr. Ashby, 6,000
($0.2 million), Mr. Baldanza, 67,500 ($2.2 million), Ms. Bryan, 20,800 ($0.3 million), Mr. Crellin, 4,800 ($0.2 million), Mr. Doan, 20,000 ($0.7 million), Mr. Mutryn, 66,666 ($0.9 million) and Mr. Taylor, 35,250 ($0.6 million). The vesting of the stock options is not dependent upon consummation of the merger. Accordingly, if the stockholders adopt the merger agreement, options to acquire an aggregate of 979,016 shares will become exercisable, even if the merger is not consummated. The value of such options will be dependent upon the price of our stock.

 Restricted Stock

  Pursuant to the terms of our equity-based compensation plans and awards thereunder, (a) certain shares of restricted stock held by executive officers (the "Type A Restricted Stock") will vest upon the consummation of the merger,
(b) other shares of restricted stock held by executive officers (the "Type B Restricted Stock") will vest upon consummation of the merger or, if earlier, upon termination of the executive officer's employment resulting from a "change in control," which is defined to include stockholder approval of a transaction such as the merger and (c) other shares of restricted stock held by executive officers (the "Type C Restricted Stock") will vest upon stockholder adoption of the merger agreement. The executive officer will receive a payment to compensate him or her for any income taxes payable with respect to the vesting of Type C Restricted Stock. The number of shares of Types A, B and C Restricted Stock and the aggregate value of that restricted stock based upon a per share price of $60.00 held by each of the executive officers as of September 15, 2000 is as follows: Messrs. Wolf (0, 100,000, 221,121 and $19.3 million), Mr. Gangwal (0, 125,000, 237,450 and $21.7 million), Mr. Nagin (10,000, 17,500, 15,331 and $2.6 million), Mr. Ashby (10,000, 19,125, 0 and
$1.7 million), Mr. Baldanza (0, 30,000, 0, $1.8 million), Ms. Bryan (10,000,
18,750, 0 and $1.7 million), Mr. Crellin (10,000, 12,625, 0, and $1.4 million), Mr. Doan (3,000, 10,000, 0 and $0.8 million), Mr. Mutryn (10,000,
42,291, 0 and $3.1 million) and Mr. Taylor (10,000, 32,125, 0 and $2.5 million). Vesting with respect to Type A Restricted Stock is dependent upon consummation of the merger. Accordingly, if the stockholders adopt the merger agreement but the merger is not consummated, vesting will not occur with respect to the 63,000 shares of Type A Restricted Stock. Vesting with respect to the Type B and Type C Restricted Stock is not dependent upon consummation of the merger. Accordingly, if the stockholders adopt the merger agreement, an aggregate of 881,318 shares of Type B and Type C Restricted Stock could become vested, even if the merger is not consummated. The value of such shares will be dependent upon the price of our stock.

 Director Equity-Based Awards

  Pursuant to the terms of our equity-based compensation plans and awards thereunder, the unvested stock options held by our non-employee directors will become vested and exercisable upon consummation of the merger. In addition, the unvested deferred stock units held by our non-employee directors will vest upon consummation of the merger. As of September 15, 2000, each of the 10 current non-employee directors who is still in service as a director will hold 1,500 unvested stock options (with a value (based upon a share price of $60.00 less the applicable exercise price per share) of approximately $50,000) and 500 unvested deferred stock units (with a value (based upon a share price of $60.00) of $30,000). The foregoing benefits are dependent upon consummation of the merger. Accordingly, if the stockholders adopt the merger agreement but the merger is not consummated, the vesting of the options and deferred stock units will not be accelerated.

 Director Travel Benefits

  Pursuant to the terms of our travel policy for non-employee directors, each director who terminates service after having completed at least 10 years of service as a director is entitled to free, positive space, lifetime travel privileges on US Airways or our successor, including United Airlines following consummation of the merger, and an income tax gross up payment with respect thereto. Following consummation of the merger, each non-employee director who terminates service having completed less than 10 years of service as a director will be entitled to free, positive space travel privileges on US Airways or our successor, including United Airlines, for 7 years following termination of service, with an income tax gross up payment with respect thereto. The foregoing benefits are dependent upon consummation of the merger. Accordingly, if the stockholders adopt the merger agreement but the merger is not consummated, we will not be obligated to provide travel benefits to directors with less than 10 years of service.

Merger Financing; Source of Funds

  UAL Corporation has informed us that the aggregate merger consideration of approximately $4.28 billion to be paid to our stockholders (assuming that no stockholders perfect their appraisal rights under Delaware law) will be financed through existing and new debt facilities and cash on hand. UAL Corporation believes that it will be able to obtain any new debt facilities needed to finance the merger.

Certain United States Federal Income Tax Consequences

  The following is a summary of material United States federal income tax consequences of the merger to stockholders of US Airways whose shares are converted into the right to receive cash in the merger. The discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to our stockholders. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders in whose hands shares of our common stock are capital assets within the meaning of Section 1221 of the Code and who do not own directly or though attribution 50% or more of the stock of UAL Corporation. This discussion does not apply to shares of common stock received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any stockholder who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

  Because individual circumstances may differ, each stockholder should consult his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the merger, on a beneficial holder of shares of our common stock, including the application and effect of the alternative minimum tax, and any state, local and foreign tax laws and of changes in such laws.

  The exchange of shares of common stock for cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who receives cash in exchange for shares of common stock pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares exchanged for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such shares of common stock is more than one year at the time of consummation of merger. Capital gain recognized by an individual upon a disposition of a share of common stock that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 20% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder's capital losses.

  You may be subject to "backup withholding" at a rate of 31% on payments received in connection with the merger unless you (1) provide a correct taxpayer identification number (which, if you are an individual, is your social security number) and any other required information to the paying agent, or (2) are a corporation or come within certain exempt categories and, when required, demonstrate this fact, and otherwise comply with applicable requirements of the backup withholding rules. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your United States federal income tax liability. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption. You may prevent backup withholding by completing a Substitute W-9 and submitting it to the paying agent for the merger when you submit your stock certificate(s) following the effective time of the merger.

  You are urged to consult your tax advisor with respect to the tax consequences of the merger, including the effects of applicable state, local, foreign or other tax laws.

Accounting Treatment

  The merger will be accounted for using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the net assets acquired. The excess purchase price over the fair value of the assets acquired will be allocated to goodwill.

Appraisal Rights of Stockholders

  You have the right to dissent from the merger and to demand and obtain cash payment of the appraised value of your shares of our common stock under the circumstances described below. The appraised value that you obtain for your shares by dissenting may be less than, equal to or greater than the $60.00 per share cash merger consideration provided for in the merger agreement. If you fail to comply with the procedural requirements of Section 262 of the Delaware General Corporation Law, you will lose your right to dissent and seek payment of the appraised value of your shares. In accordance with Section 262, the Company is obligated

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

to mail to each holder of shares as of the record date notice that such stockholder is entitled to appraisal rights for their shares. THIS PROXY STATEMENT AND THE NOTICE OF SPECIAL MEETING OF STOCKHOLDERS THAT ACCOMPANIES THIS PROXY STATEMENT, CONSTITUTE SUCH NOTICE.

  The following is a summary of Section 262, which specifies the procedures applicable to dissenting stockholders. This summary is not a complete statement of the law regarding your right to dissent under Delaware law, and if you are considering dissenting, we urge you to review the provisions of
Section 262 carefully. The text of Section 262 is attached to this Proxy Statement as Appendix C, and we incorporate that text into this Proxy Statement by reference. Among other matters, you should be aware of the following:

  . to be entitled to dissent and seek appraisal, you must hold shares of our common stock on the date you make the demand required under Delaware law, you must continuously hold those shares until the merger has been completed, you must not vote in favor of the merger and you must otherwise comply with the requirements of Section 262. Neither a failure to vote on the merger agreement, nor an abstention from voting on the merger agreement, will be construed as a vote in favor of the merger agreement. However, if you return your signed proxy left blank, your vote will be counted in favor of the merger agreement, and you will waive your appraisal right.

  . before the special meeting, you must deliver a written notice that states your identity and your intent to demand appraisal to US Airways Group, Inc., 2345 Crystal Drive, Arlington, Virginia, 22227, Attention:
     General Counsel (you should be aware that simply voting against the merger is not a demand for appraisal rights);

  . within ten days after the effective time of the merger, the surviving corporation will notify all of the dissenting stockholders who have complied with Section 262 and who have not voted in favor of the merger;

  . within 120 days after the effective time of the merger, the surviving corporation or any stockholder who has complied with the requirements of
     Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of the dissenting stockholders;

  . the Delaware Court of Chancery will determine which dissenting stockholders complied with the requirements of Section 262 and are entitled to appraisal rights;

  . the Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation; and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

  . the Delaware Court of Chancery will then appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid on the appraised fair value; the Delaware Court of Chancery will consider all relevant factors in determining the fair value and the fair interest rate (if any);

  . the Delaware Court of Chancery will then direct the surviving corporation to pay the fair value of the dissenting shares, together with any interest, to the stockholders entitled to payment; payment will be made when the stockholder surrenders the certificates to the surviving corporation;

  . the costs of the proceeding for appraising the fair value may be determined by the court and the court may require the parties to bear the costs in any manner that the court believes to be equitable;

  . if you dissent from the merger, you will not be entitled to vote your shares of common stock for any purpose or to receive dividends or other distributions (other than dividends or other distributions payable to stockholders of record at a date prior to the effective time of the merger) following the merger;

  . you may withdraw your demand for appraisal and accept the $60.00 per share cash merger consideration provided for in the merger agreement at any time within 60 days after the effective date of the merger; and

  . the exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See "Special Factors--Certain United States Federal Income Tax Consequences."

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

                             THE MERGER AGREEMENT

  The following is a brief summary of the material provisions of the merger agreement. The following summary is qualified in its entirety by reference to the merger agreement, which we have attached as Appendix A to this proxy statement and which we incorporate by reference into this document. We encourage you to read the merger agreement in its entirety.

The Merger

  The merger agreement provides that, following the adoption of the merger agreement by our stockholders and the satisfaction or waiver of the other conditions to the merger, including obtaining the requisite regulatory approvals, Yellow Jacket Acquisition Corp. will be merged with and into us, and we will be the surviving corporation. With respect to obtaining regulatory approvals, we believe that efforts sufficient to satisfy the requisite regulatory requirements can be concluded on or before January 1, 2001. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such later time agreed to by the parties and specified in the certificate of merger.

  When the merger becomes effective, our Amended and Restated Certificate of Incorporation will be the Certificate of Incorporation of the surviving corporation, until thereafter changed or amended as provided therein or by applicable law. The by-laws of Yellow Jacket Acquisition Corp. in effect immediately prior to the effective time of the merger will be the by-laws of the surviving corporation until thereafter changed or amended as provided therein or by applicable law.

  Conversion of Capital Stock. At the effective time of the merger, pursuant to the merger agreement and the Delaware General Corporation Law, each issued and outstanding share of our common stock, other than any shares (1) owned by us, UAL Corporation or Yellow Jacket Acquisition Corp., all of which will be canceled without consideration, or (2) held by a dissenting stockholder exercising and perfecting appraisal rights, will be converted into the right to receive $60.00 in cash, without interest.

  Exchange of Common Stock Certificates. At the effective time, each certificate representing shares of our common stock then outstanding, other than any shares owned by us, UAL Corporation, Yellow Jacket Acquisition Corp. or held by a dissenting stockholder exercising appraisal rights, will represent the right to receive the cash into which such issued and outstanding shares may be converted. At the effective time, all such shares of our common stock will be canceled and cease to exist, and each holder of a certificate representing any such shares will cease to have any voting or other rights with respect to such shares, except the right to receive upon the surrender of such certificate the cash consideration payable under the merger agreement, without interest.

  We will designate a bank or trust company to act as exchange agent and, as soon as possible after the effective time of the merger, mail a letter of transmittal to you. The letter of transmittal will tell you how to surrender your US Airways common stock certificates in exchange for the $60.00 per share cash merger consideration. You should not send in your US Airways common stock certificates until you receive a transmittal form. You should send them only pursuant to instructions set forth in the letter of transmittal. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in the merger agreement and such letters of transmittal.

  We strongly recommend that certificates for common stock and letters of transmittal be transmitted only by registered United States mail, return receipt requested, appropriately insured. Holders of common stock whose certificates are lost will be required to make an affidavit identifying such certificate or certificates as lost, stolen or destroyed and, if required by us, to post a bond in such amount as we may reasonably require to indemnify against any claim that may be made against us with respect to such certificate.

  Any merger consideration payable in respect of certificates for our common stock that have not been surrendered prior to two years after the effective time of the merger (or immediately prior to such earlier date on which any merger consideration would otherwise escheat to or become the property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled thereto. In addition, the surviving corporation will not be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  Stock Options. We have agreed to take all actions necessary so that, immediately prior to the completion of the merger, all options to acquire shares of our common stock granted under any of our option plans become fully vested and exercisable. At the effective time, outstanding options will be canceled and will be converted into the right to receive a cash payment from us equal to $60.00 minus the exercise price of the option, multiplied by the number of shares subject to the option.

Representations and Warranties

  The merger agreement contains representations and warranties with respect to us and our subsidiaries relating to, among other things:

  . organization, qualification, capitalization and similar corporate matters;

  . authorization, execution, delivery, performance and enforceability of, and required consents, approvals and authorizations relating to, the merger agreement and related matters;

  . the absence of violation of organizational documents, laws or contracts as a result of entering into the merger agreement;

  . the accuracy of the information contained in the reports and financial statements that we and our principal operating subsidiary file with the Securities and Exchange Commission ("SEC") and other governmental authorities;

  .  the absence of material adverse changes since December 31, 1999;

  .  the absence of material legal proceedings;

  .  contracts and the absence of any material default in these contracts;

  . compliance with applicable laws, permits and agreements since January 1, 1997;

  . the absence of changes in our benefit plans and employment agreements since December 31, 1999;

  . certain environmental, labor and employment, intellectual property, employee welfare and benefit plans and tax matters;

  .  aircraft owned, leased or operated;

  .  takeoff and landing rights and foreign operating rights;

  .  the business combination provision in our charter;

  . the Board's approval of the merger for purposes of Section 203 of the Delaware General Corporation Law;

  .  the stockholder vote required to adopt the merger agreement;

  .  the absence of undisclosed broker's fees;

  .  the receipt by us of a fairness opinion from Salomon Smith Barney Inc.;
     and

  .  the accuracy of certain information provided by us to UAL Corporation.

  The merger agreement contains customary representations and warranties by UAL Corporation and Yellow Jacket Acquisition Corp. relating to, among other things:

  .  their organization and similar corporate matters;

  . the absence of violation of organizational documents, laws or contracts as a result of entering into the merger agreement;

  . their authorization, execution, delivery, performance and enforceability of, and required consents, approvals and authorizations relating to, the merger agreement and related matters;

  . the creation of Yellow Jacket Acquisition Corp. solely for the purpose of engaging in the transactions contemplated by the merger agreement;

  . the sufficiency of capital resources available to UAL Corporation to pay the merger consideration; and

  . the absence of any ownership of our shares of common stock for purposes of Section 203 of the Delaware General Corporation Law.

  The foregoing representations and warranties are subject, in some cases, to specified exceptions and qualifications. The representations and warranties of each of the parties will expire upon completion of the merger.

Certain Covenants

  Under the merger agreement, we have agreed that from the date of the merger agreement until the effective time of the merger, we will (and we will require our subsidiaries to) conduct business only in the ordinary course consistent with past practice and that we will (and we will require our subsidiaries to) use reasonable efforts to comply with all applicable laws, rules and regulations and to preserve our assets and third party relationships. In addition, we have agreed that we will not (and will not permit any of our subsidiaries to) take any of the following actions, except for actions specifically contemplated by the merger agreement or disclosed to UAL Corporation prior to the signing of the merger agreement, without UAL Corporation's prior written consent, which consent shall not be unreasonably withheld by UAL Corporation:

  . declare, set aside or pay any dividends on, or make any other distributions in respect of, our capital stock, other than dividends by one of our wholly-owned subsidiaries to its parent;

  . purchase, redeem or otherwise acquire any shares of our capital stock or of our subsidiaries capital stock;

  . split, combine, or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for our capital stock;

  . issue, deliver, sell, pledge or otherwise encumber any shares of our capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or rights to acquire shares of our capital stock, except for the issuance of shares as a result of the exercise of stock options existing when we entered into the merger agreement;

  .  amend our certificate of incorporation or bylaws;

  . acquire or agree to acquire (i) by merging or consolidating with or by purchasing all or a substantial portion of the assets of any other person or the assets constituting a business or a corporation, joint venture or division thereof, other than the merger of any of our wholly owned subsidiaries into us or into any of our other wholly owned subsidiaries or (ii) any asset, other than (v) aircraft or engines in accordance with our fleet plan which was disclosed to UAL Corporation prior to the signing of the merger agreement, (w) assets acquired in the ordinary course consistent with past practice for a purchase price equal to or less than $1,000,000, (x) subject to certain restrictions, assets acquired in response to unanticipated operational, competitive or economic factors, (y) assets acquired reasonably in response to a regulatory requirement or mandate or (z) assets acquired in accordance with our capital budget;

  . subject to certain exceptions, sell, lease, license or sell and lease back, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of our properties or assets or interests therein;

  . repurchase or prepay or incur any indebtedness or guarantee any indebtedness of another person except, (A) short-term borrowings incurred in the ordinary course of business consistent with past practice and (B) the incurrence of indebtedness in the ordinary course consistent with past practice, in order to, among other things, (i) finance the purchase or leasing of new aircraft or engines as disclosed to

     UAL Corporation prior to the signing of the merger agreement, (ii) refinance indebtedness incurred to finance the purchase or leasing of aircraft on terms no less favorable to us than the terms of the indebtedness to be refinanced or (iii) purchase aircraft currently leased to us pursuant to the terms of the applicable lease agreement;

  . make any loans, advances or capital contributions to or investments in any person other than (i) in the ordinary course consistent with past practice, (ii) to, or in, a direct or indirect wholly owned subsidiary or (iii) to the employee stock ownership trust in an amount not to exceed the amount of principal and interest then due and owing under the ESOP loan;

  . subject to certain exceptions, incur or commit to incur any capital expenditures, obligations or liabilities (x) with respect to 2000, in any manner materially inconsistent with our capital budget for 2000 and
     (y) with respect to 2001, (i) that in the aggregate exceed the aggregate amount of capital expenditures set forth in our capital budget for 2000 or (ii) that individually exceed $20,000,000;

  . except as required by law, (i) pay, discharge or settle any claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course consistent with past practice or as required by their terms or incurred since the date of the merger agreement in the ordinary course consistent with past practice, (ii) waive, release, grant or transfer any right of material value other than in the ordinary course consistent with past practice or (iii) waive, release, grant or transfer any material benefit under any material confidentiality, standstill or similar agreement;

  . enter into, modify, amend or terminate any portion, aspect or whole collective bargaining agreement or other labor union contract, other than immaterial modifications in the ordinary course, modifications pursuant to "parity plus 1% review" or as required by a change in the applicable law;

  . enter into, modify, amend or terminate any benefit agreement or plan providing for the payment of severance, compensation or benefits upon the termination of employment, other than increases in cash compensation, immaterial changes and termination arrangements for employees (other than officers), each in the ordinary course consistent with past practice, and other than actions taken by us to retain or attract employees in key positions consistent with our retention plan (under which, subject to certain limitations, (1) we may (a) grant restricted stock up to amounts consistent with our past practices for purposes of hiring, promotion and selected retention needs, (b) provide a compensation package that is consistent with our past practice to newly appointed officers and (c) pay cash retention bonuses to certain non-officer employees up to an agreed upon amount and (2) UAL Corporation will pay a severance benefit equal to six-months of base salary to any non-union, non-officer employee who, within 6 months following the merger, is asked to relocate and declines to do so);

  . enter into, modify, amend or terminate any material contract to which we or one of our subsidiaries is a party, other than modifications, amendments or terminations in the ordinary course consistent with past practice;

  . except as required by law or any provision of a benefit agreement, plan or other contract and subject to certain exceptions take any action to
     (i) fund payment of compensation or benefits under any benefit agreement, plan or other contract or (ii) to accelerate the vesting or payment of any compensation or benefit under any benefit agreement, plan or other contract;

  . materially decrease any levels of employee training or costs incurred in connection with such training;

  . fail to keep in effect any governmental route authority used as of the date of the merger agreement or make any material route changes, except for such failures that occur or changes that are made in the ordinary course of business consistent with past practice;

  . fail to maintain insurance at levels, at least comparable to current levels;

  .  establish any new pilot or flight attendant domicile cities;

  . take action or fail to take action which would result in our loss of slots with an aggregate value in excess of $7,500,000;

  . take any action that would be expected to result in our representations and warranties becoming untrue in a material respect or any condition to the merger not being satisfied; or

  . settle any action relating to any material tax, make any material tax election or, subject to certain exceptions, make any changes to our tax accounting methods unless required by a change in generally accepted accounting principles, SEC accounting regulations or guidelines or applicable law.

  For purposes hereof, the reasonableness of withholding consent shall be determined from the point of view of UAL Corporation, taking into account the relative burden to UAL Corporation and the benefit to us of granting such consent and any other factors which UAL Corporation determines in good faith to be, and which are, of reasonable consequence to it in connection with its determination.

Other Agreements of US Airways, UAL Corporation and Yellow Jacket Acquisition Corp.

  In addition to our agreements regarding the conduct of our business, we and UAL Corporation have also agreed to take several other actions:

  .  we have agreed to promptly notify UAL Corporation upon the earlier of
     (x) receipt of notice of any action pending against us or any of our subsidiaries in respect of any material tax and (y) upon any other action in respect of taxes becoming material to us and our subsidiaries;

  . we have agreed to confer with UAL Corporation on a regular basis regarding operational and other material matters and to advise UAL Corporation of any change or event for which we have knowledge which would be expected to have a material adverse effect;

  . we have agreed, along with UAL Corporation, subject to confidentiality restrictions, to give each other copies of all filings with any governmental entity in connection with the merger agreement and the transactions contemplated by the merger agreement;

  . we have agreed to use our reasonable best efforts to cause the stockholders meeting to be held as promptly as practicable following the date of the merger agreement;

  . we have agreed to afford to UAL Corporation and its representatives reasonable and prompt access to our information, assets and personnel and to make available to UAL Corporation on a timely basis a copy of each material document received by us pursuant to the requirements of domestic or foreign laws and all other information concerning our business, properties and personnel, subject to confidentiality or legal restrictions;

  . UAL Corporation has agreed, in order to complete the merger, to effect the divestiture of the assets and the provision of assets, facilities and services as described in Exhibit A to the merger agreement and we have agreed, along with UAL Corporation, to use all reasonable efforts to take all actions that are necessary, proper or advisable to consummate the merger, including (i) taking all reasonable action to cause the conditions precedent to the merger to be satisfied, (ii) obtaining all necessary governmental consents, authorizations and approvals, and (iii) obtaining all necessary third party consents and approvals;

  . we have agreed, along with UAL Corporation, to promptly make all necessary filings, other submissions and registrations with governmental entities, including under the Hart-Scott-Rodino Act;

  . we have agreed, along with UAL Corporation, to give each other prompt notice of any of our representations or warranties becoming materially untrue or inaccurate;

  . UAL Corporation and Yellow Jacket Acquisition Corp. have agreed to arrangements regarding liability, indemnification and insurance matters with respect to our officers and directors;

  . we have agreed, along with UAL Corporation, to consult with each other before issuing any press release or other public statements relating to the merger; and

  . UAL Corporation has agreed that for a period of two years, the surviving corporation will offer continued employment to all of our employees (other than officers), other than employees discharged for cause or performance related reasons or employees of a subsidiary that is sold or transferred to a third party. Following the two year period, UAL Corporation has agreed to provide all of our former non-officer, non-union employees of us and our subsidiaries the same job security protection, if any, as provided to similarly-situated employees of UAL Corporation.

No Solicitation of Transactions

  We have agreed that we will not (and will cause our subsidiaries not to) solicit, initiate or encourage, or take any action knowingly to facilitate, any inquiries or proposals relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, of assets or businesses that constitute or represent 20% or more of our total revenue, operating income, EBITDA or assets, including our subsidiaries' assets, taken as a whole, or 20% or more of the outstanding shares of our capital stock or capital stock of, or other equity or voting interests in, any of our subsidiaries directly or indirectly holding the assets or businesses referred to above (any proposal or offer of this nature will be referred to as a "Takeover Proposal").

  We have also agreed that we will not (and will cause our subsidiaries not to) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or cooperate in any way with, any Takeover Proposal, other than a Takeover Proposal made by UAL Corporation. Notwithstanding the foregoing restriction, the Board may, at any time prior to our stockholders adoption of the merger agreement, in response to a bona fide written Takeover Proposal which was not solicited in violation of the above restrictions and which the Board determines in good faith is reasonably likely to result in the Board determining to change its recommendation of the merger agreement or lead to a Takeover Proposal that is superior from a financial view to you, furnish such person with information with respect to us and our subsidiaries pursuant to a customary confidentiality agreement and participate in discussions and negotiations with such person regarding the Takeover Proposal.

  We must promptly advise UAL Corporation of any Takeover Proposal or any requests for information or inquiries we reasonably believe could lead to a Takeover Proposal and the terms and conditions of such request, Takeover Proposal or inquiry. We must keep UAL Corporation informed in all material respects of the status and details of any such request, Takeover Proposal or inquiry.

  Neither the Board nor any committee of the Board may (i) withdraw (or modify in a manner adverse to UAL Corporation) its recommendation of the merger or recommend a Takeover Proposal, other than a Takeover Proposal made by UAL Corporation, unless the Board or a committee of the Board determines in good faith, based on such matters it deems appropriate, after consultation with legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties, (ii) adopt or approve a Takeover Proposal or withdraw its approval of the merger, (iii) cause or permit us to enter into any agreement that constitutes or is reasonably likely to lead to a Takeover Proposal or (iv) agree or resolve to do any of the foregoing. Notwithstanding the foregoing, the Board shall not be prohibited from taking or disclosing a position contemplated by Rule 14e-2(a) of the Exchange Act, or making any disclosure to you if failure to do so, in the Board's good faith judgment after consultation with counsel, would be inconsistent with applicable law.

  We may, at any time prior to obtaining stockholder approval, in response to any unsolicited bona fide binding written offer made by a third party that if consummated would result in such third party (or in the case of a direct merger between such third party and us, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power in us or all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that our Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be superior from a financial view to you, taking into account, among other things, any changes to the terms of the merger agreement proposed by UAL Corporation in response to such superior proposal or otherwise (any such proposal will be referred to as a "Superior Proposal"), terminate the merger agreement and concurrently enter into an acquisition agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal; provided, however, that we can not terminate the agreement unless we have complied in all material respects with the restrictions on solicitation described above and paid the termination fee and expenses owed to UAL Corporation; and provided further, that we can not terminate the agreement without first giving UAL Corporation five business day's notice that we have received a Superior Proposal, specifying the terms and conditions thereof.

Employee Benefit Matters

  With respect to our employees, or our subsidiaries' employees, that are classified as regular permanent employees as of the date of the merger and who are in jobs that will not be covered by collective bargaining or other labor union contracts after the merger, UAL Corporation has agreed as follows:

  . to give such employees full credit, for purposes of eligibility, vesting and benefit accrual under any employee benefit plans or arrangements maintained by UAL Corporation, the surviving corporation and their respective affiliates, for such employees' service with us to the same extent recognized by us immediately prior to the merger (except where it would result in a duplication of benefits);

  . to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees under any welfare benefit plans in which such employees may be eligible to participate after the merger to the extent waived under the applicable plan immediately prior to the merger and (ii) provide such employees with credit for any co-payments and deductibles paid prior to the merger in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which such employees are eligible to participate after the merger; and

  . to honor our benefit plans and benefit agreements in accordance with their terms. For a period of one year immediately following the merger, UAL Corporation agrees to provide to such employees employed by UAL Corporation employee benefit plans and arrangements (excluding equity-based compensation) not materially less favorable in the aggregate than those provided to such employees immediately prior to the merger and eligibility for stock option grants on the same basis as similarly situated employees of UAL Corporation and its subsidiaries.

Conditions to the Merger

  Each party's obligation to complete the merger is subject to a number of conditions, including the following:

  .  adoption by our stockholders of the merger agreement;

  . the expiration or termination of the waiting periods under the Hart-Scott-Rodino Act and the receipt of any other necessary approvals or clearances under applicable competition, merger control, antitrust or similar law or regulation;

  . the absence of any temporary restraining order, preliminary or permanent injunction, or other order or decree by any court of competent jurisdiction or other legal restraint or prohibition preventing the merger.

  Our obligation to complete the merger is subject to additional conditions, including the accuracy of the representations and warranties of UAL Corporation and Yellow Jacket Acquisition Corp. that are qualified as to materiality and the material accuracy of the representations and warranties of UAL Corporation and Yellow Jacket Acquisition Corp. that are not qualified as materiality, and the performance in all material respects of their obligations under the merger agreement.

  The obligations of UAL Corporation and Yellow Jacket Acquisition Corp. to complete the merger are subject to additional conditions, including the following:

  . the accuracy of our representations and warranties that are qualified as to materiality and the material accuracy of our representations and warranties that are not qualified as materiality, and the performance in all material respects of our obligations under the merger agreement; and

  . the absence of any legal restraint that has the effect of (i) prohibiting or limiting in any material respect the ownership or operation of a material portion of our or UAL Corporation's business,
     (ii) prohibiting UAL Corporation from controlling in any material respect a substantial portion of our business or operations and (iii) imposing material limitations on UAL Corporation's ability to acquire, hold or exercise full rights of ownership of shares of our common stock; and

  . we or UAL Corporation having obtained (i) all material consents, approvals or authorizations of governmental entities legally required in connection with the merger agreement or the transactions contemplated by the merger agreement and (ii) all other governmental or third party consents, approvals or authorizations required in connection with the merger agreement, except, in the case of clause (ii), for those the failure of which to be obtained would not be expected to result in a material adverse effect on us or prevent or materially impede or delay consummation of the merger.

  The obligations of UAL Corporation and Yellow Jacket Acquisition Corp. to complete the merger are not subject to a financing condition.

Termination of the Merger Agreement

  The merger agreement may be terminated, whether before or after receiving stockholder approval, without completing the merger, under the following circumstances:

  .  Written Mutual Consent--by written mutual consent of the parties;

  . Delay--by us or UAL Corporation if the merger is not consummated by December 31, 2000; provided, however, that this deadline may be extended to August 1, 2001 if all conditions to consummation of the merger, other than the adoption of the merger agreement by our stockholders, the receipt of regulatory approvals or consents or the absence of a legal restraint, have been fulfilled by December 31, 2000;

  .  Legal Impediments

    --by us or UAL Corporation if a law or court order prohibiting the merger becomes final and cannot be appealed, so long as a breach by the party seeking to terminate is not the principal reason for such event having occurred; and

    --by UAL Corporation if (A) any legal restraint that has the effect of
     (i) prohibiting or limiting in any material respect the ownership or operation of a material portion of the business of US Airways or UAL Corporation, (ii) prohibiting UAL Corporation from controlling in any material respect a substantial portion of the business or operations of US Airways or (iii) imposing material limitations on UAL Corporation's ability to acquire, hold or exercise full rights of ownership of shares of US Airways common stock shall be in effect and shall have become final and nonappealable and (B) a breach by UAL Corporation is not the primary reason that such event occurred.

  . Failure to Obtain Stockholder Approval--by us or UAL Corporation if our stockholders do not adopt the merger agreement at a duly convened stockholder meeting;

  . Recommendation--by UAL Corporation if our Board, acting in accordance with certain standards specified in the merger agreement relating to its fiduciary duties, withdraws or modifies, in a manner adverse to UAL Corporation, its recommendation or declaration of the advisability of the merger agreement or the merger or recommends an alternative transaction;

  .  Breach

    --by UAL Corporation if (i) we materially breach our representations, warranties or covenants under the merger agreement and are unable to cure the breach after receiving written notice and an opportunity to cure the breach and (ii) UAL Corporation has not previously been deemed to have waived such breach;

    --by us if UAL Corporation or Yellow Jacket Acquisition Corp.
     materially breaches its representations, warranties or covenants under the merger agreement and is unable to cure the breach after receiving written notice and an opportunity to cure the breach; or

  . Fiduciary Termination--by us, in accordance with the provisions more fully described in the fourth paragraph of the section entitled "Summary of the Merger Agreement--No Solicitation of Transactions" on page 33, which provides, at any time prior to obtaining stockholder approval, in response to an unsolicited bona fide binding written offer made by a third party to acquire more than 50% of our common stock or all or substantially all our assets for consideration that our Board determines in its good faith judgment to be superior from a financial view to our stockholders, provided that we have complied in all material respects with the no solicitation covenant of the merger agreement and we have paid the applicable termination fee and expense reimbursement amount to UAL Corporation and we concurrently enter into an acquisition agreement with a third party.

  In the event of termination of the merger agreement by either party under the above events, the merger agreement shall become void and have no effect; provided, however that this will not relieve a breaching party from liability for a prior wilful breach of the merger agreement.

Termination Fees

  We have agreed to pay to UAL Corporation a termination fee of $150 million, plus up to a maximum of $10 million for reimbursement of UAL Corporation's expenses, if:

  . the merger agreement is terminated by UAL Corporation or us under circumstances where:

    --the termination was due to (i) our stockholders failing to approve the merger or (ii) the merger failing to be completed by the applicable termination date;

    --prior to such termination, a third party made a proposal to acquire
     20% or more of our common stock or a business that constitutes 20% or more of our total revenue, operating income, EBITDA or assets; and

    --within 12 months of such termination, we consummate or enter into an agreement with a third party providing for the acquisition of 40% or more of our common stock or a business that constitutes 40% or more of our total revenue, operating income, EBITDA or assets.

  . the merger agreement is terminated by UAL Corporation because our Board withdraws or modifies, in a manner adverse to UAL Corporation, its recommendation or declaration of the advisability of the merger agreement or the merger or recommends any alternative transaction;

  . The merger agreement is terminated by us in response to an unsolicited bona fide binding written offer made by a third party to acquire more than 50% of our common stock or all or substantially all our assets for consideration that our Board determines in its good faith judgment to be superior from a financial view to our stockholders and the Board determines, after legal consultation, that failure to do so would likely result in a breach of the Board's fiduciary duty and we concurrently enter into an acquisition agreement with a third party.

  UAL Corporation has agreed to pay us a termination fee of $50 million in the event the merger agreement is terminated for any reason other than (i) our Board's withdrawal or modification, in a manner adverse to UAL Corporation, of its recommendation or declaration of the advisability of the merger agreement or the merger, (ii) our material breach of our representations, warranties, or covenants, or (iii) our termination in response to an unsolicited binding written offer made by a third party for consideration that our Board determines in its good faith judgment to be superior from a financial view to stockholders. This fee will have to be repaid by us to UAL Corporation if subsequent to such termination, UAL Corporation becomes entitled to the payment of a termination fee as described in the immediately preceding paragraph.

Expenses

  Except as described above, all fees and expenses in connection with the merger agreement and the merger will be paid by the party incurring such expense.

Amendment; Waiver

  The merger agreement may be amended by the parties at any time; provided, however, that after stockholder approval has been obtained, there shall be made no amendment that by law requires further approval by stockholders of the parties without the further approval of such stockholders. At any time prior to the effective time of the merger, any party may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the other party's representations and warranties or waive the other party's compliance with any of the agreements or conditions contained in the merger agreement; provided, however, that after stockholder approval has been obtained, there shall be made no waiver that by law requires further approval by stockholders of the parties without the further approval of such stockholders.

                               SUMMARY OF DC AIR

  In connection with the agreement by UAL Corporation to divest certain of our assets located principally at Reagan Washington National Airport (the "Assets"), we and UAL Corporation have entered into a memorandum of understanding with Mr. Robert L. Johnson, confirming the mutual understanding of the parties with respect to the proposed acquisition by an entity to be formed by Mr. Johnson of certain of our assets and the creation of a new carrier to be called DC Air.

Competitive Presence in Washington, D.C.

  DC Air will be based at Reagan Washington National Airport and will be composed of the majority of our route structure currently served from Reagan Washington National Airport. Initially offering jet, regional jet and turboprop services, DC Air intends to transition itself to all jet service. Initially serving 44 airports with approximately 222 daily departures (111 daily round trips from Reagan Washington National Airport), it is expected that DC Air will carry approximately three million passengers in its first year of operation.

DC Air Asset Configuration and Transition Plan

  Pursuant to the terms of the memorandum of understanding, which is in the process of being amended as follows, Potomac Air, Inc. ("Potomac"), one of our wholly-owned subsidiaries, will be transferred to an entity controlled by Mr. Johnson and will become DC Air upon consummation of the merger. Prior to such transfer, Potomac will consist only of the existing leases on eight Dash-8-200 aircraft, Potomac's operating certificates, employees needed to operate the eight Dash-8-200 aircraft and certain management employees necessary to appropriately manage DC Air's operations. Additionally, DC Air will obtain the availability of 19 regional jets operated by our Express affiliates pursuant to contract rights that will be transferred to DC Air. Also, in order to provide DC Air time to obtain its own jet aircraft operated by its own trained crews, UAL Corporation or its subsidiaries will wet-lease ten 737-200 jet aircraft to DC Air for up to four years, subject to DC Air's right to terminate on four months' notice. A wet-lease is an arrangement where one entity furnishes an aircraft, crew, aircraft maintenance, insurance, fuel and other services related to the operation of the aircraft in revenue service to another entity in exchange for rental payments. The wet-lease rates are to be at market-rates as determined by a formula based on specified recent lease transactions, labor rates derived from specified labor contracts, and UAL Corporation's line maintenance costs. If needed, UAL Corporation will provide DC Air with interim employees for up to six months at its cost while DC Air hires and trains personnel to fill open positions.

  DC Air will also obtain approximately 119 air carrier (jet) slots, 103 commuter slots at Reagan Washington National Airport that are currently held by us. DC Air will assume leases on necessary airport facilities both at Reagan Washington National Airport and at other served airports. Such facilities include gates, ticket counters, ramps, ground handling equipment and line maintenance infrastructure.

  If requested by DC Air for periods ranging from five to seven years, UAL Corporation will provide DC Air with various services at market rates. These services include such items as fuel, station handling, occasional use gate arrangements, access to club facilities, interline ticketing/baggage arrangements. In addition, UAL Corporation has agreed to provide consulting support for a period of two years.

  We have agreed that the consummation of the transaction contemplated by the memorandum of understanding will satisfy UAL Corporation's obligation, pursuant to the first sentence of Section 5.03(a) of the merger agreement, to divest the Assets, and provide the assets, facilities and services set forth on Exhibit A to the merger agreement, but will not satisfy any other obligation of UAL Corporation under Section 5.03(a) of the merger agreement.

  Mr. Johnson will pay a purchase price of $141.2 million and will assume all liabilities principally related to the operations of DC Air. He may not assign his rights or obligations under the memorandum of understanding. Should he within three years of startup sell a majority equity interest in DC Air (other than through a public offering) or should he dispose of substantially all of its assets, any value received above the purchase price must be paid over to UAL Corporation. There will be no increase or decrease in the consideration paid by UAL Corporation to our stockholders resulting from UAL Corporation's receiving more or less than the price negotiated with Mr. Johnson, from any payment by Mr. Johnson to UAL Corporation if DC Air is disposed of or from any other action required or taken by UAL Corporation to complete the transaction. As a result, Salomon Smith Barney, our financial advisors, was not asked to perform an independent valuation analysis in connection with the DC Air transaction.

  The purchase price to be paid by an entity to be established by Mr. Johnson, which was agreed among the parties, was set at a level which compensated UAL Corporation for the loss of the assets to be divested to DC Air. The DC Air transaction is intended to provide DC Air with everything necessary to permit the immediate and economically viable assumption by DC Air of most of US Airways' existing operations at Reagan Washington National Airport. Other than slots, most of the assets consist of DC Air's assumption of existing leases at market rates. In arriving at the total purchase price, the parties took into account the value of the slots to be transferred as reflected in recent experiences in the purchase and sale of slots at Reagan Washington National Airport, a third party slot appraisal previously prepared in connection with unrelated financing transaction and the judgment of the parties.

  The obligation of Mr. Johnson to consummate the transaction contemplated by the memorandum of understanding is subject to a financing condition. The execution of the definitive agreement relating to DC Air is conditioned upon the receipt by Mr. Johnson of binding commitment letters relating to such financing that are reasonably acceptable to UAL Corporation. The memorandum of understanding terminates (i) on any termination of the merger agreement, (ii) at the election of any of the three parties of the memorandum of understanding if a definitive agreement is not achieved within 90 days and (iii) at any time at the election of any two of the three parties.

  The foregoing description is based on the terms of the memorandum of understanding. However, the parties are in the process of preparing definitive documentation and there is no assurance that the terms of the DC Air transaction will not change prior to either finalization of the definitive documentation or consummation of the DC Air transaction.

  Consummation of the transactions contemplated by the memorandum of understanding is subject to regulatory review and approval by various regulatory authorities including, without limitation, the Department of Transportation, which will conduct a review of the financial, managerial, compliance and citizenship status of DC Air prior to its granting the requisite economic authority to DC Air, and the Federal Aviation Administration, which will conduct a safety fitness analysis on DC Air prior to the issuance of certain operating certificates to DC Air. The Federal Aviation Administration must also provide written confirmation of the transfer of slots at Reagan Washington National Airport to DC Air. In addition, the transfer of assets (including the slots) to DC Air is subject to the Hart-Scott-Rodino Act, which provides that such transactions may not be completed until certain information has been submitted to the Department of Justice and the Federal Trade Commission and specified waiting period requirements have been satisfied. We believe that the regulatory process can be completed by January 1, 2001.

                              REGULATORY MATTERS

  Set forth below is a summary of the regulatory requirements affecting completion of the merger.

Antitrust Considerations

  The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, provides that transactions such as the merger may not be completed until certain information has been submitted to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting period requirements have been satisfied. We and UAL Corporation have made our respective pre-merger notification filings pursuant to the Hart-Scott-Rodino Act, and the waiting period was scheduled to expire on July 14, 2000, subject to possible extension by the Antitrust Division or the Federal Trade Commission. Prior to the expiration of the initial waiting period, the Department of Justice on July 14, 2000 issued separate Request(s) for Additional Information and Documentary Material to UAL Corporation and to us. Issuance of such requests extends the waiting period until twenty days following the filing by the last responding party of a certificate of substantial compliance. Compliance with the requests requires extensive document productions and information submissions. On September 1, 2000, we made our document production and information submission to the Department of Justice, and delivered a certificate of substantial compliance formally certifying our compliance with the additional request made to us by the Department of Justice. We understand that UAL Corporation is in the process of preparing their document production and information submission in response to the additional request made to them by the Department of Justice.

  Both we and UAL Corporation have received inquiries from a number of state antitrust authorities and are cooperating with their investigations. While no formal state approvals are required, as is the case with other private litigants, the state authorities have the capacity to seek judicial injunctions under the federal antitrust laws.

  The expiration or earlier termination of the Hart-Scott-Rodino Act waiting period would not preclude the Antitrust Division, the Federal Trade Commission or state authorities from challenging the merger on federal antitrust grounds. We and UAL Corporation believe that the merger, after giving effect to the transactions contemplated by the merger agreement and the memorandum of understanding with Mr. Johnson, will not violate federal antitrust laws. If we do not complete the merger within 12 months after the expiration or earlier termination of the Hart-Scott-Rodino Act waiting period, we and UAL Corporation would be required to submit new information to the Antitrust Division of the Department of Justice and the Federal Trade Commission , and a new waiting period would have to expire or be terminated before we could complete the merger.

  We and UAL Corporation anticipate that the Antitrust Division will seek the disposition of certain assets at Reagan Washington National Airport. We believe that the transaction with DC Air (as described above on page 38 under the section entitled "Summary of DC Air") should satisfy any such requirements. The regulatory process may, however, impose certain modifications and/or additions to our and UAL Corporation's current proposals. We and UAL Corporation are committed to completing the transaction. We believe that efforts sufficient to satisfy such regulatory requirement can be concluded by January 1, 2001 and that the merger will be completed promptly following satisfaction of such requirement. However, we cannot assure you that such requirements will be satisfied or, if satisfied, the date by which they will be satisfied.

Department of Transportation

  As the regulatory agency with transportation expertise, we anticipate that the Department of Transportation will conduct its own independent analysis of the merger and, as it has done in the past with respect to other airline mergers, provide the Antitrust Division with its views on the transaction and any other information that it deems relevant. Both we and UAL Corporation have received requests from the Department of Transportation to cooperate with it in providing certain information in order to enable it to perform its review of the merger and anticipate responding to such requests on a timely basis. In response to the Department of Transportation's request we, on July 27, 2000, provided the Department of Transportation a copy of the Hart-Scott-Rodino pre-merger notification filing that had previously been submitted to the Department of Justice. We anticipate responding to any additional Department of Transportation requests on a timely basis. The Department of Transportation's approval must be obtained regarding economic authority for DC Air and the transfer of our international route and economic authorities to UAL Corporation or one of its subsidiaries. The carriers must also notify the Department of Transportation and provide certain information about any substantial change in operations, management, or ownership. We believe that the Department of Transportation's review of the merger and the transactions contemplated thereby can be completed by January 1, 2001. However, we cannot assure you of the date by which such review will be completed.

Federal Aviation Administration

  In addition to matters described above with respect to DC Air, the Federal Aviation Administration must also provide written confirmation of slot transfers. "Slot transfers" occur when slots (the operational authority to conduct a IFR (instrument flight rules) landing or take-off operation at one of the airports designated as a high density traffic airport pursuant to subpart K, Part 93, Title 14 of the Code of Federal Regulations) are bought, sold, leased, or traded and thereby transferred from the transferor to the recipient. We believe that written confirmation from the Federal Aviation Administration can be received by January 1, 2001. However, we cannot assure you of the date by which such written confirmation will be received. The Federal Aviation Administration must also be notified of the acquisition of us and our FAA operating authorities.

European Communities Filing

  Under Council Regulation (EEC) No. 4064/89, as amended, certain mergers, including the present merger, may not be completed until the Commission of the European Communities has granted its approval or such approval has been deemed to have been granted. We believe that efforts sufficient to satisfy the Commission's requirements can be completed and that the Commission's approval can be obtained by January 1, 2001. However, we cannot assure you that such requirements can be satisfied or, if satisfied, the date by which they will be satisfied.

Other Regulatory Matters

  We and our subsidiaries have obtained from various regulatory authorities franchises, permits and licenses which may need to be renewed, replaced or transferred as a result of the merger. Approvals, consents or notifications may be required in connection with such renewals, replacements or transfers.

  We are not aware of any material governmental or regulatory approvals or actions that may be required for completion of the merger other than as described above. If any other governmental or regulatory approval or action is or becomes required, we currently contemplate that we would seek that additional approval or action.

                              CERTAIN LITIGATION

  Commencing on May 24, 2000, we, along with several of our officers and directors and, in all suits other than one, UAL Corporation, have been named as defendants in eight putative class actions filed in the Court of Chancery of the State of Delaware in and for the New Castle County (the "Court"). The plaintiffs allege that they have been and will be damaged by the agreement reached between us, UAL Corporation, and Mr. Johnson with respect to the acquisition by an entity to be established by Mr. Johnson of certain assets located at Reagan Washington National Airport that are to be divested by UAL Corporation upon consummation of the merger. The plaintiffs allege, among other things, that the individual defendants have breached their duty of loyalty and their fiduciary duties in entering into the agreement with Mr. Johnson. Plaintiffs seek, among other things, declaratory and injunctive relief, unspecified compensatory damages and attorney's fees.

  We were also named as a nominal defendant in a derivative action filed in the Court of Chancery based upon the same allegations. The derivative plaintiff brought causes of action for (i) breach of fiduciary duty; (ii) gross mismanagement; and (iii) corporate waste of assets. The plaintiff in the derivative action seeks, among other things, declaratory and equitable relief, unspecified compensatory damages and attorney's fees.

  We believe these actions are without merit and intend to conduct a vigorous defense.

                             PARTIES TO THE MERGER

  US Airways Group, Inc. We are incorporated under the laws of the State of Delaware on February 16, 1982. Our executive offices are located at 2345 Crystal Drive, Arlington, Virginia 22227. Our telephone number is (703) 872-7000.

  We are a holding company and our principal operating subsidiary is US Airways, Inc., a Delaware corporation, which is wholly owned. US Airways, Inc. accounted for approximately 88% of our operating revenues on a consolidated basis in 1999. US Airways, Inc. is a certified air carrier engaged primarily in the business of transporting passengers, property and mail.

  UAL Corporation. UAL Corporation was incorporated under the laws of the State of Delaware on December 30, 1968. The world headquarters of UAL Corporation are located at 1200 East Algonquin Road, Elk Grove Township, Illinois 60007. UAL Corporation's mailing address is P.O. Box 66919, Chicago, Illinois 60666. The telephone number for UAL Corporation is (847) 700-4000.

  UAL Corporation is a holding company and its principal subsidiary is United Air Lines, Inc., a Delaware corporation, which is wholly owned. United Air Lines accounted for virtually all of UAL Corporation's revenues and expenses in 1999. United Air Lines is a major commercial air transportation company, engaged in the transportation of persons, property and mail throughout the United States and abroad.

  Yellow Jacket Acquisition Corp. Yellow Jacket Acquisition Corp. was formed as a Delaware Corporation on May 17, 2000 by UAL Corporation for the purpose of entering into the merger agreement. Yellow Jacket Acquisition Corp. has not engaged in any business activity other than in connection with the merger and the related transactions.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following information pertains to common stock beneficially owned by all directors and executive officers of US Airways (or its principal operating subsidiary) as of September 1, 2000. Unless indicated otherwise by footnote, the owner exercises sole voting and investment power over the securities (other than unissued securities, the ownership of which has been imputed to such owner).

                                                                    Percentage
                                                                        of
Owner                                           Number of Shares     Class(1)
-----                                           ----------------    ----------
Directors
  Mathias J. DeVito............................        8,000(2)         *
  Rakesh Gangwal...............................    1,525,462(3)        2.3%
  Peter M. George..............................        2,265(4)         *
  Robert L. Johnson............................        4,413(5)         *
  Robert LeBuhn................................       25,756(2)(6)      *
  John G. Medlin, Jr...........................       11,000(2)         *
  Hanne M. Merriman............................        7,500(2)         *
  Thomas H. O'Brien............................        2,944(4)         *
  Hilda Ochoa-Brillembourg.....................       16,445(4)(7)      *
  Richard B. Priory............................        2,167(4)         *
  Raymond W. Smith.............................        9,609(2)         *
  Stephen M. Wolf..............................    2,216,986(8)        3.3%
Executive Officers
  Lawrence M. Nagin............................      351,500(9)         *
  B. Ben Baldanza..............................       62,500(10)        *
  Thomas A. Mutryn.............................       90,433(11)        *
20 directors and executive officers of the
 Company as a group............................    4,650,713(12)       6.9%

--------
  *  Less than 1%.
 (1) Percentages are shown only where they exceed one percent of the number of shares outstanding and are based on shares of common stock outstanding on September 1, 2000.
 (2) These holdings include 6,000 shares of common stock issuable within 60 days of September 1, 2000 upon exercise of stock options.
 (3) Mr. Gangwal's holdings include 362,450 shares of common stock which are subject to certain restrictions ("Restricted Stock") and 900,000 shares of common stock issuable within 60 days of September 1, 2000 upon exercise of stock options.
 (4) These holdings include 1,500 shares of common stock issuable within 60 days of September 1, 2000 upon exercise of stock options.
 (5) These holdings include 3,000 shares of common stock issuable within 60 days of September 1, 2000 upon exercise of stock options.
 (6)  These holdings include 10,000 shares of common stock held in trust.
 (7) These holdings include 14,000 shares of common stock held jointly by Ms. Ochoa-Brillembourg and her spouse.
 (8) Mr. Wolf's holdings include 321,121 shares of Restricted Stock and 1,510,000 shares of common stock issuable within 60 days of September 1, 2000 upon exercise of stock options.
 (9) Mr. Nagin's holdings include 42,831 shares of Restricted Stock and 264,000 shares of common stock issuable within 60 days of September 1, 2000 upon exercise of stock options.
(10) Mr. Baldanza's holdings include 40,000 shares of Restricted Stock and 22,500 shares of common stock issuable within 60 days of September 1, 2000.
(11) Mr. Mutryn's holdings include 52,291 shares of Restricted Stock and 33,334 shares of common stock issuable within 60 days of September 1, 2000 upon exercise of stock options.
(12) All directors' and executive officers' holdings include 954,318 shares of Restricted Stock and 2,919,484 shares of common stock issuable within 60 days of September 1, 2000 upon exercise of stock options.

  The only persons known to us (from our records and reports on Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC")) who owned, as of August 21, 2000, unless otherwise indicated, more than 5% of our common stock are listed below:

Name and address                                Amount and nature      Percent
Title of Class of beneficial owner           of beneficial ownership of Class(1)
----------------------------------           ----------------------- -----------
Common Stock................................        3,415,741(2)(3)     5.09%
 Salomon Smith Barney Holdings Inc.
 Citigroup Inc.
 388 Greenwich Street
 New York, New York 10013

Common Stock................................        4,249,480(4)        6.34%
 Morgan Stanley Dean Witter & Co.
 1585 Broadway
 New York, New York 10036

Common Stock................................       16,512,700(5)       24.62%
 Tiger Management LLC
 Tiger Performance LLC
 101 Park Avenue
 New York, New York 10178

--------
(1) Represents percentage of shares of common stock outstanding on August 21, 2000.
(2)  As set forth in a Schedule 13G, dated April 20, 2000, as of April 7,
     2000.
(3) 546,740 of these shares are held by Salomon Smith Barney for the accounts of its customers.
(4) As set forth in a Schedule 13G, dated February 1, 2000, as of December 31, 1999.
(5)  As set forth in a Schedule 13D, dated July 30, 1999, as of July 30, 1999.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

  Our common stock is listed on the New York Stock Exchange under the symbol "U". The following table sets forth, for the fiscal quarters indicated, the high and low trading prices per share of our common stock as quoted on the New York Stock Exchange Composite Tape.

                                                               High     Low
                                                               ----     ---
                                                                $        $
     1998:
       First Quarter.......................................... 76 7/8   56 9/16
       Second Quarter......................................... 82 1/8   63 5/8
       Third Quarter.......................................... 83 1/4    47
       Fourth Quarter......................................... 58 9/16  34 3/4

     1999:
       First Quarter..........................................  64      43 3/16
       Second Quarter......................................... 59 5/8    43
       Third Quarter.......................................... 47 1/16  24 1/8
       Fourth Quarter......................................... 33 5/8   25 1/16

     2000:
       First Quarter.......................................... 33 3/16  17 7/16
       Second Quarter......................................... 51 1/2    24
       Third Quarter (through September 18, 2000)............. 39 7/8   32 5/8

  We have not paid dividends on our common stock since the second quarter of 1990 and the Board has not authorized the resumption of dividends on our common stock as of the date of the printing of this proxy statement.

  On May 23, 2000, the last full trading day prior to the public announcement of the signing of the merger agreement, the closing sale price of our common stock reported on the New York Stock Exchange was $26.31 per share and the high and low trading prices per share of our common stock as quoted on the New York Stock Exchange Composite Tape were $26.31 and $25.50, respectively. On September 18, 2000, the most recent practicable date prior to the printing of this proxy statement, the closing price of our common stock reported on the New York Stock Exchange was $34.75. You are urged to obtain current market quotations for our common stock prior to making any decision with respect to the proposed merger.

  As of the record date, there were approximately 23,606 holders of record of our common stock, as shown on the records of our transfer agent.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

  Certain information contained herein should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 which is subject to a number of risks and uncertainties. The preparation of forward-looking statements requires the use of estimates of future revenues, expenses, activity levels and economic and market conditions, many of which are outside our control. Specific factors that could cause actual results to differ materially from those set forth in the forward-looking statements include: economic conditions, labor costs; aviation fuel costs; competitive pressures on pricing (particularly from lower-cost competitors); weather conditions; government legislation; consumer perceptions of our products; demand for air transportation in the markets served by our airline subsidiaries; and other operational matters and risks and uncertainties listed from time to time in our reports to the SEC. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. We assume no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates.

                               OTHER INFORMATION

Proposals by Stockholders of US Airways

  If we complete the merger, we will no longer have public stockholders or any public participation in our stockholder meetings. If we do not complete the merger, we intend to hold our next annual stockholder meeting in 2001. In that case, if you are still a stockholder as of the record date of such meeting, you would continue to be entitled to attend and participate in our stockholder meetings.

  Our by-laws require stockholders who intend to nominate directors or propose new business at any annual meeting to provide advance notice of such intended action as well as certain additional information. This by-laws provision requires stockholders to provide us with notice of their intent to nominate directors or propose new business at an annual meeting not less than 30 days nor more than 60 days prior to such annual meeting; provided, however, that in the event less than 40 days prior written notice or prior public disclosure of the date of the meeting is given or made to the stockholder, such notices by the stockholder must be received by us not later than close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

  In accordance with federal securities laws, proposals to be submitted by stockholders for consideration at our next annual meeting and inclusion in our 2001 Proxy Statement must be received by us at our executive offices in Arlington, Virginia, not later than December 15, 2000. SEC rules establish standards as to which stockholder proposals are required to be included in a proxy statement for an annual meeting. We will only consider proposals for inclusion in our proxy statement for an annual meeting that satisfy the requirements of applicable SEC rules.

Where You Can Find More Information

  As required by law, we file reports, proxy statements and other information with the SEC. You may read and copy this information at the following offices of the SEC:

  Public Reference Room      New York Regional Office     Chicago Regional
  450 Fifth Street, N.W.     7 World Trade Center         Office
  Room 1024                  Suite 1300                   500 West Madison
  Washington, D.C. 20549     New York, New York 10048     Street
                                                          Suite 1400
                                                          Chicago, Illinois
                                                          60661

  For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. You may obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may also access some of this information via the World Wide Web through the SEC's Internet address at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange, and materials may be inspected at the New York Stock Exchange's offices at 20 Broad Street, New York, New York 10005.

                                                                      APPENDIX A

                                                                  EXECUTION COPY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     Among

                                UAL CORPORATION,

                        YELLOW JACKET ACQUISITION CORP.

                                      and

                             US AIRWAYS GROUP, INC.

                            Dated as of May 23, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   The Merger

 Section 1.01 The Merger.......     1
 Section 1.02 Closing..........     1
 Section 1.03 Effective Time...     1
              Effects of the
 Section 1.04 Merger...........     1
              Certificate of
              Incorporation and
 Section 1.05 By-laws..........     2
 Section 1.06 Directors........     2
 Section 1.07 Officers.........     2

                                   ARTICLE II
                            Conversion of Securities

              Conversion of
 Section 2.01 Capital Stock....     2
              Exchange of
 Section 2.02 Certificates.....     3

                                  ARTICLE III
                         Representations and Warranties

              Representations
              and Warranties of
 Section 3.01 the Company......     4
              Representations
              and Warranties of
 Section 3.02 Parent and Sub...    17

                                   ARTICLE IV
                   Covenants Relating to Conduct of Business

              Conduct of
 Section 4.01 Business.........    18
 Section 4.02 No Solicitation..    21

                                   ARTICLE V
                             Additional Agreements

              Preparation of
              the Proxy
              Statement;
              Stockholders
 Section 5.01 Meeting..........    23
              Access to
              Information;
 Section 5.02 Confidentiality..    23
              Efforts;
 Section 5.03 Notification.....    24
              Company Stock
 Section 5.04 Options..........    25
              Indemnification,
              Exculpation and
 Section 5.05 Insurance........    25
              Fees and
 Section 5.06 Expenses.........    26
              Information
 Section 5.07 Supplied.........    27
              Benefits
 Section 5.08 Matters..........    27
              Public
 Section 5.09 Announcements....    28
              Future
 Section 5.10 Employment.......    28

                                   ARTICLE VI
                              Conditions Precedent

              Conditions to
              Each Party's
              Obligation to
              Effect the
 Section 6.01 Merger...........    28
              Conditions to
              Obligations of
 Section 6.02 Parent and Sub...    29
              Conditions to
              Obligation of the
 Section 6.03 Company..........    29
              Frustration of
              Closing
 Section 6.04 Conditions.......    30

                                  ARTICLE VII
                       Termination, Amendment and Waiver

 Section 7.01 Termination..................................................   30
 Section 7.02 Effect of Termination........................................   31
 Section 7.03 Amendment....................................................   31
 Section 7.04 Extension; Waiver............................................   31

                                  ARTICLE VIII
                               General Provisions

 Section 8.01 Nonsurvival of Representations and Warranties................   32
 Section 8.02 Notices......................................................   32
 Section 8.03 .............................................................   32
 Section 8.04 Interpretation...............................................   33
 Section 8.05 Counterparts.................................................   33
 Section 8.06 Entire Agreement; No Third-Party Beneficiaries...............   33
 Section 8.07 Governing Law................................................   33
 Section 8.08 Assignment...................................................   33
 Section 8.09 Enforcement..................................................   33

  Agreement and Plan of Merger dated as of May 23, 2000, by and among UAL Corporation, a Delaware corporation ("Parent"), Yellow Jacket Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and US Airways Group, Inc., a Delaware corporation (the "Company").

  Whereas the Board of Directors of each of the Company and Sub has approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $1.00 per share, of the Company (the "Company Common Stock") not owned by Parent, Sub or the Company, other than the Appraisal Shares (as defined in Section 2.01(d)), will be converted into the right to receive $60.00 in cash;

  Whereas Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

  Now, Therefore, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

  Section 1.02 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at 11:00 a.m., New York time, on the second business day after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VI (other than those that by their terms cannot be satisfied until the time of the Closing), at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019, or at such other time, date or place agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or (to the extent permitted by applicable law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by applicable law) waived. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

  Section 1.03 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time".

  Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

  Section 1.05 Certificate of Incorporation and By-laws. (a) The Restated Certificate of Incorporation of the Company, as amended to the date of this Agreement, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

  (b) The By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

  Section 1.06 Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

  Section 1.07 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II

                           Conversion of Securities

  Section 2.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Parent or Sub:

    (a) Capital Stock of Sub. Each issued and outstanding share of common stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

    (b) Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company as treasury stock, or by Parent or Sub, immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

    (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and the Appraisal Shares) shall be converted into the right to receive $60.00 in cash, without interest (the "Merger Consideration"). At the Effective Time all such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

    (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the "Appraisal Shares") of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company

  Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

  Section 2.02 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the "Paying Agent"), and, from time to time after the Effective Time, Parent shall provide, or cause the Surviving Corporation to provide, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to
Section 2.01(c) upon surrender of Certificates, it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

  (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 2.01(c) into the right to receive, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

  (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

  (d) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or became the property of any Governmental Entity (as defined in Section 3.01(d)), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

  (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving

Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration.

  (f) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

                                  ARTICLE III

                        Representations and Warranties

  Section 3.01 Representations and Warranties of the Company. Except as set forth on the disclosure schedule, with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates (the "Company Disclosure Schedule") (provided that any subsection under Section 3.01 of the Company Disclosure Schedule or any subsections thereof shall each be deemed to include (i) all disclosures set forth in other sections and subsections of the Company Disclosure Schedule (including Sections 4.01(a) and 4.01(b)) and (ii) all disclosures set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Company's 1999 10-K"), US Airways, Inc.'s (the "Principal Operating Sub") Annual Report on Form 10-K for the fiscal year ended December 31, 1999, or any other report or other document filed by the Company or the Principal Operating Sub with the Securities and Exchange Commission (the "SEC") and publicly available subsequent to December 31, 1999, and prior to the date of this Agreement, including the financial statements (and notes thereto) filed therewith (collectively, the "Filed SEC Documents"), in each of clauses (i) and (ii) as and to the extent the context of such disclosures makes it reasonably clear, if read in the context of such other section or subsection, that such disclosures are applicable to such other sections or subsections), the Company represents and warrants to Parent and Sub as follows:

    (a) Organization, Standing and Power. Each of the Company and its subsidiaries (as defined in Section 8.03) (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate, company or partnership power and authority to carry on its business as now being conducted and
  (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than (except in the case of clause (i) above with respect to the Company) where the failure to be so organized, existing, qualified or licensed or in good standing individually or in the aggregate would not be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect (as defined in Section 8.03). The Company has delivered to Parent true and complete copies of its Restated Certificate of Incorporation and By-laws and the certificate of incorporation and by-laws (or similar organizational documents) of each of its subsidiaries, in each case as amended to the date of this Agreement. Except as identified in writing by the Company to Parent prior to the date of this Agreement, the Company has made available to Parent and its representatives true and complete copies of the minutes of all meetings of the stockholders, the Board of Directors of the Company and each committee of the Board of Directors of the Company and each of its subsidiaries held since January 1, 1997, that have been requested by Parent.

    (b) Subsidiaries. All the outstanding shares of capital stock or other equity or voting interests of each such subsidiary are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any corporation, partnership, joint venture, association or other entity.

    (c) Capital Structure. (i) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock, 3,000,000 shares of senior preferred stock, without nominal or par value (the "Company Senior Preferred Stock"), and 5,000,000 shares of preferred stock, without nominal or par value (the "Company Preferred Stock"). As of the close of business on May 19, 2000, (A) 67,029,029 shares of Company Common Stock (excluding shares held by the Company as treasury shares) were issued and outstanding,
  (B) 34,142,767 shares of Company Common Stock were held by the Company as treasury shares, (C) 20,486,116 shares of Company Common Stock were reserved for issuance pursuant to the Nonemployee Directors Stock Purchase Plan, the 1984 Stock Option and Stock Appreciation Rights Plan, the 1992 Stock Option Plan, the Nonemployee Director Deferred Stock Unit Plan, the Nonemployee Director Stock Incentive Plan, the 1996 Stock Incentive Plan, the 1997 Stock Incentive Plan and the 1998 Pilot Stock Option Plan (such plans, collectively, the "Company Stock Plans"), of which 11,495,500 shares were subject to outstanding Company Stock Options (as defined below), (D) no shares of Company Senior Preferred Stock were issued and outstanding or were held by the Company as treasury shares and (E) no shares of Company Preferred Stock were issued and outstanding or were held by the Company as treasury shares. There are no outstanding stock appreciation rights or other rights that are linked to the price of Company Common Stock granted under any Company Stock Plan that were not granted in tandem with a related Company Stock Option. No shares of Company Common Stock are owned by any subsidiary of the Company. The Company has delivered to Parent a true and complete list, as of the close of business on May 19, 2000, of all outstanding stock options to purchase Company Common Stock granted under the Company Stock Plans (collectively, the "Company Stock Options") and all other rights to purchase or receive Company Common Stock (collectively, the "Company Stock Issuance Rights") granted under the Company Stock Plans, the number of shares subject to each such Company Stock Option or Company Stock Issuance Right, the grant dates and exercise prices of each such Company Stock Option or, as applicable, Company Stock Issuance Right and the names of the holder thereof. Except as set forth above, as of the close of business on May 19, 2000, no shares of capital stock of, or other equity or voting interests in, the Company, or, to the extent issued or granted by the Company, options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. During the period from May 19, 2000 to the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding on such date as required by their terms as in effect on the date of this Agreement and (y) there have been no issuances by the Company of options, warrants or other rights to acquire shares of capital stock or other equity or voting interests from the Company. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries, and, except as set forth above, no securities or other instruments or obligations of the Company or any of its subsidiaries the value of which is in any way based upon or derived from any capital or voting stock of the Company, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its subsidiaries may vote. Except as set forth above and except as specifically permitted under
  Section 4.01(a), there are no Contracts (as defined in Section 3.01(d)) of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. There are not any outstanding contractual obligations of the Company or any of its subsidiaries to (I) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or (II) vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any of its subsidiaries. To the knowledge of the Company as of the date of this Agreement, there are no irrevocable proxies and no voting agreements to which the Company is a party with respect to any shares of the capital stock or other voting securities of the Company or any of its subsidiaries.

    (ii) As of the date of the Agreement, the number of outstanding shares of Company Common Stock held by the trustee (the "Trustee") under the Company's Employee Stock Ownership Plan (the "ESOP") is 2,081,873, of which 900,156 shares are allocated to participants and beneficiaries under the ESOP and 1,181,717 shares are unallocated. As of the date of this Agreement, the outstanding and unpaid principal amount of the note evidencing the agreement to repay the loan (the "ESOP Loan") from the Company to the Trustee, dated August 11, 1989, the proceeds of which were used by the Trustee on behalf of the ESOP to purchase from the Company on such date 2,200,000 shares of Company Common Stock, is $72,241,786. The unallocated shares of Company Common Stock held in the ESOP's suspense account have been pledged as collateral for the ESOP Loan.

    (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Stockholder Approval (as defined in Section 3.01(t)). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable the Merger, this Agreement and the transactions contemplated hereby, (ii) declaring that it is in the best interests of the Company's stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) declaring that the consideration to be paid to the Company's stockholders in the Merger is fair to such stockholders, (iv) directing that this Agreement be submitted to a vote at a meeting of the Company's stockholders and (v) recommending that the Company's stockholders adopt this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Restated Certificate of Incorporation or By-laws of the Company or the certificate of incorporation or by-laws (or similar organizational documents) of any of its subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise or license, whether oral or written (each, including all amendments thereto, a "Contract"), to which the Company or any of its subsidiaries is a party or any of their respective properties or assets is subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate would not be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or any other applicable competition, merger control, antitrust or similar law or regulation, (2) any consent, approval, order, authorization, registration, declaration or filing required to be received from or made with any foreign regulatory authorities, (3) any filings required under Title 49 of the United States Code and the rules and regulations of the Federal Aviation Administration (the "FAA"), (4) any filings required under the rules and regulations of the Department of Transportation (the "DOT"), (5) the filing with the SEC of a proxy statement relating to the adoption by the Company's stockholders of this Agreement (as amended or supplemented from time to time, the "Proxy Statement") and such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (6) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business, (7) any filings required under the rules and regulations of the New York Stock Exchange ("NYSE"), (8) any consent, approval, order, authorization, registration, declaration or filing required to be received from or made with any Governmental Entity that generally regulates aspects of airline operations, including, but not limited to, noise, environmental, aircraft communications, agricultural, export/import and customs and (9) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect.

    (e) SEC Documents. Each of the Company and the Principal Operating Sub has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed with the SEC by it since January 1, 1997 (together with all information incorporated therein by reference, the "SEC Documents"). No subsidiary of the Company, other than the Principal Operating Sub, is required to file any form, report, schedule, statement or other document with the SEC. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects
  (x) in the case of the SEC Documents filed by the Company, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended, and (y) in the case of the SEC Documents filed by the Principal Operating Sub, the consolidated financial position of the Principal Operating Sub and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Except for contingent liabilities referenced or reflected (without regard to potential amount) in the Filed SEC Documents, as of December 31, 1999, the Company and its subsidiaries had no contingent liabilities, other than contingent liabilities that individually would not be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect.

    (f) Absence of Certain Changes or Events. Since December 31, 1999, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been (i) any state of facts, change, development, effect, condition or occurrence that individually or in the aggregate constitutes, has had, or would be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect, (ii) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, except for dividends by a wholly owned subsidiary of the Company to its parent, (iii) prior to the date of this Agreement, any purchase, redemption or other acquisition of any shares of capital stock or any other securities of the Company or any of its subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (iv) prior to the date of this Agreement, any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or other securities of the Company or any of its subsidiaries, (v) (x) any granting by the Company or any of its subsidiaries to any current or former director, officer, employee or consultant of any increase in compensation, bonus or other benefits or any such granting of any type of compensation or benefits to any current or former director, officer, employee or consultant not previously receiving or entitled to receive such type of compensation or benefit, except for (A) increases of cash compensation and other immaterial changes in benefits (except for changes in benefits provided to officers other than as the result of immaterial changes made to Company Benefit Plans that are generally applicable to the employees of the Company or any of its subsidiaries, which changes are not specifically directed at or do not disproportionately affect such officers) in each case (1) in the ordinary course of business consistent with past practice or (2) required under any agreement or benefit plan in effect as of December 31, 1999, or
  (B) those actions taken by the Company to retain or attract employees in key positions as and to the extent consistent with the Employee Retention/Attraction Plan set forth as Exhibit N to the Company Disclosure Schedule (the "Retention Plan"), (y) any granting to any current or former director, officer, employee or consultant of the right to receive any severance or termination pay, or increases therein, other than (A) termination arrangements for employees (other than officers) entered into in the ordinary course of business consistent with past practice and (B) those actions taken by the Company to retain or attract employees in key positions as and to the extent consistent with the Retention Plan or (z) any entry by the Company or any of its subsidiaries into, or any amendment of, any Company Benefit Agreement (as defined in Section 3.01(j)), (vi) any payment of any benefit or the grant or amendment of any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder) except as required to comply with any applicable law or any Company Benefit Agreement or Company Benefit Plan existing on such date and except for those actions taken by the Company to retain or attract employees in key positions as and to the extent consistent with the Retention Plan, (vii) any damage or destruction, whether or not covered by insurance, that individually or in the aggregate would be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect, (viii) any material change in financial accounting methods, principles or practices by the Company or any of its subsidiaries, except insofar as may have been required by a change in GAAP or SEC accounting regulations or guidelines or applicable law, (ix) on or prior to the date of this Agreement, any material election with respect to taxes by the Company or any of its subsidiaries or any settlement or compromise of any material tax liability or refund of the Company or any of its subsidiaries, (x) on or prior to the date of this Agreement, any material change in tax accounting methods, principles or practices by the Company or any of its subsidiaries, except insofar as may have been required by a change in GAAP or SEC accounting regulations or guidelines or applicable law or (xi) any revaluation by the Company or any of its subsidiaries of any of the material assets of the Company or any of its subsidiaries.

    (g) Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or any of their respective assets that individually or in the aggregate would be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect, nor is there any statute, law, ordinance, rule, regulation, judgment, order or decree, of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving, the Company or any of its subsidiaries that individually or in the aggregate would be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect.

    (h) Contracts. Except for Contracts filed as exhibits to the Filed SEC Documents, as of the date hereof there are no Contracts that are required to be filed as an exhibit to any Filed SEC Document under the Exchange Act and the rules and regulations promulgated thereunder. Except for Contracts filed in unredacted form as exhibits to the Filed SEC Documents, Section 3.01(h) of the Company Disclosure Schedule sets forth a true and complete list of:

      (i) all Contracts to which the Company or any of its subsidiaries is a party, or that purports to be binding upon the Company, any of its subsidiaries or any of its affiliates, that contain a covenant (a "Restrictive Covenant") materially restricting the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of Parent or any of its subsidiaries, including the Company and its subsidiaries) to compete in any business that is material to the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or with any person or in any geographic area, except for any such Contract (x) that would not be expected to result in the Company incurring costs or receiving revenues in excess of $5,000,000 per year, (y) that may be canceled without penalty by the Company or any of its subsidiaries upon notice of 60 days or less or
    (z) the terms and scope (including with respect to any Restrictive Covenants) are customary in the airline industry for Contracts of that type;

      (ii) all material joint venture, partnership, business alliance (excluding information technology contracts), code sharing and frequent flyer agreements (including all material amendments to each of the foregoing agreements);

      (iii) all maintenance agreements for repair and overhaul that would be expected to result in the Company incurring costs in excess of $10,000,000 per year (including all material amendments to each of the foregoing agreements); and

      (iv) as of the date hereof, all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures and other Contracts pursuant to which any indebtedness (which term shall include capital leases and operating leases) of the Company or any of its subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its subsidiaries of any indebtedness of any other person (except for such indebtedness or guarantees of indebtedness the aggregate principal amount of which does not exceed $10,000,000), including the respective aggregate principal amounts outstanding as of the date of this Agreement. The Company has previously disclosed to Parent in writing, based upon the assumptions in such writing, the aggregate amount of indebtedness (which shall be deemed solely for purposes of this sentence to consist of capital leases, aircraft operating leases and indebtedness for borrowed money) of the Company and its subsidiaries (including all guarantees of indebtedness to third parties) as of the date of this Agreement.

  None of the Company or any of its subsidiaries is in violation of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, any Contract to which it is a party or by which it or any of its properties or assets is bound, and, to the knowledge of the Company or such subsidiary, no other party to any of its Contracts is in violation or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, and there has occurred no event giving to others any right of termination, amendment or cancelation of, with or without notice or lapse of time or both, any such Contract except, in each case, for violations, defaults, waivers or failures to enforce benefits that individually or in the aggregate would not be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect. Except as identified in writing by the Company to Parent prior to the date of this Agreement, the Company has delivered or made available to Parent or its representatives true and complete copies of all Contracts listed on
  Section 3.01(h) of the Company Disclosure Schedule.

    (i) Compliance with Laws. Except with respect to Environmental Laws (as defined in Section 3.01(l)(vi)) and taxes, which are the subject of Sections 3.01(l) and 3.01(n), respectively, and except as otherwise set forth in any documents filed by the Company or the Principal Operating Sub with the SEC and publicly available prior to December 31, 1999, the Company and its subsidiaries and their relevant personnel and operations are, and since January 1, 1997 have been, in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to their businesses or operations, including all applicable operating certificates, Airworthiness Directives ("ADs"), Federal Aviation Regulations ("FARs"), DOT regulations, common carrier obligations and other applicable licensing agreements, except for any such noncompliance which would not individually or in the aggregate be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect. Except as otherwise set forth in any documents filed by the Company or the Principal Operating Sub with the SEC and publicly available prior to December 31, 1999, none of the Company or any of its subsidiaries has received, since January 1, 1997, a notice or other written communication alleging or identifying a possible material violation of any statute, law, ordinance, rule, regulation, judgment, order or decree of any Governmental Entity applicable to its businesses or operations. Except as otherwise set forth in any documents filed by the Company or the Principal Operating Sub with the SEC and publicly available prior to December 31, 1999, the Company and its subsidiaries have in effect all permits, licenses, variances, exemptions, authorizations, operating certificates, Slots (as defined in Section 3.01(p)), air service designations, franchises, orders and approvals of all Governmental Entities, including the FAA and the DOT (collectively, "Permits"), necessary or reasonably advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancelation of, with or without notice or lapse of time or both, any such Permit, except where the failure to have in effect such Permits or such violation, default or event would not individually or in the aggregate be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect. The Company does not believe that the Merger, in and of itself, would be expected to cause (taking into account the likelihood of such result occurring) the revocation or cancelation of any such Permit.

    (j) Absence of Changes in Company Benefit Plans; Employment
  Agreements. Since December 31, 1999, none of the Company or any of its subsidiaries has (i) terminated, adopted, amended or agreed to amend in any material respect any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time-off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement or understanding (whether or not legally binding) providing benefits to any of the current or former directors, officers, employees or consultants of the Company or any of its subsidiaries (collectively, "Company Benefit Plans") (other than any such actions taken with respect to Non-Significant Benefit Plans (as defined below) in the ordinary course of business), (ii) made any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan (as defined in Section 3.01(m)) or (iii) made any material change in the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined. There exist no employment, consulting, deferred compensation, severance, termination or indemnification agreements or arrangements between the Company or any of its subsidiaries, on the one hand, and any current or former director, officer, employee or consultant of the Company or any of its subsidiaries, on the other hand (collectively, "Company Benefit Agreements") (other than Non-Significant Benefit Agreements (as defined below)), and no Company Benefit Agreement (other than Non-Significant Benefit Agreements) or Company Benefit Plan (other than Non-Significant Benefit Plans) provides benefits that are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or its subsidiaries of the nature contemplated by this Agreement. "Non-Significant Benefit Plans" means all immaterial Company Benefit Plans which do not provide benefits to any officers or directors of the Company or the Principal Operating Sub. "Non-Significant Benefit Agreements" means all immaterial Company Benefit Agreements which are not between the Company or the Principal Operating Sub, on the one hand, and any current officer or director of the Company or the Principal Operating Sub, on the other hand.

    (k) Labor and Employment Matters. As of the date hereof, Section 3.01(k) of the Company Disclosure Schedule sets forth a true and complete list of all collective bargaining or other labor union contracts (including all amendments thereto) applicable to any employees of the Company or any of its subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its subsidiaries, except where such dispute, strike, work stoppage or lockout individually or in the aggregate would not be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect. None of the Company or any of its subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining or other labor union contract applicable to any employees of the Company or any of its subsidiaries and there are no grievances or complaints outstanding or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries under any such Contract except for any breaches, failures to comply, grievances or complaints that individually or in the aggregate would not be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect. The Company has made available to Parent and its representatives true and complete copies of all Contracts listed on Section 3.01(k) of the Company Disclosure Schedule.

    (l) Environmental Matters. (i) Permits and Authorizations. Each of the Company and its subsidiaries possesses all material Environmental Permits (as defined below) necessary to conduct its businesses and operations as currently conducted.

    (ii) Compliance. Each of the Company and its subsidiaries is in compliance in all material respects with all applicable Environmental Laws (as defined below) and all Environmental Permits, and none of the Company or its subsidiaries has received any (A) communication from any Governmental Entity or other person that alleges that the Company or any of its subsidiaries has violated or is liable under any Environmental Law other than communications with respect to violations or liabilities that would not be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect or (B) written request for material information pursuant to Section 104(e) of the U.S. Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning the disposal of Hazardous Materials (as defined below).

    (iii) Environmental Claims. There are no Environmental Claims (as defined below) (A) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or (B) to the knowledge of the Company, pending or threatened against any person whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed, either contractually or by operation of law, in each case other than Environmental Claims that would not be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect. None of the Company or its subsidiaries has contractually retained or assumed any liabilities or obligations that would be expected to provide the basis for any Environmental Claim that would be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect.

    (iv) Stage III Requirements. (A) None of the Company or any of its subsidiaries will be required to make material expenditures to comply with the Stage III noise reduction requirements promulgated by the

  FAA (the "Stage III Requirements") or other applicable noise reduction requirements and (B) the retirement or other discontinuation of use by the Company or any of its subsidiaries of any aircraft that will not be in compliance with the Stage III Requirements or other applicable noise reduction requirements would not individually or in the aggregate be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect.

    (v) Releases. To the knowledge of the Company, there have been no Releases (as defined in Section 3.01(l)(vi)(D)) of any Hazardous Materials that could reasonably be expected to form the basis of any material Environmental Claim.

    (vi) Definitions. (A) "Environmental Claims" means any and all administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any Governmental Entity or other person alleging potential responsibility or liability (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries or penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief) arising out of, based on or related to (x) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its subsidiaries, or (y) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit.

    (B) "Environmental Laws" means all domestic or foreign (whether national, federal, state, provincial or otherwise) laws, rules, regulations, orders, decrees, common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity relating to pollution or protection of the environment (including ambient air, surface water, groundwater, soils or subsurface strata) or protection of human health as it relates to the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, handling of or exposure to Hazardous Materials.

    (C) "Environmental Permits" means all permits, licenses, registrations and other authorizations required under applicable Environmental Laws.

    (D) "Hazardous Materials" means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyls ("PCBs") or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

    (E) "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

    (m) ERISA Compliance. (i) Section 3.01(m)(i) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of all "employee welfare benefit plans" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee pension benefit plans" (as defined in Section 3(2) of ERISA) ("Company Pension Plans") and all other Company Benefit Plans maintained or contributed to by the Company or any of its subsidiaries or any person or entity that, together with the Company or any of its subsidiaries, is treated as a single employer (a "Commonly Controlled Entity") under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), for the benefit of any current or former directors, officers, employees or consultants of the Company or any of its subsidiaries, other than, in each case, any Non-Significant Benefit Plans. The Company has provided or made available to Parent, to the extent requested by Parent, true and complete copies of (1) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the "IRS") with respect to each Company Benefit Plan (if any such report was required),

  (3) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (4) each trust agreement and group annuity contract relating to any Company Benefit Plan, other than, in each case, any Non-Significant Benefit Plans. Each Company Benefit Plan has been administered in accordance with its terms, except where the failure so to be administered individually or in the aggregate would not be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect. The Company and its subsidiaries and all the Company Benefit Plans are in compliance with all applicable provisions of ERISA and the Code, except for instances of possible noncompliance that individually or in the aggregate would not be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect.

    (ii) Neither the Company nor any Commonly Controlled Entity has maintained, contributed to or been obligated to contribute to any Company Benefit Plan that is subject to Title IV of ERISA with respect to which the Company or any Commonly Controlled Entity has liabilities or obligations (whether accrued, absolute, contingent or otherwise).

    (iii) With respect to any Company Benefit Plan (other than any Non-Significant Benefit Plan) that is an employee welfare benefit plan, there are no understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former employees) from being amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the Effective Time.

    (iv) No current or former director, officer employee or consultant of the Company or any of its subsidiaries are party to any agreement or arrangement with the Company or any of its subsidiaries, nor are there any corporate policies in place, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement. Prior to the date of this Agreement, the Company has delivered to Parent a report that sets forth the Company's good faith estimate, as of the date of such report, of (x) the amount to be paid (subject to the exceptions described in such report and based upon the assumptions described in such report) to the current officers of the Company and the Principal Operating Sub and the president of each of the Company's three commuter subsidiaries under all Company Benefit Agreements and Company Benefit Plans (or the amount by which any of their benefits may be accelerated or increased) as a result of
  (i) the execution of this Agreement, (ii) the obtaining of the Stockholder Approval, (iii) the consummation of the Merger or the other transaction contemplated by this Agreement or (iv) the termination or constructive termination of the employment of such officers following one of the events set forth in clauses (i) through (iii) above and (y) the ramifications of such payments Sections 280G and 4999 of the Code.

    (v) The deduction of any amount payable pursuant to the terms of the Company Benefit Plans or any other employment contracts or arrangements will not be subject to disallowance under Section 162(m) of the Code.

    (vi) The Company has no liability or obligations, including under or on account of a Company Benefit Plan or Company Benefit Agreement, arising out of the Company's hiring of persons to provide services to the Company and treating such persons as consultants or independent contractors and not as employees of the Company, except where such liability or obligation would not be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect.

    (n) Taxes. (i) Each of the Company and its subsidiaries has filed all tax returns required to be filed by it or requests for extensions to file such returns have been timely filed, granted and have not expired, and all such returns are true and complete, except for such failures to file or to have extensions granted that remain and such inaccuracies that individually or in the aggregate would not be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect. Each of the Company and its subsidiaries has paid (or the Company has paid on its behalf) all taxes shown as due on such returns and all material taxes otherwise due (including withholding taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any foreign federal laws or any state or local laws, domestic or foreign), except for such failures to pay that individually or in the aggregate would not be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect, and the most recent financial statements contained in the Filed SEC Documents adequately provide for all taxes payable by the Company and its subsidiaries (in addition to any reserve for deferred taxes established to reflect timing differences between book and tax income) for all taxable periods and portions thereof accrued through the date of such financial statements, except where the failure to have such an adequate provision would not be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect.

    (ii) No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that are not adequately reflected in the most recent financial statements contained in the Filed SEC Documents, except for deficiencies that individually or in the aggregate would not be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect, and no requests for waivers of the time to assess any such taxes have been granted or are pending. The United States Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been either examined by and settled with the IRS or closed by virtue of the applicable statute of limitations. There is no audit, examination, deficiency or refund litigation pending with respect to taxes and during the past three years no taxing authority has given written notice of the intent to commence any such examination, audit or refund litigation and which such examination, audit or refund litigation has not yet ended. None of the assets or properties of the Company or any of its subsidiaries is subject to any material tax lien, other than any such liens for taxes which are not due and payable, which may thereafter be paid without penalty or the validity of which are being contested in good faith by appropriate proceedings and for which adequate provisions are being maintained in accordance with GAAP.

    (iii) None of the Company or any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock outside of the affiliated group of which the Company is the common parent qualifying or intended to qualify for tax-free treatment under Section 355(a) of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

    (iv) As used in this Agreement, "taxes" shall include all (x) domestic and foreign (whether national, federal, state, provincial, local or otherwise) income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the types described in clause (x) or (y).

    (o) Aircraft. (i) Section 3.01(o)(i) of the Company Disclosure Schedule sets forth a true and complete list of all aircraft owned, leased or operated by the Company or any of its subsidiaries as of April 30, 2000. All aircraft owned, leased or operated by the Company or any of its subsidiaries (other than the Non-Operating Aircraft (as defined below) and the Excluded Leased Aircraft (as defined below)) are in airworthy condition and are being maintained according to applicable FAA regulatory standards and the FAA-approved maintenance program of the Company and its subsidiaries. The Company and its subsidiaries have implemented plans with respect to their respective aircraft (other than the Non-Operating Aircraft and Excluded Leased Aircraft) and engines that, if complied with, would result in the satisfaction of all requirements under all applicable ADs and FARs required to be complied with in accordance with the FAA-approved maintenance program of the Company and its subsidiaries, and the Company and its subsidiaries are in compliance with such plans in all material respects and currently have no reason to believe that they will not satisfy any component of such plan on or prior to the dates specified in such plan. No Non-Operating Aircraft is currently included in, or is currently contemplated by the Company to be included in, the active fleet of the Company or any of its subsidiaries. All lease agreements relating to the lease of an Excluded Leased Aircraft by the Company or any of its subsidiaries to a third party lessee contain a customary undertaking by the third party lessee with respect to maintaining such Excluded Leased Aircraft in accordance with FAA regulatory standards and requirements under applicable ADs and FARs. The term "Non-Operating Aircraft" means each aircraft of the Company or any of its subsidiaries identified on Section 3.01(o)(i) of the Company Disclosure Schedule as not being in operation. The term "Excluded Leased Aircraft" means each aircraft owned or leased by the Company that has been leased to a third party lessee and with respect to which neither the Company nor any of its subsidiaries has retained any maintenance obligations.

    (ii) Except as identified in writing by the Company to Parent prior to the date of this Agreement, Section 3.01(o)(ii) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, containing all Contracts (other than existing aircraft leases) pursuant to which the Company or any of its subsidiaries may purchase or lease aircraft, including the manufacturer and model of all aircraft subject to each Contract, the nature of the purchase or lease obligation (i.e., firm commitment, subject to reconfirmation or option), the anticipated delivery date of each aircraft and the other material terms of each Contract. Except as identified in writing by the Company to Parent prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of all Contracts listed on Section 3.01(o)(ii) of the Company Disclosure Schedule, including all amendments thereto. The Company has also delivered to Parent a true and complete copy of the fleet plan for the Principal Operating Sub for the period ending December 31, 2004.

    (p) Slots; Operating Rights. (i) Section 3.01(p)(i) of the Company Disclosure Schedule sets forth a true and complete list of all takeoff and landing slots and other similar takeoff and landing rights (collectively, the "Slots") used or held by the Company or any of its subsidiaries on the date of this Agreement at Slot-controlled airports, including a true and complete list of all Slot lease agreements. The Slots have been used 80% of each full and partial reporting period (as described in 14 CFR
  (S) 93.227(i)) since December 31, 1999, except to the extent less usage was permitted as provided under 14 CFR (S) 93.227. The Slots have not been designated for the provision of essential air service under the regulations of the FAA.

    (ii) Section 3.01(p)(ii) of the Company Disclosure Schedule sets forth a true and complete list of all foreign operating rights and all foreign takeoff and landing authorizations and other similar takeoff and landing rights used by the Company or any of its subsidiaries on the date of this Agreement.

    (q) Intellectual Property. (i) Each of the Company and its subsidiaries owns, or is validly licensed or otherwise has the right to use, all patents, patent rights, trademarks, trade secrets, trade names, service marks, copyrights and other proprietary intellectual property rights and computer programs (the "Intellectual Property Rights") used in its business, except for such Intellectual Property Rights the failure of which to own, license or otherwise have the right to use individually or in the aggregate would not be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect.

    (ii) None of the Company or any of its subsidiaries has infringed upon, misappropriated or otherwise violated any Intellectual Property Rights or other proprietary information of any other person, except for any such infringement, misappropriation or other violation that individually or in the aggregate would not be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect. None of the Company or any of its subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation (including any claim that the Company or any of its subsidiaries must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) that has not been settled or otherwise fully resolved, except for any such infringement, misappropriation or other violation that individually or in the aggregate would not be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect. To the Company's knowledge, no other person has infringed upon, misappropriated or otherwise violated any Intellectual Property Rights of the Company or any of its subsidiaries, except for any such infringement, misappropriation or other violation that individually or in the aggregate would not be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect.

    (r) Business Combination Charter Provision. The approval of this Agreement by the Board of Directors of the Company referred to in Section 3.01(d) represents the only action necessary to ensure that ARTICLE SIXTH of the Restated Certificate of Incorporation of the Company does not and will not apply to the execution or delivery of this Agreement or the consummation of the Merger.

    (s) State Takeover Statutes. The approval of the Merger by the Board of Directors of the Company referred to in Section 3.01(d) constitutes approval of the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that Section 203 of the DGCL does not and will not apply to the execution or delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby. No other state takeover or similar statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

    (t) Voting Requirements. The affirmative vote at the Stockholders Meeting (as defined in Section 5.01(b)) or any adjournment or postponement thereof of the holders of a majority of the outstanding shares of Company Common Stock in favor of adopting this Agreement (the "Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve or adopt this Agreement or the Merger. The affirmative vote of the holders of the Company Common Stock is not necessary to approve any transaction contemplated by this Agreement (other than the consummation of the Merger).

    (u) Brokers. No broker, investment banker, financial advisor or other person, other than Salomon Smith Barney Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

    (v) Opinion of Financial Advisor. The Company has received the written opinion of Salomon Smith Barney Inc., in customary form, to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, a copy of which opinion has been delivered to Parent.

    (w) Other Matters. The information (other than forecasts) furnished by the Company to Parent relating to the items (the "Specified Matters") identified in a letter specifically referencing this Section of the Agreement delivered by Parent to the Company on or prior to the date of this Agreement is accurate in all material respects and, taking into account the limited nature of the information disclosed, does not omit to state any fact necessary in order to make such information not misleading. There are no facts or terms with respect to the Specified Matters which have not been disclosed to Parent which would be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect. The forecasts dated April 25, 2000 delivered by or on behalf of the Company to Parent relating to the Specified Matters were prepared on the basis of assumptions the Company believes in good faith as of the date of this Agreement to be reasonable and the Company has no knowledge as of the date of this Agreement of any fact or information that would lead it to believe that such assumptions are incorrect or misleading in any material respect.

  Section 3.02 Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

    (a) Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted.

    (b) Authority; Noncontravention. Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub, including the approval of their respective stockholders, are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Restated Certificate of Incorporation or By-laws of Parent or the certificate of incorporation or by-laws (or similar organizational documents) of any of its subsidiaries (including Sub), (ii) any Contract applicable to Parent or Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not prevent or materially impede or delay (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) the consummation of the Merger or the other transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby or the compliance with the provisions of this Agreement, except for
  (1) the filing of a premerger notification and report form under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (2) any consent, approval, order, authorization, registration, declaration or filing required to be received from or made with any foreign regulatory authorities, (3) any filings required under the rules and regulations of the FAA, (4) any filings required under the rules and regulations of the DOT, (5) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (6) any consent, approval, order, authorization, registration, declaration or filing required to be received from or made with any Governmental Entity that generally regulates aspects of airline operations, including, but not limited to, noise, environmental, aircraft communications, agricultural, export/import and customs and (7) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of Parent or Sub to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

    (c) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

    (d) Capital Resources. Parent has or, on or prior to the Closing Date, will have, sufficient cash to pay the Merger Consideration.

    (e) No Capital Ownership. As of the date hereof, neither Parent nor Sub own any shares of capital stock of the Company for purposes of Section 203 of the DGCL.

                                  ARTICLE IV

                   Covenants Relating to Conduct of Business

  Section 4.01 Conduct of Business. (a) Conduct of Business by the
Company. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by Parent or as specifically contemplated by this Agreement (including the Company Disclosure Schedule), the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use their reasonable efforts to comply with all applicable laws, rules and regulations and, to the extent consistent therewith, use their reasonable efforts to preserve their assets and preserve their relationships with customers, suppliers, employees, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as consented to in writing by Parent or as specifically contemplated by this Agreement (including the Company Disclosure Schedule), the Company shall not, and shall not permit any of its subsidiaries to:

    (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, provided that Parent's consent shall not be required for dividends by a direct or indirect wholly owned subsidiary of the Company to its parent, (y) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities or (z) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;

    (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible securities or any stock appreciation rights or other rights that are linked to the price of Company Common Stock, provided that Parent's consent shall not be required for the issuance of shares of Company Common Stock upon the exercise of Company Stock Options in accordance with the terms of such options as in effect on the date of this Agreement;

    (iii) amend its certificate of incorporation or by-laws (or similar organizational documents);

    (iv) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any assets constituting a business or any corporation, partnership, joint venture or association or other entity or division thereof, or any direct or indirect interest in any of the foregoing, provided that the restrictions set forth in this Section 4.01(a)(iv)(A) shall not apply to the merger of any direct or indirect wholly owned subsidiary of the Company with or into the Company or any other direct or indirect wholly owned subsidiary of the Company, or (B) any asset, provided that the restrictions set forth in this Section 4.01(a)(iv)(B) shall not apply to the acquisition or the agreement to acquire (1) assets which are not aircraft or engines (w) acquired in the ordinary course of business consistent with past practice with an individual purchase price equal to or less than $1,000,000, (x) acquired in response to unanticipated operational, competitive or economic factors if
  (I) such action is consistent with past practice, (II) the Company determines, based upon its reasonable judgment, that such action is an appropriate response to such factor and (III) Parent determines, based upon its reasonable judgment, that such action would not have a significant and adverse effect on Parent and its subsidiaries (which, for purposes of this clause (III), shall include the Company and its subsidiaries), (y) acquired reasonably in response to a regulatory requirement or mandate or (z) acquired in accordance with Section 4.01(a)(vii) and (2) new or used aircraft and engines pursuant to the transactions set forth in Section 4.01(a)(iv) (the "Acquired Aircraft/Engines Schedule") of the Company Disclosure Schedule;

    (v) directly or indirectly sell, lease, license, sell and leaseback (other than, with respect to assets other than aircraft and engines, a sale and leaseback transaction disclosed in the Company Capital Budget), mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets or any interest therein, provided that the restrictions set forth in this Section 4.01(a)(v) shall not apply to
  (A) sales of assets in the ordinary course of business consistent with past practice with individual sale prices equal to or less than $1,000,000 or
  (B) transactions contemplated by clause (vi)(x)(B) below;

    (vi) (x) repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, provided that the restrictions set forth in this Section 4.01(a)(vi)(x) shall not apply to (A) short-term borrowings incurred in the ordinary course of business consistent with past practice and (B) the incurrence of indebtedness to (I) finance the purchase or leasing of new aircraft and engines as set forth in the Acquired Aircraft/Engines Schedule, (II) refinance indebtedness that was incurred to finance the purchase or leasing of aircraft on terms no less favorable to the Company than the terms of the indebtedness to be refinanced or (III) purchase aircraft currently leased by a third party to the Company pursuant to the terms of the applicable lease agreement as in effect on the date of this Agreement, which financing, refinancing and purchases shall be effected either (1) in the ordinary course of business consistent with past practice or (2) as otherwise described in the Acquired Aircraft/Engines Schedule, or (y) make any loans, advances or capital contributions to, or investments in, any other person, provided that the restrictions set forth in this Section 4.01(a)(vi)(y) shall not apply to loans, advances or capital contributions to, or investments in, any other person (A) to the extent made in the ordinary course of business consistent with past practice and to the extent not otherwise prohibited by this Agreement, (B) to the extent made to, or in, the Company or any direct or indirect wholly owned subsidiary of the Company and (C) to the extent any such capital contributions are made to the Employee Stock Ownership Trust in an amount not to exceed the amount of principal and interest then due and owing under the ESOP Loan;

    (vii) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, (x) with respect to 2000, in any manner materially inconsistent with the Company's current capital budget for 2000, a true and complete copy of which has been provided to Parent prior to the date of this Agreement (the "Company Capital Budget"), and (y) with respect to 2001, (A) that in the aggregate exceed the aggregate amount of capital expenditures set forth in the Company Capital Budget or (B) that individually exceed $20,000,000, provided that the restrictions set forth in this Section 4.01(a)(vii) shall not apply to (1) cost variances experienced in the ordinary course of business consistent with past practice, (2) other expenditures made in response to unanticipated operational, competitive or economic factors if
  (I) such action is consistent with past practice, (II) the Company determines, based upon its reasonable judgment, that such action is an appropriate response to such factor and (III) Parent determines, based upon its reasonable judgment, that such action would not have a significant and adverse effect on Parent and its subsidiaries (which, for purposes of this clause (III), shall include the Company and its subsidiaries), (3) expenditures reasonably made in response to a regulatory requirement or mandate, (4) expenditures to acquire assets in the ordinary course of business consistent with past practice with individual purchase prices not to exceed $1,000,000 and (5) for each of 2000 and 2001, other expenditures in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $20,000,000;

    (viii) except as required by law, (x) pay, discharge, settle or satisfy any material claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), provided that the restrictions set forth in this Section 4.01(a)(viii)(x) shall not apply to the payment, discharge or satisfaction of claims, liabilities or obligations (A) in the ordinary course of business consistent with past practice, (B) as required by their terms as in effect on the date of this Agreement or (C) incurred since the date of this Agreement in the ordinary course of business consistent with past practice, or (y) waive, release, grant or transfer any right of material value, provided that the restrictions set forth in this Section 4.01(a)(viii)(y) shall not apply to any waiver, release, grant or transfer made in the ordinary course of business consistent with past practice, or
  (z) waive any material benefits of, or agree to modify in any materially adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

    (ix) enter into, modify, amend or terminate (A) any collective bargaining or other labor union contract applicable to the employees of the Company or any of its subsidiaries, provided that the restrictions set forth in this
  Section 4.01(a)(ix)(A) shall not apply to (1) immaterial modifications, amendments or terminations of such contracts made in the ordinary course of business consistent with past practice, (2) any modifications to such existing contracts pursuant to a "parity plus 1% review" (as such term is defined in the applicable contract) or (3) any modification, amendment or termination of any collective bargaining agreement to the extent required by a change in applicable law, (B) any Company Benefit Agreement or Company Benefit Plan providing for the payment of severance, compensation or benefits to any current or former director, officer, employee or consultant of the Company or any of its subsidiaries upon the termination of employment, provided that the restrictions set forth in this Section 4.01(a)(ix)(B) shall not apply to (I) any increase in cash compensation,
  (II) other immaterial changes in benefits (except for changes in benefits provided to officers other than as the result of immaterial changes made to Company Benefit Plans that are generally applicable to the employees of the Company or any of its subsidiaries that are not specifically directed at or do not disproportionately affect such officers) and (III) termination arrangements for employees (other than officers), which increases, changes or arrangements described above in clauses (I) through (III) are made in the ordinary course of business consistent with past practice and (IV) those actions taken by the Company to retain or attract employees in key positions as and to the extent consistent with the Retention Plan, or (C) any other material Contract to which the Company or any of its subsidiaries is a party, provided that the restrictions set forth in this Section 4.01(a)(ix)(C) shall not apply to any modifications, amendments or terminations of any such Contract to the extent made in the ordinary course of business consistent with past practice;

    (x) except as required to comply with applicable law or any provision of any Company Benefit Agreement, Company Benefit Plan or other Contract as in effect on the date of this Agreement, (A) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Agreement, Company Benefit Plan or other Contract or (B) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Agreement, Company Benefit Plan or other Contract;

    (xi) (A) decrease or defer in any material respect the level of training provided to their employees or the level of costs expended in connection therewith, (B) fail to keep in effect any governmental route authority in effect and used by the Principal Operating Sub or any other subsidiary of the Company as of the date of this Agreement, provided that the restrictions set forth in this Section 4.01(a)(xi)(B) shall not apply to any such failure if such failure occurs in the ordinary course of business consistent with past practice, (C) make any material route changes, other than changes in the ordinary course of business consistent with past practice, (D) fail to maintain insurance at levels at least comparable to current levels or otherwise in a manner inconsistent with past practice,
  (E) establish any new pilot or flight attendant domicile cities or (F) take any action, or fail to take action, which action or failure could result in the loss of Slots of the Company or any of its subsidiaries with an aggregate value in excess of $7,500,000;

    (xii) take any action which would result in the Company's representation and warranty set forth in the fifth sentence of Section 3.01(d) not being accurate at any time after the date of this Agreement, disregarding solely for purposes of this clause (xii) the exception in such representation and warranty relating to matters which would not be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect;

    (xiii) take any action that would be expected to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, (B) any such representation and warranty that is not so qualified becoming untrue in any material respect or (C) any condition to the Merger set forth in Article VI not being satisfied; or

    (xiv) authorize any of, or commit, resolve or agree to take any of, the foregoing actions to the extent prohibited by the terms of this Agreement.

    (b) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement (including anything set forth in the Company Disclosure Schedule as of the date of this Agreement), the Company shall, and shall cause each of its subsidiaries to (i)(A) promptly notify Parent upon the earlier of (x) receipt of notice of any suit, claim, action, investigation, proceeding or audit (collectively, "Actions") pending against or with respect to the Company or any of its subsidiaries in respect of any material tax (which is material at the time of receipt of such notice) and
  (y) any such Action becoming material to the Company and its subsidiaries and (B) not settle or compromise any such Action without Parent's consent;
  (ii) not make any material tax election without Parent's consent; and (iii) not make any material change in tax accounting methods, principles or practices except insofar as may have been required by a change in GAAP or SEC accounting regulations or guidelines or applicable law.

    (c) Advice of Changes; Filings. The Company and Parent shall confer on a regular basis regarding operational and other material matters. The Company shall promptly advise Parent in writing of any change or event of which it has knowledge that would be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect. The Company and Parent shall each promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information.

    (d) Consents. Parent shall not unreasonably withhold any consent contemplated by Section 4.01(a) or (b) above. The reasonableness of withholding any such consent shall be determined from Parent's point of view, taking into account the relative burden to Parent and benefit to the Company of granting such consent and any other factors which Parent determines in good faith to be, and which are, of reasonable consequence to it in connection with its determination.

  Section 4.02 No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, or authorize or permit any director, officer or employee of the Company or any of its subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action knowingly to facilitate, any Takeover Proposal (as defined below) or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal, in each case other than a Takeover Proposal made by Parent; provided, however, that at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may, in response to a bona fide written Takeover Proposal that such Board of Directors determines in good faith is reasonably likely to result in an Adverse Recommendation Change (as defined below) or constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), and which Takeover Proposal was unsolicited and did not otherwise result from a breach of this
Section 4.02, and subject to compliance with Section 4.02(c) and (d), (x) furnish information with respect to the Company and its subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement, provided that all such information is provided on a prior or substantially concurrent basis to Parent, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

  The term "Takeover Proposal" means any inquiry, proposal or offer from any person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 20% or more of the total revenue, operating income, EBITDA or assets of the Company and its subsidiaries, taken as a whole, or (B) 20% or more of the outstanding shares of Company Common Stock or capital stock of, or other equity or voting interests in, any of the Company's subsidiaries directly or indirectly holding the assets or businesses referred to in clause (A) above.

  (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent or Sub) or propose publicly to withdraw (or modify in a manner adverse to Parent or Sub) the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger, or recommend, or propose publicly to recommend, the approval or adoption of any Takeover Proposal (other than a Takeover Proposal made by Parent), unless the Board of Directors or a committee thereof determines in good faith, based on such matters as it deems appropriate, after consulting with legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law (each such action being referred to herein as an "Adverse Recommendation Change"), (ii) adopt or approve, or propose publicly to adopt or approve, any Takeover Proposal, or withdraw its approval of the Merger, or propose publicly to withdraw its approval of the Merger, (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an "Acquisition Agreement") constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) or (iv) agree or resolve to take any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence. Notwithstanding anything in this Section 4.02 to the contrary, at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal that was unsolicited and that did not otherwise result from a breach of Section 4.02(a), cause the Company to terminate this Agreement pursuant to Section 7.01(f) and concurrently enter into an Acquisition Agreement; provided, however, that the Company shall not terminate this Agreement pursuant to Section 7.01(f), and any purported termination pursuant to Section 7.01(f) shall be void and of no force or effect, unless the Company shall have complied in all material respects with the provisions of this Section 4.02, including the notification provisions in this Section 4.02, and in all material respects with the applicable requirements of Sections 5.06(b) and (c) (including the payment of the Parent Termination Fee (as defined in Section 5.06(b)) prior to or concurrently with such termination); and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 7.01(f) until after the fifth business day following Parent's receipt of written notice (a "Notice of Superior Proposal") from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal and specifying the terms and conditions of the Superior Proposal and identifying the person making such Superior Proposal (it being understood and agreed that any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new five business day period). It is understood and agreed that the termination of this Agreement in accordance with the previous sentence shall not constitute a breach of any provision of this Agreement.

  The term "Superior Proposal" means any bona fide binding written offer not solicited by or on behalf of the Company or any of its subsidiaries made by a third party that if consummated would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be superior from a financial view to the stockholders of the Company, taking into account, among other things, any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise.

  (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 4.02, the Company promptly shall advise Parent in writing of any request for information that the Company reasonably believes could lead to or contemplates a Takeover Proposal or of any Takeover Proposal, or any inquiry the Company reasonably believes could lead to any Takeover Proposal, the terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent material amendment or modification to such terms and conditions) and the identity of the person making any such request, Takeover Proposal or inquiry. The Company shall keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

  (d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or
(ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02(b)(i) or 4.02(b)(ii).

                                   ARTICLE V

                             Additional Agreements

  Section 5.01 Preparation of the Proxy Statement; Stockholders
Meeting. (a) As promptly as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Proxy Statement and the Company shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable following the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving Parent's approval, which approval shall not be unreasonably withheld or delayed.

  (b) The Company shall, as promptly as practicable following the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Stockholder Approval, regardless of whether an Adverse Recommendation Change has occurred at any time after the date of this Agreement. The Company shall use its reasonable best efforts to cause the Stockholders Meeting to be held as promptly as practicable following the date of this Agreement. The Company shall, through its Board of Directors, recommend to its stockholders that they adopt this Agreement, and shall include such recommendation in the Proxy Statement, in each case subject to its rights under Section 4.02(b)(i). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal.

  Section 5.02 Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to Parent's officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, reasonable and prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, make available to Parent on a timely basis (a) a copy of each material report, schedule, form, statement and other document received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and
(b) all other information concerning its business, properties and personnel as Parent may reasonably request, in each case subject to any confidentiality restrictions or legal restrictions that prohibit the Company's ability to provide any such information to Parent. The Company shall, and shall cause each of its subsidiaries to, (i) use their respective reasonable best efforts to cause any confidentiality provision in any Contract to which the Company or any of its subsidiaries becomes a party to be inapplicable to Parent, its subsidiaries and their respective advisors or representatives and (ii) in the event such reasonable best efforts are unsuccessful, provide notice to Parent at least five business days prior to entering into such contract that the Company or such subsidiary intends to enter into a Contract that contains confidentiality provisions that would prohibit Parent, its subsidiaries or their respective advisors or representatives from reviewing such Contract. Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company, directly or indirectly, in confidence as and to the extent provided in the Confidentiality Agreement dated March 3, 2000, between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement"). The parties hereby agree that the term of the Confidentiality Agreement is hereby amended such that it shall remain in full force and effect until the one year anniversary of the date of termination of this Agreement.

  Section 5.03 Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, in order to consummate and make effective the Merger and the other transactions contemplated by this Agreement, Parent shall effect the divestiture of the assets and the provision of assets, facilities and services as described in Exhibit A hereto to a person or persons reasonably acceptable to the Company upon the terms and subject to the conditions set forth in Exhibit A, it being understood that taking any or all of the actions described in this sentence shall in no way limit Parent's obligations under the next following sentence. In addition, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all the other actions that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following: (i) causing the conditions precedent set forth in
Article VI to be satisfied, (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings and (iii) obtaining all necessary consents, approvals or waivers from third parties. The parties shall promptly after the date of this Agreement make all necessary filings and registrations with the Governmental Entities, including filings under the HSR Act and submissions of information requested by Governmental Entities. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, use its reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement are consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby. The Company and Parent will provide such assistance, information and cooperation to each other as is reasonably required to obtain any such waivers, consents, approvals, orders, and authorizations referred to above and, in connection therewith, will notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with such Governmental Entity and will supply the other person with copies of all correspondence between such person and any of its representatives, on the one hand, and any Governmental Entity on the other hand.

  (b) The Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.02(a) would not be satisfied (a "Failed Section 6.02(a) Condition"); provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement except that, as to any such notice of a Failed Section 6.02(a) Condition with respect to which Parent has not within 25 days (i) disagreed, in a notice delivered to the Company, with the Company's conclusion that the condition set forth in Section 6.02 would not be satisfied as a result of the circumstance described in such notice by the Company, (ii) expressed the view, in a notice delivered to the Company, that (A) it was in good faith considering waiving such Failed Section 6.02(a) Condition (and would continue to comply with its obligations under Section 5.03) or (B) it believed in good faith that it did not yet have adequate information to form a reasonably complete view as to the facts and circumstances with respect to the matter described in such notice from the Company (which may include the magnitude of the harm resulting from such circumstances), in which case such notice from Parent shall identify for the Company the aspects of such information that Parent is lacking, or (iii) terminated this Agreement pursuant to Section 7.01(d)(i) hereof, then the Failed Section 6.02(a) Condition shall be deemed waived insofar as arising out of the circumstances set forth in such notice. In the case of clause (ii) above, Parent shall give notice to the Company promptly after (x) in the case of clause (ii)(A) it no longer is in good faith considering waiving a Failed Section 6.02(a) Condition and (y) in the case of clause (ii)(B), it believed in good faith that it had adequate information to form a reasonably complete view as to the relevant facts and circumstances, and, in either such case, absent termination of this Agreement by Parent within 20 days of such notice, such Failed Section 6.02(a) Condition shall be deemed waived at the end of such 20 day period.

  (c) Parent shall give prompt notice to the Company of any representation or warranty made by it or Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.03(a) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

  Section 5.04 Company Stock Options. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (if any) as may be required to provide that each Company Stock Option outstanding immediately prior to the Effective Time, together with each outstanding stock appreciation right granted in tandem with such Company Stock Option, shall be canceled in exchange for a lump sum cash payment equal to (1) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option and (y) the Merger Consideration, minus (2) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option and (y) the per share exercise price of such Company Stock Option. Such payment shall be made promptly following the Effective Time.

  (b) The Company shall take all steps as may be required to cause the transactions contemplated by this Section 5.04 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the Interpretive Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

  Section 5.05 Indemnification, Exculpation and Insurance. (a) Parent and Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or similar organizational documents) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

  (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.05.

  (c) For six years after the Effective Time, Parent shall maintain in effect the Company's current directors' and officers' liability insurance covering each person currently covered by the Company's directors' and officers' liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable in any material respect to such directors and officers than those of such policy as in effect on the date of this Agreement; provided that Parent may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the insurance coverage otherwise required under this Section 5.05(c); provided however, that in no event shall Parent be required to pay aggregate premiums for insurance under this Section 5.05(c) in excess of 250% of the amount of the aggregate premiums paid by the

Company for 1999 for such purpose (which 1999 premiums are hereby represented and warranted by the Company to be equal to the amount identified in writing by the Company to Parent prior to the date of this Agreement), provided that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 250% amount.

  (d) From and after the Effective Time, Parent shall unconditionally guarantee the timely payment of all funds owed by, and the timely performance of all other obligations of, the Surviving Corporation under this Section
5.05. Parent agrees that its payment obligations hereunder are unconditional, irrespective of the validity or enforceability of this Agreement against the Surviving Company or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than the defenses of statute of limitations, which are not waived). Parent hereby acknowledges that its obligations under this Section 5.05 constitute a guaranty of payment and not merely of collectability and Parent hereby waives
(i) promptness, diligence, presentment, demand of payment, protest and order in connection with this guarantee and (ii) any requirement that any party enforcing the guarantee exhaust any right to take any action against the Surviving Company or any other person prior to or contemporaneously with proceeding to exercise any right against Parent hereunder.

  (e) The provisions of this Section 5.05 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives.

  Section 5.06 Fees and Expenses. (a) Except as set forth in Section 5.06(c), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

  (b) In the event that (i) (A) a Takeover Proposal has been made to the Company or its stockholders or any person has announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal,
(B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if the Stockholders Meeting has not been held by the date that is five business days prior to the date of such termination) or 7.01(b)(iii) and (C) within 12 months after such termination, the Company or any of its subsidiaries enters into any Acquisition Agreement with respect to, or consummates, any Takeover Proposal (solely for purposes of this Section 5.06(b)(i)(C), the term "Takeover Proposal" shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to 20% shall be deemed references to 40%),
(ii) this Agreement is terminated by the Company pursuant to Section 7.01(f) or (iii) this Agreement is terminated by Parent pursuant to Section 7.01(c), then the Company shall pay Parent a fee equal to $150,000,000 (the "Parent Termination Fee") by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by the Company pursuant to Section 7.01(f), concurrently with such termination, (y) in the case of a termination by Parent pursuant to Section 7.01(c), within two business days after such termination and (z) in the case of a payment as a result of any event referred to in Section 5.06(b)(i)(C), upon the first to occur of such events.

  (c) If a Parent Termination Fee becomes payable to Parent in accordance with
Section 5.06(b), the Company shall reimburse Parent and Sub for all their expenses incurred in connection with this Agreement concurrently with the payment of such Parent Termination Fee to Parent; provided, however, that the aggregate amount of such reimbursement shall not exceed $10,000,000. All payments made pursuant to this Section 5.06(c) shall be made by wire transfer of same day funds to an account designated by Parent.

  (d) In the event that this Agreement is terminated for any reason other than pursuant to Sections 7.01(c), 7.01(d)(i) or 7.01(f), then Parent shall, within two business days after such termination, pay to the Company $50,000,000 (the "Company Termination Fee"). In the case where this Agreement is terminated pursuant to Section 7.01(b)(i) or 7.01(b)(iii) and Parent, subsequent to such termina-tion, becomes entitled to payment of the Parent Termination Fee pursuant to Section 5.06(b), the Company shall refund to Parent the full amount of the Company Termination Fee, if any, paid by Parent pursuant to this
Section 5.06(d) concurrently with the payment of such Parent Termination Fee. All payments made to the Company pursuant to this Section 5.06(d) shall be made by wire transfer of same day funds to an account designated by the Company.

  Section 5.07 Information Supplied. (a) The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will, at the date it is filed with the SEC or mailed to the Company's stockholders or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

  (b) Parent and Sub agree that none of the information supplied or to be supplied by Parent or Sub specifically for inclusion in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

  Section 5.08 Benefits Matters. (a) For purposes of this Agreement, "Affected Employees" shall mean those individuals who are classified as regular permanent employees of the Company and its subsidiaries (including those so classified employees who are on vacation, leave of absence, disability or maternity leave) as of the Effective Time who are in jobs that will not be covered by collective bargaining or other labor union contracts applicable to employees of Parent or the Company or any of their subsidiaries after giving effect to the Merger.

  (b) Parent shall, and shall cause the Surviving Corporation to, give the Affected Employees full credit, for purposes of eligibility, vesting and benefit accrual under any employee benefit plans or arrangements maintained by Parent, the Surviving Corporation and their respective subsidiaries, for the Affected Employees' service with the Company and its subsidiaries to the same extent recognized by the Company and its subsidiaries immediately prior to the Effective Time, except where such crediting would result in a duplication of benefits. In addition, Parent shall, and shall cause the Surviving Corporation to, give to each Affected Employee who (i) is a current officer of the Company or the Principal Operating Sub or is one of the three current director-level employees of the Principal Operating Sub who satisfy the requirements of clauses (ii) and (iii) of this sentence, (ii) was formerly employed by Parent and its subsidiaries and (iii) who became employed by the Company and its subsidiaries within three months of terminating employment with Parent and its subsidiaries, full credit (as if there has been no break in service) for purposes of eligibility, vesting and benefit accrual under any employee benefit plans or arrangements maintained by Parent, the Surviving Corporation and their respective subsidiaries, for such Affected Employee's service with Parent and its subsidiaries prior to the Effective Time to the same extent recognized by Parent and its subsidiaries immediately prior to such Affected Employee's termination of employment with Parent and its subsidiaries, except where such crediting would result in a duplication of benefits. The foregoing provisions of this Section 5.08(b) shall not limit or impair Parent's ability to offset under its plans, programs and arrangements any benefits provided or accrued under the Company's benefit plans, programs, or arrangements for the same period of service.

  (c) Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans in which such employees may be eligible to participate after the Effective Time to the extent waived under the applicable Company plan immediately prior to the Effective Time and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in the calendar year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which the Affected Employees are eligible to participate after the Effective Time.

  (d) Parent agrees to honor, and shall cause the Surviving Corporation to honor, the Company Benefit Plans and Company Benefit Agreements in accordance with their terms subject to any power to amend or terminate such Company Benefit Plans and Company Benefit Agreements contained therein. For a period of one year immediately following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide to the Affected Employees while employed by the Surviving Corporation or its subsidiaries employee benefit plans and arrangements not materially less favorable in the aggregate to those provided to the Affected Employees immediately prior to the Effective Time excluding, for this purpose, equity-based compensation plans and arrangements; provided, however, Parent will provide eligibility for option grants during such one-year period to Affected Employees on the same basis as provided to similarly situated employees of Parent and its subsidiaries. If an Affected Employee becomes employed by Parent, such Affected Employee shall be provided employee benefit plans and arrangements that are in the aggregate not materially less favorable than the benefit plans and arrangements provided to similarly situated employees of Parent.

  (e) Parent acknowledges that (i) except as disclosed in the Company Disclosure Schedule, the consummation of the Merger (or, if otherwise provided under the applicable Company Benefit Plan or Company Benefit Agreement, the approval of the Merger by the Company's stockholders) shall constitute a "Change in Control" or a "Change of Control" for purposes of each Company Benefit Plan and Company Benefit Agreement listed on Section 3.01(m)(iv) of the Company Disclosure Schedule in which such concept is relevant and (ii)(A) any termination of employment by or of any individual identified on Section 5.08(e)(ii)(A) of the Company Disclosure Schedule following the Effective Time and (B) any termination of employment by or of any individual identified on
Section 5.08(e)(ii)(B) of the Company Disclosure Schedule during the period commencing six months following the Effective Time and ending nine months following the Effective Time, shall be deemed to be for "Good Reason" for purposes of any employment agreement or other Company Benefit Agreement listed on Section 3.01(m)(iv) of the Company Disclosure Schedule, and any Company Benefit Plan in which such individual participates.

  Section 5.09 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

  Section 5.10 Future Employment. For a period of two years following the Closing Date, Parent shall, and shall cause the Surviving Corporation to, offer continued employment to all non-officer employees of the Company or any of its subsidiaries who are employed by the Company or any of its subsidiaries at the Effective Time; provided, however, that this Section 5.10 shall not apply to any employees of the Company or any of its subsidiaries (i) who are discharged for cause or performance related reasons or (ii) who are employees of a subsidiary of the Company which is sold or transferred to a third party at or after the Effective Time. Following the two year period specified in the prior sentence, Parent shall, and shall cause the Surviving Corporation to, provide all former non-officer, non-union employees of the Company and its subsidiaries the same job security protection, if any, as provided to similarly-situated employees of Parent and its subsidiaries.

                                  ARTICLE VI

                             Conditions Precedent

  Section 6.01 Conditions to Each Party's Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) Stockholder Approval. The Stockholder Approval shall have been obtained.

    (b) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation shall have been terminated or shall have expired.

    (c) No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, "Legal Restraints") that has the effect of preventing the consummation of the Merger shall be in effect.

  Section 6.02 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) Representations and Warranties. The representations and warranties of the Company contained herein that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

    (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

    (c) Legal Restraint. No Legal Restraint that has the effect of (i) prohibiting or limiting in any material respect the ownership or operation by the Company, Parent or any of their respective affiliates of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to require any such person to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Merger; (ii) prohibiting Parent or any of its affiliates from effectively controlling in any material respect a substantial portion of the business or operations of the Company or its subsidiaries; or (iii) imposing material limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock on all matters properly presented to the stockholders of the Company shall be in effect.

    (d) Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that Parent or the Company shall have obtained (i) all material consents, approvals, authorizations, qualifications and orders of all Governmental Entities legally required in connection with this Agreement and the transactions contemplated by this Agreement and (ii) all other consents, approvals, authorizations, qualifications and orders of Governmental Entities or third parties required in connection with this Agreement and the transactions contemplated by this Agreement, except, in the case of this clause (ii), for those the failure of which to be obtained individually or in the aggregate would not be expected to result in (taking into account the likelihood of such result occurring and the expected magnitude of such event if it were to occur) a material adverse effect.

  Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) Representations and Warranties. The representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

    (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

  Section 6.04 Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01,
6.02 or 6.03, as the case may be, to be satisfied if such party's breach of this Agreement has been a principal reason that such condition has not been satisfied.

                                  ARTICLE VII

                       Termination, Amendment and Waiver

  Section 7.01 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained:

    (a) by mutual written consent of Parent, Sub and the Company;

    (b) by either Parent or the Company:

      (i) if the Merger shall not have been consummated by December 31, 2000 (the "Initial Termination Date", and as such may be extended pursuant to this paragraph, the "Termination Date"); provided, however, that if on the Initial Termination Date the conditions to the Closing set forth in Sections 6.01(a), 6.01(b), 6.01(c), 6.02(c) and 6.02(d)
    shall not have been fulfilled, but all other conditions to the Closing shall be fulfilled on such date or shall be capable of being fulfilled, then, if a written notice requesting an extension of the Termination Date has been delivered by Parent or the Company to the other at any time during the 45 day period ending on the Initial Termination Date, the Termination Date shall be extended to August 1, 2001; provided, however, that the right to terminate this Agreement pursuant to this
    Section 7.01(b)(i) shall not be available to any party whose breach of this Agreement has been a principal reason the Merger has not been consummated by such date;

      (ii) if any Legal Restraint set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this
    Section 7.01(b)(ii) shall not be available to any party whose breach of this Agreement has been a principal reason that such event has occurred; or

      (iii) if the Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor or any adjournment or postponement thereof;

    (c) by Parent in the event an Adverse Recommendation Change has occurred in accordance with Section 4.02(b)(i);

    (d) by Parent (i) if the Company shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in
  Section 6.02(a) or 6.02(b), and (B) has not been or is incapable of being cured by the Company within twenty business days after its receipt of written notice thereof from Parent; or (ii) if any Legal Restraint set forth in Section 6.02(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(d)(ii) shall not be available to Parent if any breach by Parent of this Agreement has been a principal reason that such event occurred;

    (e) by the Company if Parent shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in
  Section 6.03(a) or 6.03(b), and (ii) has not been or is incapable of being cured by Parent within twenty business days after its receipt of written notice thereof from the Company; or

    (f) by the Company in accordance with the terms and subject to the conditions of Section 4.02(b).

  Section 7.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(u), the last two sentences of Section 5.02,
Section 5.06, this Section 7.02 and Article VIII; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from a wilful breach by a party of any of its representations, warranties or covenants set forth in this Agreement.

  Section 7.03 Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by law requires further approval by stockholders of the parties without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 7.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by law requires further approval by stockholders of the parties without the further approval of such stockholders. Except as provided in Section 5.03(b), any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

                                 ARTICLE VIII

                              General Provisions

  Section 8.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

  Section 8.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  if to Parent or Sub, to:

    UAL Corporation
    1200 East Algonquin Road
    Elk Grove Township, Illinois 60007

    Attention: General Counsel
    with a copy to: Chief Financial Officer

    Cravath, Swaine & Moore
    Worldwide Plaza
    825 Eighth Avenue
    New York, NY 10019
    Attention: Allen Finkelson, Esq.
               Scott A. Barshay, Esq.

  if to the Company, to:

    US Airways Group, Inc.
    2345 Crystal Drive
    Arlington, Virginia 22227

    Attention: Executive Vice President--
               Corporate Affairs and General Counsel

               Senior Vice President--
               Finance and Chief Financial Officer

  with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    Four Times Square
    New York, NY 10036

    Attention: Peter Allan Atkins, Esq.
               Eric L. Cochran, Esq.

  Section 8.03 Section 8.03 poses of this Agreement:

  (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

  (b) "material adverse effect" means any state of facts, change, development, effect, condition or occurrence that is material and adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or to prevent or materially impede or delay the consummation of the Merger or the other material transactions contemplated by this Agreement, except for any state of facts, change, development, effect, condition or occurrence (i) relating to the economy in general or

(ii) affecting the airline industry generally where such airline industry state of facts, change, development, effect, condition or occurrence does not arise out of the actions, failures to act or businesses of the Company or any of its subsidiaries;

  (c) "person" means an individual, corporation, partnership, joint venture, association, trust, limited liability company, Governmental Entity, unincorporated organization or other entity;

  (d) a "subsidiary" of any person means another person of which 50% or more of any class of capital stock, voting securities or other equity interests are owned or controlled, directly or indirectly, by such first person.

  Section 8.04 Interpretation. When a reference is made in this Agreement to a Section, Subsection or Schedule, such reference shall be to a Section or Subsection of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

  Section 8.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  Section 8.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement
(a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement and any agreement entered into by the parties on the date of this Agreement, and
(b) except for the provisions of Section 5.05, are not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies.

  Section 8.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such state; provided, however, that the term "best efforts" as used in Section 5.01(b) shall have the meaning ascribed to such term under the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such state.

  Section 8.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (except by operation of law, by any of the parties hereto without the prior written consent of the other parties hereto, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

  Section 8.09 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the partes shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court.

  In Witness Whereof, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          UAL Corporation,

                                                  /s/ Frederic F. Brace
                                          by __________________________________
                                           Name:Frederic F. Brace
                                           Title:Senior Vice President,
                                            Finance

                                          Yellow Jacket Acquisition Corp.,

                                                  /s/ Frederic F. Brace
                                          by __________________________________
                                           Name:Frederic F. Brace
                                           Title:Vice President and Tresurer

                                          US Airways Group, Inc.,

                                                  /s/ Lawrence M. Nagin
                                          by __________________________________
                                           Name:Lawrence M. Nagin
                                           Title: Executive Vice President--
                                                  Corporate Affairs and
                                                  General Counsel

                                                                      EXHIBIT A

                         Capital Air Divestiture Plan

Capitol Air Assets:          Capitol Air will be comprised of the following
                             assets:

                             (A)  Aircraft: If requested by the buyer, a
                                  number and type of aircraft identified by Tar Heel that are necessary and reasonably suited to operate Capitol Air.

                             (B) Slots: If requested by the buyer, a number of jet and commuter slots at Reagan-National Airport that are necessary to operate Capitol Air, which number shall not exceed 106 jet slots and 116 commuter slots. The timing and identification numbers of such slots to be reasonably agreed upon.

                             (C)  Gates: If requested by the buyer, up to
                                  eight gates at Reagan-National Airport at locations to be reasonably agreed upon that are necessary and reasonably suited to operate Capitol Air. All leases relating to such facilities will be assumed by the buyer.

                             (D)  Airport Facilities: If requested by the
                                  buyer, ticket counter and similar airport facilities to be reasonably agreed upon that are necessary and reasonably suited for the buyer to operate Capitol Air. All leases relating to such facilities will be assumed by the buyer.

                             (E) Maintenance Facility: If requested by the buyer, Yellow Jacket's line maintenance facility at Reagan-National Airport. The lease relating to such facility will be assumed by the buyer.

                             (F) Other: If requested by the buyer, ground handling equipment, spare parts and other items to be reasonably agreed upon that are necessary for the buyer to operate Capitol Air.

                             The Capitol Air assets will not include any assets not necessary to operate Capitol Air or any cash. Capitol Air will continue the operations of Yellow Jacket at Reagan-National Airport (other than the Shuttle Business and certain flights to and from Charlotte, Pittsburgh and Philadelphia).

                             "Shuttle Business" means all the assets primarily used by Yellow Jacket in the operation of the Yellow Jacket shuttle on the following routes:
                             (1) Boston--La Guardia Airport, (2) Boston--
                             Reagan-National Airport and (3) La Guardia--
                             Reagan-National Airport.

Capitol Air Liabilities:     The buyer of Capitol Air will assume all
                             liabilities primarily related to Capitol Air.

Hub-to-Hub Routes:           The assets used to operate the Hub-to-Hub Routes
                             will be comprised of the following:

                             (A) Aircraft: If requested by the buyer, Tar Heel or its subsidiaries will wet-lease a number and type of aircraft identified by Tar Heel that are necessary and reasonably suited to operate the Hub-to-Hub Routes during a transition period on market terms to be reasonably agreed upon.

                             (B) Gates: If requested by the buyer, Tar Heel will provide the Buyer with access to gates that are necessary and reasonably suited to operate the Hub-to-Hub Routes at each airport that is part of the Hub-to-Hub Routes on market terms to be reasonably agreed upon.

                             (C) Other: If requested by the buyer, ground handling equipment necessary and reasonably suited for the buyer to operate the Hub-to-Hub Routes.

                             On points behind each of the hubs on the Hub-to-Hub Routes, Tar Heel will code share with the buyer by permitting the buyer to put its code on Tar Heel's flights. Tar Heel will enter into a ten year pro-rate agreement with the buyer on terms to be reasonably agreed upon and reasonably favorable to the buyer in order to make the buyer a viable competitor on the Hub-to-Hub Routes.

                             "Hub-to-Hub Routes" consist of the following routes: (1) Philadelphia to Denver, Los Angeles and San Francisco, (2) Charlotte to Chicago, Denver, Los Angeles and San Francisco and (3) Pittsburgh to Denver, Los Angeles and San Francisco.

Hub-to-Hub Routes Liabilities:
                             The buyer of the Hub-to-Hub Routes will assume all liabilities primarily related to the assets used to operate the Hub-to-Hub Routes.

Employees:                   If requested by the buyer, Tar Heel will provide
                             to the buyer on an interim basis, subject to receipt of any necessary labor approvals, the employees needed to operate Capitol Air or the Hub-to-Hub Routes, as the case may be, on market terms to be reasonably agreed upon.

Additional Support:          Tar Heel will provide frequent flyer program
                             support on market terms to be agreed upon. In addition, Tar Heel will, if requested by the buyer and if reasonably practicable, provide to such buyer revenue accounting services, maintenance services, training services, fuel purchasing services and other services necessary for such buyer to operate Capitol Air or the Hub-to-Hub Routes, as the case may be, upon market terms to be agreed upon.

Additional Assets:           If requested by the buyer of Capitol Air, [P]
                             Airline, Inc. ("Commuter Air") will be included in Capitol Air.

                             In this event, at the option of Tar Heel, either
                             (i) the buyer of Capitol Air will provide commuter feed to Tar Heel and Yellow Jacket, on a code share basis at market terms to be agreed upon, from points behind Yellow Jacket hubs (the "Commuter Feed Points") currently served by Commuter Air or (ii) Tar Heel will retain the assets of Commuter Air that are used to provide service to the Commuter Feed Points.

                             If the buyer of Capitol Air is not an existing mainline carrier, such buyer will, if requested by Tar Heel, reasonably and in good faith explore partnering opportunities with existing mainline carriers.

Other Terms:                 The divestiture agreement with each buyer will be
                             negotiated by such buyer and Tar Heel and will contain customary terms for transactions of this type; provided, however, that Tar Heel's obligation to indemnify any buyer shall be limited to (x) in the case of losses relating to any breach of a representation or warranty, 40% of the purchase price paid to Tar Heel by such buyer, and (y) in the case of all losses, the purchase price paid by such buyer. The terms of the divestiture agreement must be reasonably acceptable to both Tar Heel and Yellow Jacket taking into account as a primary objective obtaining antitrust clearance for the merger.

Closing: The obligation to effect the Capitol Air divestiture and the Hub-to-Hub Route divestiture will be contingent upon the satisfaction of all conditions precedent to the closing of the Tar Heel/Yellow Jacket merger (assuming such divestiture is effected). The obligation to effect the Capitol Air divestiture and the Hub-to-Hub Route divestiture will also be continent upon receipt of all consents required to permit the buyers to operate Capitol Air and the Hub-to-Hub Routes as contemplated herein. At the closing of each transaction, the buyer will pay to Yellow Jacket the cash purchase price agreed to by such buyer. Tar Heel shall not be entitled to refrain from selling Capitol Air or the assets relating to the Hub-to-Hub Routes on the terms contained herein on the basis that the cash purchase price to which the potential buyer has agreed is inadequate value for such assets.

[LOGO OF SALOMON SMITH BARNEY]

                                                                     APPENDIX B



May 23, 2000

Board of Directors
US Airways Group, Inc.
2345 Crystal Drive
Arlington, VA 22227

Members of the Board:

  You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $1.00 per share ("Company Common Stock"), of US Airways Group, Inc. (the "Company"), of the consideration to be received by such holders pursuant to the Agreement and Plan of Merger dated as of May 23, 2000 (the "Merger Agreement") among UAL Corporation ("Parent"), Yellow Jacket Acquisition Corporation, a wholly owned subsidiary of Parent ("Sub"), and the Company. As more fully described in the Merger Agreement, upon the effectiveness of the proposed merger (the "Merger") of Sub with and into the Company, each issued and outstanding share of Company Common Stock (other than shares owned by Parent, Sub or the Company and any shares subject to appraisal rights) will be converted into the right to receive $60.00 in cash.

  In arriving at our opinion, we reviewed a draft dated May 23, 2000 of the Merger Agreement and held discussions with certain senior officers of the Company concerning the business, operations, financial condition and prospects of the Company. We examined certain publicly available business and financial information relating to, as well as certain financial forecasts and other information and data for, the Company which were provided to or otherwise discussed with us by the management of the Company. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Common Stock; historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In addition to the foregoing, we conducted such other analyses, studies and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

  In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company that such forecasts were reasonably prepared reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and we express no opinion as to such forecasts. We have not made or been provided with an independent evaluation or appraisal of the assets (including properties and facilities) or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties, facilities or assets of the Company. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in all or a part of the Company. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us and financial, stock market and other conditions and circumstances as they exist, have been disclosed to us and can be evaluated on the date hereof.

  Salomon Smith Barney Inc. has been engaged to render financial advisory services to the Company in connection with the Merger and will receive a fee for such services, a significant portion of which is contingent upon consummation of the Merger. As you are aware, we and certain of our affiliates beneficially own approximately 2,869,001 shares of Company Common Stock. In addition, in the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Parent for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We have in the past provided investment banking services to the Company and Parent unrelated to the Merger, for which services we have received customary compensation. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Parent and their respective affiliates in the ordinary course of their respective businesses.

  Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation solely of the Merger, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote in connection with the Merger. In addition, our opinion does not address the Company's underlying business decision to effect the Merger.

  Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view to such holders.

                                Very truly yours,

                                SALOMON SMITH BARNEY INC.

                                /s/ Salomon Smith Barney Inc.

                                                                     APPENDIX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

  Sec. 262 Appraisal Rights.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections
(b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of the section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339 L. '98, eff. 7-1-98.)

                          [LOGO OF US AIRWAYS GROUP]

                             US AIRWAYS GROUP,INC.
                              2345 Crystal Drive
                           Arlington, Virginia 22227

                                     PROXY
      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
         SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 12, 2000


     The undersigned hereby appoints Jennifer C. McGarey and Lawrence M. Nagin, and each of them, proxies (each with power of substitution) of the undersigned to attend the above special meeting of stockholders of US Airways Group, Inc. at 9:30 a.m., local time, on October 12, 2000 and any adjournment or postponement thereof (the "Special Meeting"), and thereat to vote all shares of stock held by the undersigned, as specified on the reverse side, and on any other matters that may properly come before said meeting.

     For those participants who may hold shares in the US Airways, Inc. Employee Stock Ownership Plan, the US Airways, Inc. Employee Savings Plan, the US Airways, Inc. 401(k) Savings Plan or the Supplemental Retirement Plan of Piedmont Aviation, Inc. (collectively, the "Plans"), please fill in and sign this card and mail it in time to be received no later than October 10, 2000, in order to be voted in a timely manner by the administrator of the Plans, Fidelity Management Trust Company (the "Administrator"). After October 10, 2000, the instructions cannot be revoked and, in accordance with the Plans, you may not vote these shares in person at the Special Meeting. The Administrator is authorized to vote the Plan shares for which instructions have been given upon any other matters that may properly come before the meeting. The Bank of New York will tally the vote on behalf of the Administrator.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. In addition, upon appropriate motion, this proxy, when properly executed, will be voted in favor of any adjournment of the Special Meeting for the purpose of soliciting additional proxies in order to approve the Agreement and Plan of Merger, dated as of May 23, 2000, among US Airways Group, Inc., UAL Corporation and Yellow Jacket Acquisition Corp. If no direction is given, this proxy will be voted for the adoption of the Agreement and Plan of Merger in accordance with the recommendation of the Board of Directors of US Airways Group, Inc. The proxies cannot vote your shares unless you sign and return this card.


US AIRWAYS GROUP, INC.
P.O. BOX 11043
NEW YORK, N.Y. 10203-0043


            (PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.)

                            Detach Proxy Card Here


--------------------------------------------------------------------------------


               THE BOARD OF DIRECTORS OF US AIRWAYS GROUP, INC.
                       RECOMMENDS A VOTE FOR PROPOSAL 1.
                                         ---


1. To adopt the Agreement and Plan of Merger, dated as of May 23, 2000, among US Airways Group, Inc., UAL Corporation and Yellow Jacket Acquisition Corp., as described in the accompanying proxy statement.


   FOR               AGAINST               ABSTAIN


   Please sign and date this proxy and return it in the enclosed return envelope, whether or not you expect to attend the Special Meeting. You may also vote in person if you do attend.



                              Please Detach Here
                You Must Detach This Portion of the Proxy Card
                 Before Returning it in the Enclosed Envelope


--------------------------------------------------------------------------------


NOTE: Please sign exactly as name appears hereon. If shares are held as joint tenants, both joint tenants should sign. Attorneys-in-fact, executors, administrators, trustees, guardians, corporate officers or others signing in a representative capacity should indicate the capacity in which they are signing.


--------------------------------------------------------------------------------
                                   Signature


--------------------------------------------------------------------------------
                                   Signature


Dated:                                                                    , 2000
       -------------------------------------------------------------------



(Please sign, date and return this proxy card in the enclosed envelope.)


Votes MUST be indicated
(x) in black or blue ink. X




                                     3411